SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


(X)  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             HARMONY PRODUCTS, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                              [HARMONY LETTERHEAD]

                               December __, 1996

Dear Shareholder:

         Harmony Products, Inc. (the "Company") recently signed an agreement with Environmental Fertilizer Corporation ("EFC"), under which EFC proposes to acquire the Company through a merger that will provide to our shareholders $2.00 in cash for each share held by them. This transaction culminates a long and intensive search by the Company's senior management and Board of Directors for a suitable merger partner. Your Board of Directors has retained the investment banking firm of Scott & Stringfellow, Inc. to act as its financial advisor in connection with the proposed transaction with EFC. As discussed in the accompanying Proxy Statement, Scott & Stringfellow has delivered to the Board of Directors its written opinion that, as of this date, the terms of the transaction are fair from a financial point of view to the Company's shareholders.

         The accompanying Proxy Statement describes the transaction in detail and its effects on the Company's shareholders. The Proxy Statement also describes in detail certain investments by members of the Company's Board of Directors in non-voting preferred stock of EFC. A meeting of shareholders to vote on the transaction will be held on December __, 1996. The notice of that meeting is included with the Proxy Statement. You may participate in this important meeting by promptly signing, dating and returning the accompanying proxy card. The Board of Directors has recommended that you vote for the approval of the transaction with EFC.

         Please review the Proxy Statement and send in your proxy, indicating your vote on the transaction, as soon as possible. Because the meeting is scheduled for December __, 1996 and the solicitation of proxies will occur during the holiday season, we request that you give this matter prompt attention so that the transaction can be consummated as scheduled. We will communicate with you later about the actual exchange of your stock certificates for your cash payment. You do not need to do anything now, other than complete, sign, date and return your proxy card in the accompanying envelope.

                                          Very truly yours,

                                          Gregory R. Gill
                                          Director, President and Chief
                                          Executive Officer

                   Notice of Special Meeting of Shareholders
                        To Be Held on December __, 1996

To the Shareholders:

         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Harmony Products, Inc. (the "Company") will be held at 9:00 a.m., December __, 1996, at the Harbor Club, One Commercial Place, 21st Floor, NationsBank Building, Norfolk, Virginia 23510 for the following purposes:

         (1) To consider and vote upon the approval of a Plan and Agreement of Merger dated as of November 21, 1996 (the "Merger Agreement") between the Company and Environmental Fertilizer Corporation, a newly formed Virginia corporation ("EFC"), pursuant to which (a) the Company would be merged with and into EFC, with EFC surviving and conducting future operations under the name Harmony Products, Inc. (the "Merger"), and (b) all issued and outstanding shares of common stock of the Company ("Harmony Common Stock") (other than shares held by EFC or its subsidiaries and shares held by persons who properly perfect dissenters' rights under Virginia law) would be converted into the right to receive $2.00 in cash, all as more fully described in the accompanying Proxy Statement. A copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement. For information regarding investments by members of the Company's Board of Directors prior to the date of this Proxy Statement in non-voting preferred stock of EFC, see "Interests of Certain Persons in the Merger."

         (2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only holders of record of Harmony Common Stock at the close of business on November 22, 1996, the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. If the Merger is consummated, shareholders who do not vote for the Merger and who comply with the requirements of applicable Virginia law have the right to be paid the fair value of their shares. The right of any such shareholder to receive such payment is contingent upon strict compliance with the requirements set forth in Article 15 of the Virginia Stock Corporation Act, the full text of which is attached as Exhibit B to the Proxy Statement. See "Rights of Dissenting Shareholders" in the accompanying Proxy Statement.

         Approval of the Merger will require the affirmative vote of more than two-thirds of the votes entitled to be cast by the holders of Harmony Common Stock. The Board of Directors of Harmony recommends that shareholders vote for approval of the Merger. Whether or not you plan to attend the Special Meeting, please complete, date, and sign the enclosed form of Proxy and return it promptly in the enclosed postage paid return envelope in order to ensure that your shares will be represented at the Special Meeting. Please do not send in any certificates for your shares at this time.



                                              --------------------------------
                                              Raymond E. Grover, Secretary

December __, 1996
Chesapeake, Virginia

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                                                             Page
         INTRODUCTION........................................................................  1
                  General....................................................................  1
                  Matters to Be Considered at the Special Meeting............................  1
                  Voting and Proxies.........................................................  1

         INFORMATION INCORPORATED BY REFERENCE...............................................  3

         DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT.......................................  3

         SUMMARY.............................................................................  4
                  The Special Meeting........................................................  4
                  The Merger.................................................................  4
                  Effective Time.............................................................  5
                  Opinion of Financial Advisor...............................................  5
                  Consideration To Be Received by Company Shareholders.......................  5
                  Cancellation of Outstanding Stock Options..................................  6
                  Conditions to the Merger...................................................  6
                  Interests of Certain Persons in the Merger.................................  6
                  Rights of Dissenting Shareholders..........................................  7
                  Federal Income Tax Consequences of the Merger..............................  7
                  Market Prices of and Dividends on the Common Shares........................  8
                  Selected Financial Data....................................................  8
                  Business of the Company....................................................  8
                  Business of EFC............................................................  8

         THE MERGER..........................................................................  9
                  Introduction...............................................................  9
                  Reasons for the Transaction................................................  9
                  Opinion of Financial Advisor............................................... 11
                  Accounting Treatment....................................................... 14

         THE MERGER AGREEMENT................................................................ 15
                  Consideration To Be Received by Company Shareholders....................... 15
                  Cancellation of Outstanding Stock Options.................................. 15
                  Dissenters' Rights......................................................... 15
                  The Effective Time......................................................... 15
                  Payment for Shares......................................................... 16
                  The Funds.................................................................. 16
                  Conditions and Covenants................................................... 16

                                       i




                  Indemnification............................................................ 18
                  Termination of Merger Agreement............................................ 18

         FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................................... 19

         RIGHTS OF DISSENTING SHAREHOLDERS................................................... 20

         INTERESTS OF CERTAIN PERSONS IN THE MERGER.......................................... 21
                  EFC Preferred Stock........................................................ 21
                  Employment Agreements and Cancellation of Stock Options.................... 23
                  Ownership of Harmony Directors and Executive Officers of Harmony Common
                  Stock...................................................................... 24

         MARKET PRICES OF AND DIVIDENDS ON THE COMMON SHARES................................. 24

         SELECTED FINANCIAL DATA OF THE COMPANY.............................................. 26

         BENEFICIAL OWNERSHIP OF THE COMPANY................................................. 27

         INFORMATION CONCERNING THE COMPANY AND EFC.......................................... 28
                  Business of the Company.................................................... 28
                  Business of EFC............................................................ 28

         PROXY SOLICITATION.................................................................. 28

         SHAREHOLDER PROPOSALS............................................................... 28

         INDEPENDENT ACCOUNTANTS............................................................. 29

         ADDITIONAL INFORMATION.............................................................. 29

         Exhibit A         Plan and Agreement of Merger

         Exhibit B         Dissenters' Rights Provisions of Virginia Stock
                           Corporation Act

         Exhibit C         Fairness Opinion of Scott & Stringfellow, Inc.

                                       ii

                                PROXY STATEMENT

                        Special Meeting of Shareholders
                          To Be Held December __, 1996

                                  INTRODUCTION

General

         This Proxy Statement is being furnished to holders of shares of common stock ("Harmony Common Stock") of Harmony Products, Inc., a Virginia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Shareholders of the Company (the "Special Meeting") to be held at the Harbor Club, One Commercial Place, 21st Floor, NationsBank Building, Norfolk, Virginia 23510 on December __, 1996 at 9:00 a.m., and at any adjournment or adjournments thereof. This Proxy Statement, the accompanying Notice and the enclosed form of Proxy are being first mailed to shareholders of the Company on or about December __, 1996.

Matters to Be Considered at the Special Meeting

         At the Special Meeting, the shareholders of the Company will be asked to consider and vote upon a proposal to approve the Plan and Agreement of Merger, dated as of November 21, 1996 (the "Merger Agreement"), between the Company and Environmental Fertilizer Corporation, a newly formed Virginia corporation ("EFC"). The Merger Agreement has been approved by the Board of Directors of the Company, and the Board of Directors has recommended that the Merger Agreement be adopted by shareholders. A copy of the Merger Agreement is attached to this Proxy Statement as Exhibit A.

         Pursuant to the Merger Agreement, and subject to shareholder approval,
(i) the Company will be merged with and into EFC, with EFC surviving and conducting future operations under the name Harmony Products, Inc. (the "Merger"), and (ii) holders of issued and outstanding shares of Harmony Common Stock (except shares of Harmony Common Stock held by EFC or its subsidiaries and shares held by shareholders who properly perfect dissenters' rights under Virginia law) will be entitled to receive $2.00 per share in cash, without interest. For information regarding investments by members of the Company's Board of Directors prior to the date of this Proxy Statement in non-voting preferred stock of EFC, see "Interests of Certain Persons in the Merger."

Voting and Proxies

         The Board of Directors has fixed the close of business on November 22, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 1,554,929 shares of Harmony Common Stock outstanding (the "Common Shares"), held of record by approximately 550 holders. Holders of record of Common Shares on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of at least two-thirds of all outstanding Common Shares entitled to vote is required for approval of the Merger Agreement. Abstentions, broker non-votes, and withheld votes will have the same effect as a vote against the Merger Agreement. As of the Record Date, directors and executive officers of the Company owned an aggregate of 1,377,478, or approximately 88.6%, of the outstanding Common Shares. See "Beneficial Ownership of the Company."

         All Common Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, properly executed proxies will be voted to approve the Merger Agreement. The Board of Directors of the Company does not know of any matters, other than as described in the Notice of Special Meeting, which are to come before the Special Meeting. If any other matters are properly presented to the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same Common Shares and delivering it to the Secretary of the Company, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be sent to the Company's principal executive offices at 808 Live Oak Drive, Suite 126, Chesapeake, Virginia 23320, Attention: Raymond E. Grover, Secretary.

         Shareholders who do not vote to approve the Merger Agreement and who comply with the requirements of applicable Virginia law have the right to seek statutory dissenters' rights. See "Rights of Dissenting Shareholders" for a statement of the rights of dissenting shareholders and a description of the procedures required to enforce such rights. Common Shares with respect to which a demand for dissenters' rights has been perfected are sometimes referred to in this Proxy Statement as "Dissenting Shares."

         Except as otherwise expressly stated herein, all information in this Proxy Statement concerning EFC has been supplied by EFC. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company. With respect to share information in this Proxy Statement concerning Harmony Common Stock, all such information has been adjusted to reflect the Company's one-for-four reverse stock split that became effective May 6, 1996.

         The Transactions To Be Considered at the Special Meeting Involve a Matter of Great Importance to the Shareholders of the Company. If the Merger is Consummated, a Cash Payment of $2.00 Per Common Share Will Be Made and Shareholders' Equity Investment in the Company Will Cease. Accordingly, Shareholders Are Urged To Read and Consider

Carefully the Information Summarized Below and Presented Elsewhere in This Proxy Statement.

                     INFORMATION INCORPORATED BY REFERENCE

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO HARMONY PRODUCTS, INC., 808 LIVE OAK DRIVE, SUITE 126, CHESAPEAKE, VIRGINIA 23320, ATTENTION: GREGORY R. GILL, PRESIDENT, (757) 523-2849. IN ORDER TO INSURE TIMELY DELIVERY OF SUCH DOCUMENTS A REQUEST MUST BE RECEIVED NO LATER THAN DECEMBER 15, 1996.

         The following Company documents filed with the Securities and Exchange Commission are incorporated by reference herein (Commission File No. 0-19979):

         1. Harmony Products, Inc.'s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

         2. Harmony Products, Inc.'s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

         3. Harmony Products, Inc.'s Reports on Form 8-K and 8-K/A filed January 11, 1996, April 26, 1996, August 23, 1996 and October 23, 1996.

         All documents filed with the Securities and Exchange Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of the Special Meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                 DOCUMENTS DELIVERED WITH THIS PROXY STATEMENT

         This Proxy Statement is delivered together with (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, and
(ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.

                                    SUMMARY

         The following summary is intended only to highlight certain information contained in this Proxy Statement. This summary is not intended to be a complete statement of all features of the Merger and is qualified in its entirety by more detailed information contained elsewhere in this Proxy Statement, the Exhibits hereto and other documents referred to in this Proxy Statement. Shareholders Are Urged To Read This Proxy Statement and the Exhibits in Their Entirety.

The Special Meeting

         A special meeting of shareholders of Harmony Products, Inc. (the "Company") will be held at the Harbor Club, One Commercial Place, 21st Floor, NationsBank Building, Norfolk, Virginia, 23510 on December __, 1996 at 9:00 a.m. (the "Special Meeting"). At the Special Meeting, holders of record of the Company's common stock ("Harmony Common Stock") will be asked to consider and vote upon a proposal to approve a Plan and Agreement of Merger dated as of November 21, 1996, (the "Merger Agreement") between the Company and Environmental Fertilizer Corporation, a newly formed Virginia corporation ("EFC"). A copy of the Merger Agreement is attached to this Proxy Statement as Exhibit A.

         Only record holders of Harmony Common Stock at the close of business on November 22, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 1,554,929 shares of Harmony Common Stock ("Common Shares") outstanding and entitled to vote. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum at the Special Meeting. See "Introduction-Voting and Proxies."

The Merger

         The Merger Agreement provides that, subject to the approval of the Merger Agreement by the Company's shareholders, and the satisfaction of certain other conditions, the Company would be merged with and into EFC, with EFC surviving and conducting future operations under the name Harmony Products, Inc. (the "Merger"). As a result of the Merger, all Common Shares would be converted into the right to receive $2.00 in cash.

         The Board of Directors has recommended the Merger following an examination of alternative courses of action by the Company. The Board of Directors has concluded that the Merger will provide a fair price for the Common Shares, that the Merger can be concluded on a reasonably prompt basis and, therefore, that the Merger is in the best interests of shareholders. See "The Merger - Reasons for the Transaction."

         The affirmative vote of the holders of at least two-thirds of all outstanding Common Shares entitled to vote is required for approval of the Merger Agreement. As of the Record Date, directors and executive officers of the Company owned an aggregate of 1,377,478, or approximately 88.6% of the outstanding Common Shares. See "Introduction-Voting and Proxies."

Effective Time

         The Merger will become effective on the day when a certificate of merger is issued by the Virginia State Corporation Commission (the "Effective Time"). The filing of articles of merger, which is necessary for the issuance of a certificate of merger, will be made as promptly as practicable after the Special Meeting, and EFC and the Company intend to cause the Effective Time to be no later than the close of business on December 31, 1996. Such filing will be made, however, only upon satisfaction (or waiver, where permissible) of certain conditions contained in the Merger Agreement. See "The Merger Agreement-The Effective Time," "The Merger Agreement-Conditions and Covenants" and "The Merger Agreement-Termination of Merger Agreement."

Opinion of Financial Advisor

         On November 21, 1996 Scott & Stringfellow, Inc. ("Scott & Stringfellow"), financial advisor to the Company, delivered an opinion to the Board of Directors of the Company that the Merger Consideration (as hereinafter defined) to be received by the shareholders pursuant to the Merger is fair to such shareholders from a financial point of view. For further information with respect to Scott & Stringfellow's services as financial advisor, its opinion and its fee arrangements, see "The Merger - Opinion of Financial Advisor." Shareholders are urged to read the opinion of Scott & Stringfellow attached hereto as Exhibit C in its entirety for a description of the procedures followed, the factors considered and the assumptions made in rendering such opinion.

Consideration To Be Received by Company Shareholders

         As a result of the Merger, each Common Share outstanding immediately prior to the Effective Time (other than Common Shares held by EFC or its subsidiaries, and Common Shares held by persons who properly perfect dissenters' rights under Virginia law ("Dissenting Shares")) will be converted into the right to receive $2.00 in cash, without interest (the "Merger Consideration").

         Promptly after the Effective Time, or at such earlier time as EFC chooses, cash in an amount sufficient to pay all shareholders the amounts to which they will become entitled as a result of the Merger will be deposited by EFC with First Union National Bank of North Carolina, the Company's Transfer Agent, as exchange agent (the "Exchange Agent"). As soon as practicable after the Merger, the Exchange Agent will commence distributing cash to each shareholder upon the surrender by such shareholder of certificates representing Common Shares accompanied by a duly executed letter of transmittal. After the Merger, each outstanding certificate which prior thereto represented issued and outstanding Common Shares shall be deemed for all purposes to represent only the right of the holder to receive the Merger Consideration (other than Common Shares held by EFC or its subsidiaries and Dissenting Shares). See "The Merger Agreement-General," "The Merger Agreement-Payment for Shares" and "Rights of Dissenting Shareholders." Shareholders should not forward their stock certificates with the enclosed Proxy Card. Transmittal materials and instructions relating to Certificates will be mailed to shareholders as soon as practicable after the Effective Time of the Merger.

Cancellation of Outstanding Stock Options

         The Merger Agreement provides that all the Company's stock option plans will be terminated and all options issued pursuant to such plans and not exercised prior to the Effective Time will be canceled. As of November 15, 1996, options to purchase a total of 21,937.5 shares of Harmony Common Stock had been granted to a total of seven Company employees, including three employee-directors, at exercise prices ranging from $5 to $16 per share pursuant to the Company's 1991 Incentive Stock Option Plan and 1993 Long-Term Incentive Plan. Each holder of these options agreed, prior to the date of the Merger Agreement, to the cancellation of the options without payment of any consideration therefor.

Conditions to the Merger

         The consummation of the Merger is conditioned upon (i) approval of the Merger Agreement by the shareholders of the Company, (ii) the absence of any legal or administrative proceeding pending before any court or governmental authority which seeks to challenge or prevent the Merger, and (iii) the receipt of all consents from third parties necessary to consummate the transactions contemplated by the Merger Agreement. See "The Merger Agreement-Conditions and Covenants."

         The obligation of EFC to consummate the Merger is subject to the truth, in all material respects, of the representations and warranties of the Company, and the performance by the Company, in all material respects, of all covenants on its part to be performed under the Merger Agreement. The obligation of the Company to consummate the Merger is also subject to the truth, in all material respects, of the representations and warranties of EFC, and the performance by EFC, in all material respects, of all covenants on its part to be performed under the Merger Agreement, including the deposit of funds with the Exchange Agent.

Interests of Certain Persons in the Merger

         Effective prior to the date of the Merger Agreement, each director of Harmony (individually a "Harmony Director" and collectively "Harmony Directors") entered into a subscription agreement with EFC ("Subscription Agreement") pursuant to which each Harmony Director agreed to purchase at a price of $2 per share a number of shares of non-voting, non-convertible preferred stock of EFC ("EFC Preferred Stock") equal to the number of shares of Harmony Common Stock owned by the Harmony Director. Accordingly, the aggregate purchase price of the EFC Preferred Stock subscribed for by the Harmony Directors equals the Merger Consideration to which they are entitled as holders of Harmony Common Stock. For information on ownership of Harmony Common Stock by the Harmony Directors, see "Beneficial Ownership of the Company." Pursuant to the terms of the Subscription Agreement, the Harmony Directors paid for the EFC Preferred Stock by delivering to EFC a demand promissory note (the "EFC Demand Notes") in an amount equal to the purchase price of the EFC Preferred Stock. The EFC Demand Notes are payable upon the closing of the Merger, but will be canceled if the Merger is not consummated. The fairness opinion delivered to the Company by Scott & Stringfellow includes an opinion that the purchase of EFC Preferred Stock by the Harmony Directors, and the Merger itself, are fair to the Company. For a discussion of the terms of the EFC Preferred Stock, see "Interests of Certain Persons in the Merger - EFC Preferred Stock."

         EFC is currently negotiating the terms of employment agreements ("Employment Agreements") with Gregory R. Gill, a Harmony Director and the Company's President and Chief Executive Officer, Raymond E. Grover, a Harmony Director and the Company's Executive Vice President and Secretary, and J. Mark Nuzum, a Harmony Director and President, Plant Products Division. EFC anticipates finalizing the terms of the Employment Agreements in the near future and thereby employing these three individuals effective upon the consummation of the Merger. For a discussion of the basic terms of the Employment Agreements that have been agreed upon, see "Interests of Certain Persons in the Merger - Employment Agreements and Cancellation of Stock Options." In addition, certain employees of the Company, including three employees who are Harmony Directors, have agreed to a cancellation of certain options to purchase Harmony Common Stock that were granted under the Company's 1991 Incentive Stock Option Plan and 1993 Long-Term Incentive Plan. See "The Merger Agreement - Cancellation of Outstanding Stock Options."

         The directors and executive officers of the Company beneficially owned at the Record Date an aggregate of 1,377,478, or 88.6%, of the outstanding Common Shares. See "Beneficial Ownership of the Company."

Rights of Dissenting Shareholders

         Holders of Common Shares who do not vote to approve the Merger Agreement may dissent from the Merger ("Dissenting Shareholders") and make written demand for payment in cash of the fair value of their shares of Harmony Common Stock in lieu of participating in the Merger. Dissenting Shareholders who do not strictly comply with the procedures set forth in the Virginia Stock Corporation Act regarding dissenters' rights may lose such rights. See "Rights of Dissenting Shareholders" and Exhibit B hereto.

Federal Income Tax Consequences of the Merger

         The receipt of cash for Common Shares pursuant to the Merger or pursuant to the exercise of statutory dissenters' rights will be a taxable transaction for federal income tax purposes to shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). Each shareholder is urged to consult his own tax advisor with respect to the federal, state, local or foreign tax consequences of the Merger to such shareholder. See "Federal Income Tax Consequences of the Merger."

Market Prices of and Dividends on the Common Shares

         For information concerning historical market prices of Harmony Common Stock, see "Market Prices of and Dividends on Common Shares".

Selected Financial Data

         For certain financial information relating to the Company, see "Selected Financial Data of the Company," as well as the Company's Form 10-KSB for the year ended December 31, 1995 and Form 10-QSB for the quarter ended September 30, 1996, both of which are being delivered by the Company with this Proxy Statement.

Business of the Company

         The Company was organized by a group of fertilizer executives to develop, manufacture and market fertilizer and animal feed products. The Company's management has long believed that a portion of the future growth in the fertilizer market will be in efficient, slow release organic and organic based products, as environmental concerns direct greater attention to their beneficial efforts. The Company's fertilizer product lines range from 100% organic (all natural) products to "Bridge" products, which have an organic base and are enhanced with synthetic nutrients. Additionally, research efforts since the founding of the Company have produced patented processes to convert poultry, hatchery and slaughterhouse waste products, as well as manures, into animal feed supplements. Since its inception, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. As a result, since the Company's inception, members of the Board of Directors have from time to time provided working capital, equity infusions and credit enhancement to the Company. The members of the Board of Directors have informed management that they will no longer provide any significant working capital or credit to the Company. See "The Merger-Reasons for the Transaction." The Company's principal executive office is located at 808 Live Oak Drive, Suite 126, Chesapeake, Virginia 23320 and its telephone number is (757) 523-2849.

Business of EFC

         EFC is a newly formed Virginia corporation that has been organized by a small group of investors for the purpose of acquiring the Company. To date, EFC has not conducted any business operations or generated any revenue. For information regarding investments by members of the Company's Board of Directors prior to the date of this Proxy Statement in non-voting preferred stock of EFC, see "Interests of Certain Persons in the Merger." EFC's principal executive office is located at 2540 Professional Road, Suite 5, Richmond, Virginia 23235 and its telephone number is (804) 272-4806.

                                   THE MERGER

Introduction

         At the Special Meeting, a proposal will be submitted to approve the Merger Agreement providing for the merger of EFC into the Company (the "Merger") upon the terms, and subject to the conditions, contained in the Merger Agreement. All references to the terms and conditions of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement, which is attached as Exhibit A hereto. Following the Merger, EFC will conduct operations under the name Harmony Products, Inc. and the former shareholders of the Company (other than EFC or its subsidiaries and dissenting shareholders) will be entitled to receive cash in the amount of $2.00 per Common Share. After the Merger, former Company shareholders will have no other interest in the Company, other than such rights, if any, as the shareholders may have as dissenting shareholders. See "Rights of Dissenting Shareholders."

Reasons for the Transaction

         The Board of Directors has recommended the Merger following several months of examination and pursuit of alternative courses of action. The Board of Directors has concluded that the Merger will provide a fair price for the Common Shares and that the Merger can be concluded on a reasonably prompt basis and, therefore, that the Merger is in the best interests of shareholders. The basis and terms of the Merger were arrived at as a result of arm's-length negotiations between the managements of EFC and the Company.

         Since commencing operations in 1990, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. As a result, directors of the Company have from time to time been required to provide working capital and credit enhancement to the Company in order for the Company to conduct operations. During 1994, directors purchased $1.2 million of Harmony Common Stock for use as working capital. During 1995, directors purchased an additional $3.1 million of Harmony Common Stock in an effort to reduce the Company's debt burden and provide sufficient working capital. Certain directors of the Company have purchased $466,000 of Harmony Common Stock during 1996 for use as additional working capital.

         The Company's management believes that the equity infusions made to date by certain of the Company's directors, an additional infusion of approximately $76,000 expected to be made by certain directors in December 1996 (for which the directors will receive shares of Harmony Common Stock based on fair market value), and cash generated from operations will provide the Company with sufficient sources of cash flow until December 31, 1996. However, the members of the Company's Board of Directors have informed management that the directors will not contribute any significant additional capital to the Company, nor will they guarantee any debt financing that the Company may obtain. As a result, management does not believe that the Company will be able to generate sufficient cash from any sources to operate the Company beyond the end of 1996, nor has management been able to locate any available alternative methods of financing pursuant to which the Company could continue to conduct operations.

         The Board of Directors has considered pursuing merger negotiations with third parties ever since directors have been forced to provide working capital to fund Company operations. As a result of the growing financial crisis facing the Company, the Board of Directors directed management in early 1996 to begin negotiations with potential merger partners. After preliminary discussions with several potential merger partners, the Company entered into a non-binding letter of intent with Cypress Chemical Company, a privately owned Arkansas corporation ("Cypress") on August 14, 1996. Pursuant to the terms of the letter of intent, shareholders of the Company were to receive preferred and common stock of Cypress ("Cypress Stock") valued at $3.45 million. Shareholders of the Company who were also directors of the Company were to receive Cypress Stock equal to 10.5% of the fully diluted equity of Cypress at closing. Shareholders of the Company who were not directors were to receive Cypress Stock equal to 5% of the fully diluted equity of Cypress as of closing. Accordingly, close to one-third of the consideration in the transaction was to be allocated to non-director shareholders of the Company even though at the time directors owned over 85% of the then outstanding shares of Harmony Common Stock. The execution of a definitive merger agreement between the Company and Cypress was conditioned upon both parties' business, legal and financial review of the other party. After extending the due diligence period until September 23, 1996, the Company and Cypress subsequently agreed on October 4, 1996 to terminate negotiations, and accordingly, the letter of intent expired. After commencing negotiations on the terms of a definitive agreement, the Company and Cypress concluded that they would not be able to complete the transaction on terms consistent with the letter of intent.

         Following the termination of negotiations with Cypress, the Company's management continued to seek other suitable merger partners. Management and the Board of Directors ultimately concluded that the proposed transaction with EFC for a $2.00 per share cash-out merger was the best alternative available to the Company. The Company's Board of Directors evaluated various financial, legal and market considerations, both from a short term and a long term perspective, in determining whether to recommend to the shareholders approval of the Merger Agreement. The factors considered by the Board of Directors included, among other things, the consideration per share for Harmony Common Stock to be received by shareholders pursuant to the Merger Agreement in relation to the historical trading prices and book value of shares of the Harmony Common Stock; the illiquidity of Harmony Common Stock as a result of its delistment from NASDAQ in May 1996 (see "Market Prices of and Dividends on the Common Shares"); the current financial condition of the Company as discussed above; the lack of any sources of third party financing or commitments from the Board of Directors to provide significant additional capital to the Company; the opinion of Scott & Stringfellow that the transaction is fair to the Company's shareholders from a financial point of view; the terms and conditions of the Merger Agreement; the risks to consummation of the Merger; and the absence of alternative transactions that the Company could pursue. The Board of Directors did not assign any relative or specific weights to the factors considered in reaching its determination.

         The Board of Directors also considered the form of consideration in the transaction. The Board of Directors concluded that, while the cash consideration would eliminate shareholders' equity investment in the Company, result in a taxable transaction to shareholders, and require shareholders to find alternative investments for the cash received, cash would give the shareholders immediate liquidity and eliminate any uncertainty as to the future value of the consideration which could exist in a stock-for-stock transaction. The Board of Directors also carefully reviewed the fairness of the Merger and Merger Consideration in light of the subscriptions of the directors to purchase shares of EFC Preferred Stock as well as the principal terms of the Employment Agreements being negotiated by EFC with three employee-directors of the Company. See "Interests of Certain Persons in the Merger." During negotiations, EFC made it clear to the Company's management that commitments to subscriptions to EFC Preferred Stock by directors of the Company were conditions precedent to EFC's signing of the Merger Agreement. Accordingly, absent these subscriptions, the Company does not believe that an alternative agreement could have been reached with EFC or any other merger partner quickly enough to consummate a transaction in 1996. As indicated above, management does not believe that the Company will be able to generate sufficient cash from any sources to operate the Company beyond the end of 1996. As conditions to the Merger, members of the Board of Directors have also agreed to personally pay the Company's professional fees and expenses, including the fees of Scott & Stringfellow, incurred by the Company prior to the Merger, and to repay $750,000 previously drawn by the Company under a line of credit with its lender.

         As a result of the foregoing, the Board of Directors of the Company has determined that the proposed Merger is advisable on the terms and conditions set forth in the Merger Agreement and recommends that the Merger Agreement be approved by the shareholders of the Company.

Opinion of Financial Advisor

         Scott & Stringfellow, Inc. ("Scott & Stringfellow") has acted as financial advisor to the Company since early July 1996 and has been retained by the Company to opine as to the fairness to the Company's shareholders of the consideration to be received by them in the Merger. Scott & Stringfellow is a regionally recognized independent investment banking firm and engages in the valuation of businesses and their securities in connection with such matters as mergers and acquisitions, private placements, underwritings, distributions of listed and unlisted securities and valuations for estate, corporate and other purposes.

         Scott & Stringfellow delivered an opinion to the Board of Directors on November 21, 1996 stating that the Merger Consideration to be received by the Company's shareholders in connection with the Merger is fair to such shareholders from a financial point of view. The opinion also provides that the purchase of EFC Preferred Stock by directors of the Company effective prior to the date of the Merger Agreement, and the Merger itself, are fair to the Company. See "Interests of Certain Persons in the Merger." For its services, Scott & Stringfellow will receive a fee of $55,000, and will be reimbursed for certain of its expenses. The Company is also obligated to indemnify Scott & Stringfellow against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of services performed by Scott & Stringfellow as financial advisor to the Company.

         The full text of the Scott & Stringfellow opinion, which sets forth certain assumptions made, matters considered, and limitations of the review undertaken, attached as Exhibit C to this Proxy Statement, is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement. The summary of the Scott & Stringfellow opinion set forth in this Proxy Statement is qualified in its entirety by reference to the opinion. The Scott & Stringfellow opinion is directed only to
(i) the fairness, from a financial point of view, as of the date of the opinion, of the Merger Consideration to be received by the holders of Harmony Common Stock and (ii) the fairness, from a financial point of view, to the Company of
(x) the purchase of EFC Preferred Stock by the Harmony Directors (see "Interests of Certain Persons in the Merger") and (y) the Merger, and does not constitute a recommendation to any holders of Harmony Common Stock as to how such holders of Harmony Common Stock should vote with respect to the Merger or with respect to any other matter.

         In developing its opinion, Scott & Stringfellow, among other things, reviewed and analyzed: (i) the Merger Agreement; (ii) the Company's annual reports to shareholders for the five years ended December 31, 1995 and annual reports on Form 10-KSB and related audited financial statements for the five years ended December 31, 1995; (iii) the Company's quarterly reports on Form 10-QSB and related unaudited financial statements for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of the Company furnished to Scott & Stringfellow by the Company for purposes of its analysis; (v) certain publicly available information regarding the trading market for Harmony Common Stock and the price range within which the stock has traded; (vi) certain publicly available information with respect to certain other companies that Scott & Stringfellow believes to be comparable to the Company and the trading markets for certain of such other companies' securities; and (vii) certain publicly available and other information concerning the nature and terms of certain other transactions that Scott & Stringfellow considers relevant to its inquiry. Scott & Stringfellow also met with certain officers and employees of the Company to discuss the foregoing as well as other matters it believed relevant to its inquiry. Finally, Scott & Stringfellow conducted such other studies, analyses and investigations and considered such other information as it deemed appropriate.

     In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of the information furnished to it by and on behalf of the Company. Scott & Stringfellow did not attempt independently to verify such information, nor did it make any independent appraisal of the assets of the Company. Scott & Stringfellow took into account its assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as its experience in business valuation in general. In addition, although Scott & Stringfellow discussed the prospects of the Company with certain representatives of its management, Scott & Stringfellow was provided with only limited financial projections and other similar analyses prepared by the Company's management with respect to the Company.

         In connection with rendering its opinion to the Company's Board of Directors, Scott & Stringfellow performed a variety of financial analyses. The summary of the analyses, as set forth below, does not purport to be a complete description of such analyses. The preparation of fairness opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods in particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, as of the date of the opinion, of (i) the Merger Consideration to be received by the holders of Harmony Common Stock and (ii) the fairness, from a financial point of view, to the Company of (x) the purchase of the EFC Preferred Stock by the Harmony Directors and (y) the Merger was to some extent a subjective one based on the experience and judgment of Scott & Stringfellow and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Scott & Stringfellow and its opinion.

     The ranges of valuations resulting from any particular analysis described below should not be taken to be Scott & Stringfellow's view of the actual value of the Company. Scott & Stringfellow's analyses involved numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Because such estimates involve complex considerations and are inherently subject to uncertainty, Scott & Stringfellow does not assume responsibility for their accuracy. The Scott & Stringfellow opinion is just one of the factors taken into consideration by the Company's Board of Directors in determining to approve the Merger Agreement. The following is a brief summary of some of the analyses performed by Scott & Stringfellow in connection with its opinion.

     Financial Multiple Analysis - Scott & Stringfellow compared the per share value of cash consideration to be received by the holders of Harmony Common Stock to the sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), net income and book value of the Company on a per share basis. The Merger Consideration to be received by the holders of Harmony Common Stock is over 2.5 times estimated revenues, approximately 2 times 1995 revenues and approximately 1.5 times the highest level of sales ever achieved by the Company. Scott & Stringfellow does not believe that multiples of EBITDA and net income are meaningful as the Company has never been profitable and indeed has never produced a positive gross margin. The consideration to be received by the holders of Harmony Common Stock represents approximately 4.3 times book value and over 15 times tangible book value.

     Alternative Financing - Scott & Stringfellow also reviewed the availability of additional financing for the Company once the members of the Company's Board of Directors decided that it would no longer provide financing or personal guarantees for additional financing. Numerous discussions and inquiries led Scott & Stringfellow to conclude that without a personal guarantee by the individual Board members or other additional collateral no additional financing was available for the Company. Since no personal guarantees or outside collateral were available to secure financing, efforts were made to secure a purchaser or merger partner for the Company who could provide the necessary capital to continue operations.

     Sale or Merger Proposals - The Company discussed and pursued sale or merger proposals with a number of parties, none of which advanced beyond preliminary discussions. The Company did enter into a non-binding letter of intent with Cypress Chemical Company (see "The Merger - Reasons for the Transaction") but was unable to consummate a merger. No parties other than EFC have been located with an interest in pursuing a merger with or purchase of the Company.

     Purchase of the EFC Preferred Stock; Fairness of Merger to the Company - Scott & Stringfellow has reviewed the terms of the Subscription Agreements for EFC Preferred Stock. The EFC Preferred Stock purchased by Harmony Directors is non-voting, non-convertible and carries a non-cumulative dividend that is the lesser of (x) 15% of the net after tax earnings of EFC in excess of $250,000 per year determined in accordance with generally accepted accounting principles or
(y) 6% of the stated value of the outstanding shares of EFC Preferred Stock. The ultimate value of EFC Preferred Stock is dependent on the success of a start-up corporation with no operating history and minimal financial resources. The EFC Preferred Stock has a minimal dividend that is noncumulative, no conversion rights should EFC prove successful and liquidation rights only superior to stock ranking junior to the EFC Preferred Stock. The Harmony Directors will have little influence on the corporate affairs of EFC following the closing of the Merger, including the election of directors. On a discounted cash flow basis the value of the EFC Preferred Stock is considerably less than the $2.00 per share cash consideration that is to be paid to all holders of Harmony Common Stock. Scott & Stringfellow has opined that the purchase of EFC Preferred Stock by the Harmony Directors and the Merger itself are both fair from a financial point of view under Section 13.1-691.A.3. of the Virginia Stock Corporation Act. Section 13.1-691.A.3. of the Virginia Stock Corporation Act concerning director conflict of interests provides that the Merger is not voidable solely because of the Harmony Directors' interest in EFC Preferred Stock if the transaction is fair to the Company.

Accounting Treatment

     The Merger is expected to be accounted for by EFC under the "purchase" method of accounting in accordance with generally accepted accounting principles. As such, all assets and liabilities of the Company will be recorded at their fair market value at the Effective Time.

                              THE MERGER AGREEMENT

Consideration To Be Received by Company Shareholders

     As a result of the Merger, each Common Share outstanding immediately prior to the consummation of the Merger (other than Common Shares held by EFC or its subsidiaries and Dissenting Shares) will be converted into the right to receive $2.00 in cash, without interest (the "Merger Consideration").

Cancellation of Outstanding Stock Options

     The Merger Agreement provides that all of the Company's stock option plans will be terminated and all options granted pursuant to such plans that have not been exercised prior to the Effective Time will be canceled. As of November 15, 1996, options to purchase a total of 21,937.5 shares of Harmony Common Stock had been granted to a total of seven Company employees, including three employee-directors, at exercise prices ranging from $5 to $16 per share pursuant to the Company's 1991 Incentive Stock Option Plan and 1993 Long-Term Incentive Plan. The options previously granted to the employee-directors were as follows:
(i) Gregory R. Gill, options to purchase 1,125 shares at $5 per share; (ii) J. Mark Nuzum, options to purchase 12,500 shares at $16 per share and options to purchase 1,500 shares at $10 per share; and (iii) J. Samuel Roady, options to purchase 2,000 shares at $16 per share. Prior to the execution of the Merger Agreement, each holder of these options agreed to the cancellation of the options without the payment of any consideration therefor.

Dissenters' Rights

     Holders of Common Shares who do not vote to approve the Merger Agreement may dissent from the Merger ("Dissenting Shareholders") and make written demand for payment in cash of the fair value of their shares of Harmony Common Stock in lieu of participating in the Merger. Dissenting shareholders who do not strictly comply with the procedures set forth in the Virginia Stock Corporation Act regarding dissenters' rights may lose such rights. See "Rights of Dissenting Shareholders." After the Merger, holders of Common Shares will possess no interest in, or rights as beneficial shareholders of, the Company.

The Effective Time

     The Merger will become effective on the day when a certificate of merger is issued by the Virginia State Corporation Commission (the "Effective Time"). The filing of articles of merger, which is necessary for the issuance of a certificate of merger, will be made as promptly as practicable after the Special Meeting, and EFC and the Company intend to cause the Effective Time to be no later than the close of business on December 31, 1996. Such filing will be made, however, only upon satisfaction (or waiver) where permissible, of certain conditions contained in the Merger Agreement. See " - Conditions and Covenants" and " - Termination of Merger Agreement" below.

Payment for Shares

     In order to receive the Merger Consideration to which Company shareholders will be entitled as a result of the Merger, each holder of Common Shares will be required to surrender his stock certificate or certificates, together with a duly executed letter of transmittal, to First Union National Bank of North Carolina, the Company's Transfer Agent, as exchange agent (the "Exchange Agent"). Upon receipt of such certificate or certificates, together with a duly executed letter of transmittal, the Exchange Agent will mail a check or draft to the person or persons entitled thereto in an amount equal to the Merger Consideration to which such shareholder is entitled. If any payment for Common Shares is to be made in a name other than that in which the certificate or certificates for such Common Shares surrendered for payment are registered on the stock transfer books of the Company as of the Effective Time, it will be a condition of such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered owner of the certificate or certificates surrendered or shall establish to the satisfaction of the Company that such tax has been paid or is not applicable. No interest will be paid or accrued on amounts payable upon the surrender of stock certificates.

     Instructions with regard to the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to shareholders as promptly as practicable after the Effective Time. Shareholders should surrender certificates for Common Shares only after receiving a letter of transmittal. Shareholders Should Not Send Any Stock Certificates with the Enclosed Proxy Card.

The Funds

     The Merger Agreement provides that, prior to or promptly after the Effective Time, cash in an amount sufficient to pay to the Company's shareholders the Merger Consideration to which they are entitled will be deposited by EFC with the Exchange Agent. Pending payments of Merger Consideration, such funds shall be held and invested by the Exchange Agent as directed by the Company and any earnings with respect to such funds shall be paid to the Company when requested by the Company.

Conditions and Covenants

     The consummation of the Merger is conditioned upon (i) approval of the Merger Agreement by the shareholders of the Company, (ii) the absence of any legal or administrative proceeding pending before any court or governmental authority which seeks to challenge or prevent the Merger, and (iii) the receipt of all consents by third parties necessary to consummate the transactions contemplated by the Merger Agreement. Other than the mailing of this Proxy Statement pursuant to rules and regulations of the Securities and Exchange Commission, and the filing of articles of merger with the Virginia State Corporation Commission, no federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the Merger.

     The obligation of EFC to consummate the Merger is subject to the truth, in all material respects, of the representations and warranties of the Company made in the Merger Agreement, and the performance by the Company, in all material respects, of all covenants on its part to be performed under the Merger Agreement. In addition to other conditions customary for transactions of a similar nature, the obligation of EFC to consummate the Merger is also conditioned upon (i) the payment by members of the Company's Board of Directors of the Company's professional fees and expenses, including the fees of Scott & Stringfellow, incurred by the Company prior to the Merger, and (ii) the payment by members of the Company's Board of Directors of approximately $750,000 drawn by the Company under a line of credit with its lender.

     The obligation of the Company to consummate the Merger is also subject to the truth, in all material respects, of the representations and warranties of EFC made in the Merger Agreement, and the performance by EFC, in all material respects, of all covenants on its part to be performed under the Merger Agreement, including the deposit of funds with the Exchange Agent.

     In the Merger Agreement, the Company has agreed that prior to the consummation of the Merger, the Company shall: (i) conduct its business only in the ordinary course and consistent with past practices; (ii) keep in full force and effect its corporate existence; (iii) comply with its material contracts;
(iv) use reasonable efforts to retain its employees and maintain its business relationships with customers and suppliers; (v) use, operate and maintain, in all material respects, its properties as presently used, operated and maintained; and (vi) not grant any increase in the compensation or rate of compensation payable to any of its employees, except for increases in the ordinary course of business and consistent with past practices.

     In addition, without the prior written consent of EFC, the Company has agreed that prior to the consummation of the Merger it will not: (i) amend its articles of incorporation or bylaws; (ii) declare or pay any dividends or make any distributions to shareholders, or repurchase or redeem any shares of its capital stock; (iii) issue or otherwise permit to become outstanding any additional shares of its capital stock, other than shares of Harmony Common Stock to be issued to certain directors in connection with a contribution of capital of approximately $76,000 by such directors anticipated to be made in mid-December 1996; (iv) enter into any agreements or commitments not in the ordinary course of business; (v) incur any indebtedness other than indebtedness incurred in the ordinary course of business; or (vi) make any new commitments for capital expenditures exceeding $25,000 per item or $50,000 in the aggregate. Finally, the Company has also agreed that it will not, without the prior written approval of EFC, initiate, solicit or encourage, or enter into discussions or negotiations with any third parties regarding, any "Competing Transaction." Under the Merger Agreement, Competing Transaction is defined as any of the following involving the Company: (i) any merger, business combination or similar transaction; (ii) any sale or other disposition of 5% or more of the assets of the Company; (iii) any tender offer or exchange offer for any of the outstanding shares of capital stock of the

Company; or (iv) any person having acquired beneficial ownership of 5% or more of the outstanding shares of capital stock of the Company other than members of the Company's Board of Directors. However, under the terms of the Merger Agreement, the Company is free to participate in any discussions or negotiations regarding any Competing Transaction to the extent the fiduciary duties of the members of the Board of Directors may require. See " - Termination of Merger Agreement" below.

Indemnification

     Under the terms of the Merger Agreement, EFC has agreed that it will not take any action after the consummation of the Merger to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time. The Company's articles of incorporation and bylaws provide for indemnification of directors and officers and elimination of liability to shareholders to the full extent allowed by Virginia law.

     The Merger Agreement also provides that the members of the Company's Board of Directors will personally indemnify EFC following the consummation of the Merger under certain terms and conditions. Specifically, the directors have agreed to indemnify EFC for any adverse consequences EFC suffers within six months after the Effective Time as a result of (i) any breach of a representation or warranty by the Company in the Merger Agreement, or (ii) any liability incurred by EFC in connection with the exercise of dissenters' rights by shareholders of the Company. See "Rights of Dissenting Shareholders." However, the directors will not have any obligation to indemnify EFC until EFC has suffered adverse consequences in excess of a $50,000 aggregate deductible. In the event that the directors have any indemnity obligation to EFC pursuant to the Merger Agreement, EFC's sole remedy in connection with the recovery of any adverse consequences will be to proceed against and recover shares of EFC Preferred Stock owned by the directors of the Company, which shares, in such event, will be valued at $2.00 per share without discount for any reason. See "Interests of Certain Persons in the Merger."

Termination of Merger Agreement

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, notwithstanding approval by the Company's shareholders, as follows: (i) by the written consent of the Company and EFC;
(ii) by EFC, if there is a material misrepresentation in the Merger Agreement by the Company or a material breach by the Company of any of its warranties or covenants set forth therein, or the failure of any condition to which the obligations of EFC under the Merger Agreement are subject; (iii) by the Company, in writing, if there is a material misrepresentation in the Merger Agreement by EFC, or a material breach by EFC of any of the warranties or covenants of EFC set forth in the Merger Agreement, or a failure of any condition to which the obligations of the Company under the Merger Agreement are subject; (iv) by either the Company or EFC, in writing, if the Effective Time shall not have occurred by December 31, 1996, for any reason other than the failure of the party seeking to terminate the

Merger Agreement to perform its obligations thereunder, or a misrepresentation or breach or warranty by such party thereunder; (v) by either the Company or EFC in writing, in the event the fairness opinion of Scott & Stringfellow is withdrawn; (vi) by either the Company or EFC in writing, in the event the Merger does not receive the requisite shareholder vote under Virginia law; or (vii) by the Company in writing, at any time prior to the Effective Time, in the event the Company's Board of Directors concludes that termination is required as a result of the Board of Directors' fiduciary duties. However, if the Company terminates the Merger Agreement solely pursuant to an exercise of its fiduciary duties, or if the Merger does not receive the requisite shareholder approval as a result of directors of the Company voting against the Merger, then the Company will be obligated to pay EFC a $150,000 breakup fee.

                 FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion is a brief summary of the material federal income tax consequences to holders of Harmony Common Stock that will occur as a result of the Merger. The discussion set forth below is based upon applicable federal law and judicial and administrative interpretations on the date of this Proxy Statement, all of which is subject to change at any time.

     The receipt of cash for Harmony Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of Harmony Common Stock will recognize gain or loss measured by the difference between such shareholder's tax basis for the shares of Harmony Common Stock owned at the time of the Merger and the amount of cash received. A holder of shares of Harmony Common Stock who elects to exercise dissenters' rights will receive payment of the fair value of his shares. See "Rights of Dissenting Shareholders." The receipt of cash by a dissenting shareholder will be a taxable transaction to the dissenting shareholder for federal income tax purposes.

     The amount of any gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended. In general, if the shares of Harmony Common Stock are held by a shareholder as a capital asset at the effective date of the Merger, such shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by such shareholder and the basis of his shares.

     The cash payments due to the holders of Harmony Common Stock (other than certain exempt entities and persons) upon the exchange thereof pursuant to the Merger, or upon exercise of dissenters' rights, will be subject to a 31% backup withholding tax by the Exchange Agent under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct, or (ii) the Internal Revenue Service ("IRS") notifies the Exchange Agent that the TIN furnished by the shareholder is incorrect. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is that shareholder's Social Security Number.

     No ruling has been or will be requested from the IRS as to any of the tax effects to shareholders of the Company of the transactions discussed in this Proxy Statement, and no opinion of counsel has been or will be rendered to the Company's shareholders with respect to any of the tax effects of the Merger.

     THE FOREGOING SUMMARY DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER. AS A RESULT OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER OF THE COMPANY MAY BE AFFECTED BY MATTERS NOT DISCUSSED IN THIS PROXY STATEMENT, SHAREHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Each holder of Harmony Common Stock is entitled to exercise the rights of a dissenting shareholder under Title 13.1, Article 15 of Chapter 9 ("Article 15") of the Virginia Stock Corporation Act ("Virginia Act") and to make written demand for payment in cash of the fair value of his shares of Harmony Common Stock in lieu of participating in the Merger. The following summary of dissenters' rights does not purport to be a complete statement of Article 15 and is qualified in its entirety by reference to the specific statutory provisions of Article 15 as set forth in Exhibit B to this Proxy Statement.

     A record holder of shares of Harmony Common Stock may exercise dissenters' rights with respect to less than all shares held of record so long as he dissents with respect to all shares beneficially owned by any one person and provides the Company with the name and address of the beneficial owner. A beneficial holder of shares of Harmony Common Stock may exercise dissenters' rights if he provides the Company with the record shareholder's written consent not later than the date he asserts his dissenters' rights, and he dissents with respect to all shares of which he is the beneficial owner or has the power to vote.

     A dissenting shareholder must deliver to the Company, before the vote on the Merger is taken at the Special Meeting, a written notice of his intent to demand payment, and he must not vote his shares of Harmony Common Stock in favor of the Merger. Any such written notice should be sent to: Harmony Products, Inc., 808 Live Oak Drive, Suite 126, Chesapeake, Virginia 23320, Attention:
Gregory R. Gill, President.

     The Company will deliver dissenters' notices to its dissenting shareholders within 10 days of the effective date of the Merger. The dissenters' notices will state where the demand for payment must be made and the procedure for depositing certificated shares. The dissenters' notices will also include a form for demand for payment and will fix a date for receipt of any such demand, which will not be less than thirty and not more than sixty days after the date of delivery of the notice. Dissenting shareholders must, in turn, return the demand for payment and deposit any certificated shares in accordance with the dissenters' notices.

     Within thirty days of receipt of a demand for payment from a dissenting shareholder, the Company must pay the estimate of the fair value of the shares of Harmony Common Stock held by the dissenting shareholder plus interest.

     Upon tendering any payment to a dissenting shareholder, the Company will provide (i) its most recent year-end and interim financial statements, (ii) an explanation of how the fair value of the shares and interest were calculated,
(iii) a statement of the dissenting shareholder's right to continue to demand fair value for his shares and (iv) a copy of the dissenters' rights provisions of the Virginia Act. If the Company fails to make a required payment of its estimate of fair value, the Virginia Act provides that a Virginia circuit court can enforce that obligation on an expedited basis.

     A dissenting shareholder of the Company who is not satisfied with the amount paid or offered for his shares must notify the Company of his estimate of the fair value of his shares and the amount of interest due. This notice must be given in writing within thirty days of the date that the Company makes or offers to make payment for a dissenting shareholder's shares.

     If a dissenting shareholder's demand for payment remains unsettled, the Company will be obligated to commence a judicial proceeding to determine the fair value of the shares and accrued interest within sixty days of the receipt of the dissenting shareholder's payment demand.
     DISSENTING SHAREHOLDERS OF THE COMPANY WHO DO NOT STRICTLY COMPLY WITH THE PROCEDURE SET FORTH IN ARTICLE 15 OF THE VIRGINIA ACT MAY LOSE THEIR DISSENTERS' RIGHTS. ANY SHAREHOLDERS WHO WANT TO EXERCISE DISSENTERS' RIGHTS ARE ADVISED TO CONSULT THEIR OWN COUNSEL TO ENSURE THAT THEY PROPERLY COMPLY WITH ARTICLE 15.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

EFC Preferred Stock

     Effective prior to the date of the Merger Agreement, each director of Harmony (individually a "Harmony Director" and collectively "Harmony Directors") entered into a subscription agreement with EFC ("Subscription Agreement") pursuant to which each Harmony Director agreed to purchase at a price of $2 per share a number of shares of non-voting, non-convertible preferred stock of EFC ("EFC Preferred Stock") equal to the number of shares of Harmony Common Stock then owned by the Harmony Director, exclusive of 3,000 shares of Harmony Common Stock owned by a minor child of a Harmony Director and 313 shares owned by an IRA of a Harmony Director. Accordingly, the aggregate purchase price of the EFC Preferred Stock subscribed for by the Harmony Directors equals the Merger Consideration to which they are entitled as holders of Harmony Common Stock. For information on ownership of Harmony Common Stock by the Harmony Directors, see "Beneficial Ownership of the Company." Pursuant to the terms of the Subscription Agreement, the Harmony Directors paid for the EFC Preferred Stock by delivering to EFC a demand promissory note (the "EFC Demand Notes") in an amount equal to the purchase price of the EFC Preferred Stock. The EFC Demand Notes are payable upon the closing of the Merger, but will be canceled if the Merger is not consummated. The fairness opinion delivered to the Company by Scott & Stringfellow includes an opinion that the purchase of EFC Preferred Stock by the Harmony Directors, and the Merger itself, are fair to the Company. The general terms of the EFC Preferred Stock are as follows:

     o No Conversion Rights. The EFC Preferred Stock is not convertible under any conditions into common stock or any other class of capital stock of EFC.

     o Voting Rights. Generally, holders of EFC Preferred Stock will not have the right to vote on matters submitted to a vote of the shareholders of EFC. However, as long as any shares of EFC Preferred Stock are outstanding, the approval of the holders of shares constituting a majority of the outstanding shares of EFC Preferred Stock will be required before EFC may (i) liquidate, dissolve or wind up, (ii) merge with or sell substantially all of its assets to an entity of which the shareholders of EFC will not, by at least 67% ownership, control after the transaction; provided, however, that the holders of EFC Preferred Stock will not have the right to vote on any merger, sale of assets or similar transaction that provides that the holders of EFC Preferred Stock will be entitled to receive as consideration an amount of cash at least equal to $2 per share of EFC Preferred Stock, together with any accrued but unpaid dividends, (iii) amend EFC's Articles of Incorporation, (iv) amend EFC's Bylaws in a manner that adversely affects the holders of EFC Preferred Stock, or (v) issue any class of stock on a parity with or senior to, the EFC Preferred Stock.

     o Dividends. Holders of EFC Preferred Stock will be entitled to receive (in preference to holders of common stock of EFC) non-cumulative quarterly dividends equal to the lesser of (x) 15% of the net after tax earnings of EFC in excess of $250,000 per year determined in accordance with generally accepted accounting principles or (y) 6% of the stated value of the outstanding shares of EFC Preferred Stock.

     o Redemption. Not later than seven years from the consummation of the Merger, EFC will be required to redeem the EFC Preferred Stock at a redemption price of $2 per share payable in cash.

     o Liquidation. Upon any liquidation, dissolution or winding up of EFC, the holders of EFC Preferred Stock will first be entitled, before any distributions to holders of stock ranking junior to the EFC Preferred Stock, to be paid an amount equal to the stated value of the EFC Preferred Stock.

     Because the Harmony Directors generally will not have the right to vote with respect to their shares of EFC Preferred Stock, the Harmony Directors will have little influence on the corporate affairs of EFC following the closing of the Merger, including the election of directors.

     In addition to the EFC Preferred Stock subscribed for by Harmony Directors effective prior to the date of the Merger Agreement, certain Harmony Directors anticipate subscribing for additional shares of EFC Preferred Stock in mid-December in an amount equal to the capital contribution of approximately $76,000 (for which shares of Harmony Common Stock will be issued on a fair market value basis) anticipated to be made by these Harmony Directors to the Company in mid-December.

     During negotiations, EFC made it clear to the Company's management that commitments to subscriptions to EFC Preferred Stock by Harmony Directors were conditions precedent to EFC's signing of the Merger Agreement. Accordingly, absent these subscriptions, the Company does not believe that an alternative agreement could have been reached with EFC or any other merger partner quickly enough to consummate a transaction in 1996. Management does not believe that the Company will be able to generate sufficient cash from any sources to operate the Company beyond the end of 1996. See "The Merger - Reasons for the Transaction."

Employment Agreements and Cancellation of Stock Options

     EFC is currently negotiating the terms of one year employment agreements ("Employment Agreements") with Gregory R. Gill, a Harmony Director and the Company's President and Chief Executive Officer, Raymond E. Grover, a Harmony Director and the Company's Executive Vice President and Secretary, and J. Mark Nuzum, a Harmony Director and President, Plant Products Division. EFC anticipates finalizing the terms of the Employment Agreements in the near future and thereby employing these three individuals effective upon the consummation of the Merger. The general terms of the Employment Agreements are anticipated to be as follows, although all of the Employment Agreements are subject to further negotiation.

     o Gregory R. Gill will receive an annual compensation of $73,000, contingent upon EFC's attainment of certain cash flow objectives.

     o Raymond E. Grover will receive an annual compensation of $60,000, contingent upon EFC's attainment of certain cash flow objectives.

     o   J. Mark Nuzum will receive an annual compensation of $80,000.

     EFC anticipates adopting some form of long-term incentive and bonus plan following the Merger, and also anticipates that the foregoing persons will be eligible to participate in this plan.

     In addition, certain employees of the Company, including three employees who are Harmony Directors, have agreed to a cancellation of certain options to purchase Harmony Common Stock that were granted under the Company's 1991 Incentive Stock Option Plan and 1993 Long-Term Incentive Plan. The options previously granted to the Harmony Directors were as follows: (i) Gregory R. Gill, options to purchase 1,125 shares at $5 per share; (ii) J. Mark Nuzum, options to purchase 12,500 shares at $16 per share and options to purchase 1,500 shares at $10 per share; and (iii) J. Samuel Roady, options to purchase 2,000 shares at $16 per share

Ownership of Harmony Directors and Executive Officers of Harmony Common Stock

     The directors and executive officers of the Company beneficially owned at the Record Date an aggregate of 1,377,478, or 88.6%, of the outstanding Common Shares. See "Beneficial Ownership of the Company."

              MARKET PRICES OF AND DIVIDENDS ON THE COMMON SHARES

     Certain historical trading information is set forth below for Harmony Common Stock. All prices shown below have been adjusted to reflect the Company's one-for-four reverse stock split the became effective May 6, 1996. Prior to May 9, 1996, Harmony Common Stock traded on the NASDAQ SmallCap Market. Effective May 9, 1996, Harmony Common Stock was delisted from NASDAQ as a result of the Company's inability to comply with certain of NASDAQ's listing standards. Since this delisting, Harmony Common Stock has traded on the NNOTC Bulletin Board, an NASD sponsored and operated quotation system for equity securities not included in the NASDAQ Stock Market. The inability of the Company to list its Common Stock on NASDAQ since May 9, 1996, has materially adversely affected the liquidity of Harmony Common Stock, which is very thinly traded.

     The following table sets forth the high and low bid prices for Harmony Common Stock on the NASDAQ SmallCap Market for the periods shown.

                                    High            Low

     1994:

First Quarter                     $11.00           $3.75
Second Quarter                     10.50            5.50
Third Quarter                       9.50            5.00
Fourth Quarter                      5.50            2.50

     1995:

First Quarter                     $ 5.50           $3.00
Second Quarter                      5.50            1.50
Third Quarter                       6.50            1.50
Fourth Quarter                      5.50            2.00

     1996:

First Quarter                       4.00            2.50
April 1 through May 8               3.50            2.75


     The following table sets forth the high and low bid prices for Harmony Common Stock on the NNOTC Bulletin Board for the periods shown.

                                    High             Low

     1996:

May 9 through June 30               $1.50           $1.50
Third Quarter                        1.50            1.25
October 1 through __                 ____            ____


     The bid prices set forth above reflect inter-dealer quotations, without retail mark-up, markdown or commission and do not necessarily represent actual transactions. The closing bid price of Harmony Common Stock on the NNOTC Bulletin Board on the day prior to the announcement of the Merger was $______. On December __, 1996, the last trading day prior to the date of this Proxy Statement, the closing bid price on the NNOTC Bulletin Board was $________. Shareholders are urged to obtain current market quotations for the Common Shares. The Company did not pay any dividends during the periods for which trading information is provided above. As of November 22, 1996, there were approximately 550 holders of record of Harmony Common Stock, not including the number of persons or entities whose stock is held in nominee or street name through various brokerage firms or banks.

                     SELECTED FINANCIAL DATA OF THE COMPANY

     The selected financial data set forth below is derived from the Company's financial statements and should be read in conjunction with the financial statements and related notes included in the Company's Form 10-KSB for the year ended December 31, 1995, and Form 10-QSB for the nine months ended September 30, 1996, which are being delivered by the Company with this Proxy Statement. The results of operations for the nine months ended September 30, 1996 are unaudited; however, in the opinion of the Company's management, such unaudited results reflect all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and summarized financial position for the nine months ended September 30, 1995 and 1996, respectively. The unaudited results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                                                                         Nine months ended
                                                          Years ended December 31,                         September 30,
                                                          ------------------------                         -------------

SELECTED STATEMENTS OF                     1991        1992        1993         1994         1995         1995      1996
                                           ----        ----        ----         ----         ----         ----      ----
OPERATIONS DATA

                                                 (In thousands, except for per share data)                   (unaudited)
                                                  ----------------------------------------                    ---------
Net Sales                                $1,370         905       2,127        2,124        1,771       $1,495       984
Other operating revenues                     --          --       1,127          570          107           11        33
                                        -------     -------      ------       ------       ------      -------    ------
Total net revenue                         1,370         905       3,254        2,694        1,878        1,506     1,017
Cost of goods sold                        1,768       1,728       2,863        2,541        2,245        1,919     1,172
                                        -------      ------      ------       ------       ------      -------    ------
Gross income (loss)                       (398)       (823)         391          153        (367)        (413)      (155)
Operating expenses:

  Marketing and promotion                   100         596         618          541          369          307       137
  Research and development                  181         283          47           59           22           19        16
  General and administrative                278         547         473          375          380          330       375
  Royalties                                  62          78          82          113           42           39         3
Loss on disposal of fixed assets            --          --          --           --        1,863        1,879         --
                                        -------     -------      ------       ------      -------     --------      -----
Total operating expense                     621       1,504       1,220        1,088        2,676        2,574       531

Loss from operations                     (1,019)     (2,327)       (829)        (935)      (3,043)      (2,987)     (686)
Other Income (expense):
Interest expense                           (285)       (213)       (211)        (291)        (251)        (184)      (57)
Interest income                              11          60          52           47           --           (2)       --
                                       --------     -------      ------      -------       ------     --------       -----
Net loss                               $(1,293)      (2,480)       (988)      (1,179)      (3,294)     $(3,173)     (743)
                                       ========     =======      ======      =======      =======     ========      ======
Net loss per share (1)                 $ (9.95)       (7.23)      (2.88)       (2.90)       (3.63)     $ (4.08)    (0.52)
                                       ========     =======      ======      =======      =======     ========      ======

Weighted average common shares             130          343         343          406          907          778     1,431
outstanding (1)
SELECTED BALANCE SHEET

DATA

Working capital                          $2,942         393         110          388          487         $141       266
Property, plant and equipment (net)       3,858       3,592       3,524        3,181          602          631       539
Total assets                              7,995       6,284       5,616        5,406        2,106        2,084     1,827
Long-term debt less current portion       2,835       2,488       2,117        1,772           15           35        11
Shareholders' equity                      4,692       2,207       1,219        1,245        1,052          773       699

----------------

(1) Net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period, giving retroactive recognition for a 1 for 4 reverse stock split in May 1996.

                      BENEFICIAL OWNERSHIP OF THE COMPANY

     The following table sets forth as of November 22, 1996, certain information relating to the beneficial ownership of Harmony Common Stock by (i) each of the Company's directors and executive officers who own Harmony Common Stock, (ii) each person (or group of affiliated persons), who is known by the Company to own beneficially more than 5% of the Harmony Common Stock, and (iii) all of the Company's directors and executive officers as a group. The individuals listed below receive mail at the offices of the Company. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Harmony Common Stock shown as beneficially owned by them.


                                           Beneficial Ownership
                                           --------------------
           Name                           Shares          Percent
           ----                           ------          -------

W. Reginald Powell(1)                     303,419         19.51%

James A. Shirley                          427,104         27.47

Gregory R. Gill(2)                        116,862          7.52

Raymond E. Grover(3)                      310,613         19.98

J. Mark Nuzum                               8,747             *

J. Samuel Roady(4)                        118,250          7.60

John W. Dibble                             92,483          5.95

Directors and Executive Officers
  as a group (7 persons)                1,377,478         88.59


---------------
*   Indicates less than 1% beneficial ownership.

(1) Owned jointly with Mr. Powell's wife.

(2) Includes 3,000 shares gifted by Mr. Gill to his minor daughter.

(3) Owned jointly with Mr. Grover's wife.

(4) Does not include 9,000 shares owned by Mr. Roady's wife, for which Mr. Roady disclaims beneficial ownership.

                   INFORMATION CONCERNING THE COMPANY AND EFC

Business of the Company

     The Company was organized by a group of fertilizer executives to develop, manufacture and market fertilizer and animal feed products. The Company's management has long believed that a portion of the future growth in the fertilizer market will be in efficient, slow release organic and organic based products, as environmental concerns direct greater attention to their beneficial efforts. The Company's fertilizer product lines range from 100% organic (all natural) products to "Bridge" products, which have an organic base and are enhanced with synthetic nutrients. Additionally, research efforts since the founding of the Company have produced patented processes to convert poultry, hatchery and slaughterhouse waste products, as well as manures, into animal feed supplements. Since its inception, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. As a result, since the Company's inception, members of the Board of Directors have from time to time provided working capital and credit enhancement to the Company. The members of the Board of Directors have informed management that they will no longer provide any significant working capital or credit to the Company.

Business of EFC

     EFC is a newly formed Virginia corporation that has been organized by a small group of investors for the purpose of acquiring the Company. To date, EFC has not conducted any business operations or generated any revenue. For information regarding investments by members of the Company's Board of Directors prior to the date of this Proxy Statement in non-voting preferred stock of EFC, and for information regarding other interests of directors and officers of the Company in EFC following the Merger, see "Interest of Certain Persons in the Merger".

                               PROXY SOLICITATION

     In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company by telephone, telegram or personal contact. Such persons will receive no additional compensation for such services. The Company will bear all costs of soliciting proxies. Copies of solicitation materials will be furnished to fiduciaries, custodians, nominees and brokerage houses for forwarding to beneficial owners of the Common Shares held in their names, and the Company will reimburse such brokers and other fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                             SHAREHOLDER PROPOSALS

     In the event that the Merger is not consummated, the Company must be notified by January 3, 1997, of any proposals to be presented by a shareholder at the 1997 Annual Meeting if that proposal is to be set forth in the proxy soliciting material for such meeting.

                            INDEPENDENT ACCOUNTANTS

     The Company does not expect that any representatives of KPMG Peat Marwick LLP, the Company's independent accountants, will be present at the Special Meeting.

                             ADDITIONAL INFORMATION

     The Company is presently subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621. Copies of such material may be obtained upon payment of the Commission's customary charges by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. With respect to certain reports filed by the Company with the Commission that are incorporated by reference into this Proxy Statement, see "Information Incorporated by Reference" on page 3 of this Proxy Statement.

                          By Order of the Board of Directors


                          ----------------------------
                          Raymond E. Grover, Secretary

                                    EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER

         This PLAN AND AGREEMENT OF MERGER (this "Agreement") is made as of November 21, 1996 among HARMONY PRODUCTS, INC., a Virginia corporation ("Harmony"), ENVIRONMENTAL FERTILIZER CORPORATION ("EFC"), a Virginia corporation. Harmony and EFC are sometimes referred to herein as the "Constituent Corporations," and EFC is sometimes referred to herein as the "Surviving Corporation." This Agreement is also being entered into by Gregory R. Gill, W. Reginald Powell, Raymond E. Grover, J. Mark Nuzum, J. Samuel Roady, John W. Dibble and James A. Shirley (collectively the "Harmony Directors") for the sole purpose of indemnifying EFC under the terms and conditions of Section 7.10(b).

                                    RECITALS

         A. EFC is a corporation duly organized and existing under the laws of the Commonwealth of Virginia, having been incorporated on October 18, 1996.

         B. Harmony is a corporation duly organized and existing under the laws of the Commonwealth of Virginia, having been incorporated in August 1989 under the name Natural Sciences/Harmony Products, Inc., which name was subsequently changed in October 1989 to Harmony Products, Inc.

         C. The respective Boards of Directors of EFC and Harmony have approved the business combination of EFC and Harmony.

         D. The respective Boards of Directors of EFC and Harmony, have approved this Agreement and deem it advisable and in the best interests of their respective corporations and shareholders that Harmony merge with and into EFC (the "Merger"), subject to the approval and adoption of this Agreement by the shareholders of Harmony, pursuant to the terms and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                           MERGER OF HARMONY INTO EFC

         Section 1.1. Merger. Upon the approval and adoption of this Agreement by the shareholders of Harmony in accordance with the law of the Commonwealth of Virginia, and the satisfaction or waiver of the conditions set forth herein to the obligations of the parties hereto, articles of merger shall be filed with the Secretary of State of the Commonwealth of Virginia in accordance with the law of the Commonwealth of Virginia. Effective on the date and at the time on which a certificate of merger containing the provisions required by, and executed in accordance with, Article 12 of the Virginia Stock Corporation Act (the "Certificate of Merger") shall have been issued by the Virginia State Corporation Commission (or such later date and time as may be specified in such Certificate of Merger) (the "Effective Time"), Harmony shall merge with and into EFC which, as the Surviving Corporation, shall continue its corporate existence under the law of the Commonwealth of Virginia under the name of Harmony Products, Inc. Unless otherwise mutually agreed upon in writing by the parties to this Agreement, subject to the terms and conditions hereof, the Effective Time shall occur on the first business day following the last to occur of (i) the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the Merger if such action is required and (ii) the date on which the shareholders of Harmony shall have approved this Agreement.

         Section 1.2. The Closing. The Merger and the other transactions contemplated by this Agreement shall be effected at a closing (the "Closing") at the offices of Kaufman & Canoles, One Commercial Place, Norfolk, Virginia 23514 at 11:00 a.m. local time, on the date that the Effective Time occurs, or on such other date or in such other place to which the parties shall mutually agree (the "Closing Date").

         Section 1.3. Change in Structure of Transaction. Notwithstanding anything in this Agreement to the contrary, if at any time after the date hereof, it shall appear that any change or changes in the structure of the transactions contemplated hereby shall be necessary or desirable to comply with applicable law or the requirements of regulatory authorities having jurisdiction over the transactions or for any other reason, the parties hereto agree to cooperate in making such changes in this Agreement, and other documents contemplated hereby and in taking such other actions as may be required to effect such changes; provided however, that in no event shall any of the parties hereto be required by this Section 1.3 to agree to any change in the amount or form of consideration set forth herein or to any other material term hereof.

                                    ARTICLE 2

                     CERTIFICATE OF INCORPORATION, BY-LAWS,
                    DIRECTORS AND OFFICERS, AND STOCK OPTIONS

         Section 2.1. Articles of Incorporation. The articles of incorporation of EFC in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended as provided by law, subject to Section
7.10 of this Agreement.

         Section 2.2. By-Laws. The by-laws of EFC in effect at the Effective Time shall be the by-laws of the Surviving Corporation until amended or repealed as provided by law, subject to Section 7.10 of this Agreement.

         Section 2.3. Stock Options. At and with effect from the Closing Date, all stock option, restrictive stock and other long-term incentive programs of Harmony shall be terminated and any options issued pursuant to such plan(s) (collectively, the "Harmony Options") not exercised prior to the Effective Time shall be canceled.

                                    ARTICLE 3

                              CONVERSION OF SHARES

         Section 3.1. Conversion of Shares. The manner and basis of converting the shares of each Constituent Corporation shall be as follows:

                  (a) Subject to the provisions of paragraphs (b) and (c) below, each share of common stock, no par value per share, of Harmony (the "Harmony Common Stock") outstanding immediately prior to the Effective Time (other than shares of Harmony Common Stock held by EFC or its subsidiaries) will be converted into and represent the right to receive $2.00 in cash (the "Merger Consideration").

                  (b) In the event that Harmony changes the number of shares of Harmony Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or other similar transaction, the Merger Consideration shall be proportionately adjusted.

                  (c) Any shares of Harmony Common Stock held by each shareholder of Harmony who has not voted such shares in favor of the Merger and with respect to which the holder thereof has properly exercised the right to dissent and demand the fair value thereof (the "Dissenting Shares") in accordance with Article 15 of the Virginia Stock Corporation Act (the "Virginia Act"), will not be converted into and represent the right to receive payment as provided by paragraph (a) hereof and, instead, will have the right to receive payment therefor pursuant to and in accordance with said Article 15 of the Virginia Act.

                  (d) In the event any certificate representing shares of Harmony Common Stock shall have been lost, stolen or destroyed, upon the making of any affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

                  (e) From and after the Effective Time, holders of certificates, instruments, agreements or other documents theretofore evidencing Harmony Common Stock or Harmony Options shall cease to have any rights as security holders of Harmony, except as provided herein or by law.

                  (f) The Merger shall effect no change in any of the shares of common stock, $1.00 par value per share, of EFC (the "EFC Common Stock") outstanding at the Effective Time, and no such shares shall be converted as a result of the Merger and following the consummation of the Merger all of the outstanding shares of EFC Common Stock will be held by the same parties holding those shares before the Effective Time.

                  (g) Promptly after the Effective Time, EFC shall cause First Union National Bank of North Carolina (the "Exchange Agent") to mail appropriate transmittal materials to the former shareholders of Harmony. Each holder of record at the Effective Time of shares of Harmony Common Stock shall be entitled, upon the surrender to EFC or its transfer agent of the certificate(s) for its shares of Harmony Common Stock for cancellation and other appropriate transmittal materials, to receive the Merger Consideration, together with all declared but unpaid dividends in respect of such shares.

                  (h) After the Effective Time, there shall be no registration of transfers on the stock transfer books of Harmony of shares of Harmony Common Stock or exercise or transfer of Harmony Options which were outstanding immediately prior to the Effective Time.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF HARMONY

         Harmony hereby represents and warrants that as of the date of this Agreement.

         Section 4.1. Organization; Authority. Harmony is a corporation organized and existing in good standing under the laws of the Commonwealth of Virginia. Harmony is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. No jurisdiction in the United States in which Harmony is not now qualified has asserted to Harmony that Harmony is required to be qualified to do business therein.

         Harmony has all necessary power and authority to own or to lease, and to operate, its properties and assets and to carry on its business as it is now being conducted.

         Section 4.2. Capitalization of Harmony. The authorized capital stock of Harmony consists of 2,500,000 shares of common stock, no par value per share, of which 1,554,929 shares are outstanding and have been duly authorized and validly issued and are fully paid and nonassessable and 100,000 shares of preferred stock, no par value per share, of which no shares are outstanding. There are no options, warrants, rights, calls, commitments or agreements of any character obligating Harmony to issue any shares of capital stock or any security representing the right to purchase or otherwise receive any such shares, except for options to purchase shares of Harmony Common Stock pursuant to the Harmony Options granted under the 1991 Incentive Stock Option Plan and 1993 Long-Term Incentive Plan, which have been canceled with the consent of the holders of the Harmony Options (the "Option Plan"). Schedule 4.2 contains a complete and accurate list of the following with respect to each employee stock option outstanding under the Option Plan: the name of the holder of such option, the number of shares of Common Stock covered by such option and the exercise price of such option. Except for restrictions on transfer arising under applicable federal and state securities laws, there are no existing restrictions imposed by Harmony or by its affiliates on the transfer of any outstanding shares of capital stock of Harmony and there are no registration covenants with respect thereto. None of the outstanding shares of Harmony was issued in violation of the preemptive rights of any present or former shareholder.

         Section 4.3. Charter Documents. The copies of the articles of incorporation and by-laws of Harmony which have previously been delivered to EFC are complete and correct.

         Section 4.4. Binding Obligation; Consents; Litigation. The execution and delivery of this Agreement by Harmony does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the articles of incorporation or by-laws of Harmony or (ii) any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Harmony is a party, or to which Harmony is, or the assets, properties or business of Harmony are, subject, which would have a material adverse effect on the business, operations or financial condition of Harmony. The Board of Directors of Harmony has approved this Agreement, has authorized the execution and delivery hereof and has directed that this Agreement be submitted to the shareholders of Harmony for adoption at a special meeting of such shareholders (the "Special Meeting"). Harmony has full power, authority and legal right to enter into this Agreement and, upon appropriate vote of its shareholders in accordance with law, to consummate the transactions contemplated hereby. Except for the approval of its shareholders, and the mailing of a Proxy Statement that complies with the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, Harmony has taken all action required by law, its articles of incorporation, its by-laws or otherwise to authorize and to approve the execution and delivery of this Agreement and the documents, agreements and certificates executed and delivered by Harmony in connection herewith and the consummation by Harmony of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Harmony and constitutes a valid and legally binding obligation of Harmony, enforceable against Harmony in accordance with its terms, except as enforceability may be subject to or affected by any bankruptcy, reorganization, insolvency, moratorium or similar laws of general application from time to time in effect and relating to or affecting the rights or remedies of creditors generally ("Creditor Exception"). Other than in connection with the Virginia Act the Securities Exchange Act of 1934 and any applicable state securities laws, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained by Harmony in order to authorize the execution and delivery by Harmony of this Agreement or the consummation by Harmony of the Merger.

         Section 4.5. Financial Statements. Harmony has filed quarterly reports on Form 10- QSB pursuant to the Securities Exchange Act of 1934 ("Exchange Act") for the fiscal quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and has filed an Annual Report on Form 10-KSB pursuant to the Exchange Act for the fiscal year ended December 31, 1995 (the balance sheet included in the Form 10-QSB for the quarter ended September 30, 1996 and the notes thereto are referred to herein as the "Harmony Balance Sheet"). The financial statements included in or incorporated by reference into these reports (including the related notes and schedules) have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, and present fairly, in all material respects, the financial position of Harmony as of the indicated dates and the results of operations of Harmony for the indicated periods; provided, however, that the interim, unaudited financial statements in the Form 10-Qs are subject to normal year-end adjustment.

         Section 4.6. Public Reports. Harmony has made all filings with the Securities and Exchange Commission ("SEC") that is has been required to make in the past three years under the Securities Act of 1933 ("Securities Act"), and the Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         Section 4.7. Real Property. Except as set forth on Schedule 4.7, Harmony does not own, have legal or equitable title in, or have a leasehold interest in, any real property (the "Harmony Real Property"). Except for (i) mechanics' and similar liens arising by operation of law or in the ordinary course of business in respect of obligations not yet due, (ii) liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and (iii) as set forth on Schedule 4.7, the Harmony Real Property is free and clear of all mortgages, liens, pledges, charges, deeds of trust, security interests, conditional sales contracts, adverse interests in property, leases or other encumbrances of any kind.

         Section 4.8.  Employee Benefits.

                  (a) Set forth on Schedule 4.8 is a correct and complete list of all funded or unfunded, written or oral, employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations thereunder (collectively, "ERISA") and all other contracts, agreements, incentives, salary, wages or other compensation plans or arrangements, including but not limited to all pension and profit sharing plans, savings plans, bonus, deferred compensation, incentive compensation, supplemental retirement, severance or termination pay, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, or supplemental unemployment benefit programs, policies, plans, or arrangements, union contracts, retiree benefits and agreements, severance agreements and each other employee benefit program, plan, policy or arrangement, at any time maintained, contributed to, or required to be contributed to by Harmony or an ERISA Affiliate for the benefit of present or former employees, directors, agents or consultants, or for which Harmony may be responsible or with respect to which it may have any liability, whether or not subject to ERISA and whether legally binding or not (each, a "Harmony Plan"). "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with Harmony would be deemed a single employer under Section 414(b),
(c), (m), (n) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA. Each Harmony Plan intended to be qualified under Section 401(a) of the Code (a "Tax-Qualified Plan") is identified as a Tax-Qualified Plan in such Schedule 4.8 and is so qualified.

                  (b) Harmony has heretofore delivered to EFC true and complete copies of each Harmony Plan listed on Schedule 4.8.

                  (c) Harmony and its employees do not participate in any Tax-Qualified Plan.

                  (d) In addition, with respect to all Harmony Plans, except as set forth on Schedule 4.8, (i) other than routine claims for benefits, there are no material actions, suits or claims pending or threatened against any Harmony Plan or the fiduciaries thereof, or against the assets of any Harmony Plan and (ii) on and after January 1, 1975, neither Harmony nor any of its ERISA Affiliates, nor any plan fiduciary of any Harmony Plan, has engaged in any prohibited transaction within the meaning of Title I of ERISA or Section 4975 of the Code and no imposition of excise tax penalties has occurred with respect thereto.

                  (e) Each "group health plan" (within the meaning of Section 4980B of the Code) maintained by Harmony has been administered in material compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and any regulations promulgated or proposed under the Code.

Harmony does not maintain, sponsor or contribute to any plan or program providing retiree medical or life insurance benefits.

         Section 4.9.  Litigation.

                (a) Except as set forth on Schedule 4.9, there is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of Harmony or any officer of Harmony, threatened against or affecting Harmony or its assets, Employees or properties, at law or in equity, or before or by any court or governmental authority, (ii) arbitration proceeding relating to Harmony or its assets, Employees or properties or (iii) governmental inquiry pending or, to the knowledge of Harmony or any officer of Harmony, threatened relating to or involving Harmony, its assets or properties or the business of Harmony or the transaction contemplated by this Agreement (including inquiries as to the qualification of Harmony to hold or receive any permit) and Harmony does not know of any basis for any of the foregoing. Except for actions brought to collect accounts receivable in the ordinary course of Harmony's business, there are no pending actions, suits, claims or proceedings brought by Harmony against others.

                (b) Harmony has not received any written opinion, memorandum, legal advice or notice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to its respective businesses and which would continue past the Closing Date. Harmony is not in default with respect to any order, writ, injunction or decree known to or served upon Harmony of any court or of any governmental authority.

                (c) Harmony knows of no pending or threatened action, suit, proceedings, investigation, order or injunction before or by any court or governmental body that seeks to restrain or to prevent the consummation of the Merger or the other transactions contemplated by this Agreement.

         Section 4.10. Material Contracts and Agreements. Harmony has described all material contracts of Harmony now in effect to which Harmony is a party or by which it or its properties or assets may be bound or affected, under which the total obligation of Harmony is in excess of $50,000 or which is otherwise material to Harmony on Schedule 4.10 (the "Harmony Material Contracts"). No default, alleged default or anticipatory breach exists on the part of Harmony or, to the best knowledge of Harmony, on the part of any other party, under any Harmony Material Contract, and there are no material agreements of the parties relating to any Harmony Material Contract that have not been disclosed to EFC. Except as set forth on Schedule 4.10, as of the Closing Date, Harmony will not be a party to any transaction with any officer or director of Harmony, any member of the family of any such officer or director or any corporation, partnership, trust or other entity in which any such officer or director has a substantial interest or is an officer, director, trustee or partner.

         Section 4.11. Labor Matters. Harmony is not a party to any collective bargaining agreement with any labor organization. There is not pending or, to the knowledge of Harmony, threatened any labor dispute, strike or work stoppage involving the employees of Harmony.

         Section 4.12.  Tax Matters.

                  (a) Harmony has filed all tax returns required to be filed by it under the laws of the United States of America, the jurisdiction of its incorporation, and each state or other jurisdiction in which it conducts business activities and is required to file. Harmony has paid or set up an adequate reserve in respect of all taxes for the periods covered by such returns. Harmony does not have any tax liability for which no tax reserve has been made in respect of any jurisdiction in which Harmony has business activities and is required to file. Harmony has set up as provisions for taxes on the Harmony Balance Sheet amounts sufficient for all accrued and unpaid federal, state, county and local taxes of Harmony, whether or not disputed, including any interest and penalties in connection therewith, for all fiscal periods ending on or before the date of the Harmony Balance Sheet.

                  (b) Harmony's federal income tax returns have been examined by the IRS (or closed by applicable statutes) for all years to and including the fiscal year ended December 31, 1992 and no such examinations are in progress. Any deficiencies proposed as a result of said audits have been paid or finally settled and no issue has been raised in any such examinations which, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined. The results of any settlements and any necessary adjustments in state income tax resulting therefrom are properly reflected in Harmony's financial statements referred to in Section 4.5. Harmony is not aware of any fact which would constitute grounds for any further tax liability with respect to the years which have not been examined. No agreements or waivers have been made by or on behalf of Harmony for the extension of time for the assessment of any tax or for any applicable statute of limitations.

                  (c) Except for taxes for the payment of which an adequate reserve has been established on the Harmony Balance Sheet, there are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the assets, properties or business of Harmony.

                  (d) All taxes and assessments that Harmony is required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authority or are, together with the payments due or to become due in connection therewith, duly reflected on the Harmony Balance Sheet in accordance with GAAP.

         Section 4.13. Absence of Undisclosed Liabilities. Harmony does not have any indebtedness, liability, or obligation of any character whatsoever, whether or not accrued and whether or not fixed or contingent, in excess of $100,000, other than (i) liabilities reflected in the Harmony Balance Sheet, (ii) liabilities incurred in the ordinary course of business (or pursuant to the liquidation) of Harmony since the date of the Harmony Balance Sheet, (iii) indebtedness, liability and obligations listed on Schedule 4.13 hereto, and (iv) liabilities incurred in connection with the performance of this Agreement. Harmony has described all material indebtedness, liabilities or obligations of Harmony known to it on Schedule 4.13 (the "Harmony Scheduled Liabilities").

         Section 4.14. Insurance. All significant policies of insurance, together with the premiums currently paid thereon, providing for business interruption, personal, employee, product or public liability coverage with respect to the business of Harmony are described on Schedule 4.14. The copies of such policies which have previously been delivered to EFC are complete and correct. There are no claims, actions, suits or proceedings arising out of or based upon any of such policies of insurance, and, so far as is known to Harmony or any of its officers, no basis for any such claim, action, suit or proceeding exists. There are no notices of any pending or threatened terminations with respect to any of such policies and Harmony is in compliance with all conditions contained therein.

         Section 4.15. No Material Adverse Change. Since the date of the Harmony Balance Sheet, Harmony has not experienced any damage, destruction or loss (whether or not covered by insurance) to its assets or material adverse change in the business, financial condition, operations, or results of operations of Harmony.

         Section 4.16. Required Consents. There have been or will be timely filed, given, obtained or taken all applications, notices, consents, approvals, orders, registrations, qualifications, waivers or other actions of any kind required by virtue of the execution and delivery of this Agreement by Harmony or the consummation by Harmony of the Merger or any of the transactions contemplated hereby.

         Section 4.17.  Registration Statements; Proxy Statement/Prospectus.
The Proxy Statement (as such term is defined in Section 6.1(b) of this Agreement), on the date on which the Proxy Statement is mailed to the shareholders of Harmony in connection with the Special Meeting with respect to all information set forth therein furnished by Harmony and relating to Harmony (i) will comply as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder, as applicable, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In no event, however, shall Harmony be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, information concerning EFC furnished by EFC specifically for use therein.

         Section 4.18. Disclosure; Representations and Warranties. Harmony has made true and complete responses in all material respects to all EFC's requests for information, documents, contracts, agreements and records of Harmony relating to the business of Harmony. Neither this Agreement nor any statement, certificate, writing or document furnished to EFC by Harmony in connection with this Agreement contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

         Section 4.19. Finders or Brokers. Harmony has not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby, other than Scott & Stringfellow, Inc., which has been engaged to render a fairness opinion with respect to the Merger.

         Section 4.20.  Patents, Trademarks, etc.

                  (a) Schedule 4.20 lists all patents and pending applications therefor, all material registered and unregistered trademarks and copyrights, and pending applications therefor, and technology licenses and material software licenses presently used by Harmony, divided into items owned by Harmony and items licensed from third parties. The items listed on Schedule 4.20, together with all other inventions, processes, know-how, trade secrets and other intellectual property currently owned or used by Harmony are referred to as the "Harmony Intellectual Property."

                  (b) Harmony owns or has the valid right to use the Harmony Intellectual Property to the extent used in its current operations, and, the consummation of the Merger and the other transactions contemplated by this Agreement will not alter or impair any such rights.

                  (c) To Harmony's knowledge, the current operations of Harmony do not infringe any valid foreign or U.S. patent, trademark, copyright or trade name. The Harmony Intellectual Property and the know-how possessed by Harmony are collectively sufficient to carry on the operations of Harmony as presently conducted. No claim by any third party contesting the validity, enforceability, use or ownership of the Harmony Intellectual Property has been made, is currently outstanding or, to Harmony's knowledge, threatened.

         Section 4.21.  Environmental.

                  (a) The following terms shall have the following meanings:

                         (i)        "Environmental Compliance Action" means any
expenditure or action necessary to cause any equipment, structure, facility, device or process which is located at the Effective Time at any of the Harmony Facilities, and subject to regulation pursuant to Environmental Laws, to be in compliance with Applicable Environmental Laws in effect on or before the Effective Time. Environmental Compliance Action may include relaxation in Environmental Laws subsequent to the Effective Time, but shall not include any Remedial Action.

                        (ii) "Environmental Losses" means any and all claims, damages, losses, expenses, costs, and liabilities of any kind imposed or incurred pursuant to Environmental Laws, including without limitation remedial, removal, response, restoration, abatement, investigative, testing, monitoring, personal injury, death and property damage costs.

                       (iii) "Environmental Laws" means applicable federal, state, local and foreign laws, statutes, regulations, ordinances and rules now in force, relating to pollution or the protection, cleanup or restoration of the environment, or to safety or health, including, but not limited to, any of the same relating to (a) generation, treatment, storage, disposal or transportation of wastes, emissions or discharges or protection of the environment from the same; (b) noise; (c) exposure to Hazardous Substances; or (d) regulation of the manufacture, processing, distribution in commerce or use of chemical substances, food and drug products, ingredients and additives, insecticides and pesticides, including without limitation the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Oil Pollution Act, and the Occupational Safety and Health Act, in each case as amended and including their comparable state and local laws.

                        (iv) "Environmental Permit" means any approval, license, order, permit or other similar authorization of or with any governmental authority (or any other persons) necessary for the ownership and operation of any of the Harmony Facilities required by applicable Environmental Laws.

                         (v)        "Harmony Facilities" means the property
subject to leases described on Schedule 4.7.

                        (vi) "Hazardous Substance" means any toxic substance or waste, pollutant, hazardous substance or waste, contaminant, insecticide, pesticide, special waste, infectious waste, industrial substance or waste, or any constituent of any such substance or waste to the extent regulated under or defined by or pursuant to any Environmental Law, and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), polychlorinated biphenyls, urea, formaldehyde, radon gas, radioactive matter, and chemicals which are regulated as potentially causing cancer or reproductive toxicity.

                       (vii) "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

                      (viii) "Remedial Action" means all actions, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable Environmental Laws, to (a) clean up, remediate, remove, treat, cover or in any other way adjust Hazardous Substances in the environment; or (b) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any environmental media; and (c) restore the Harmony Facilities to substantially the same condition they were in prior to commencing such Remedial Action.

                  (b) Except for violations which individually or in the aggregate would not have a material adverse effect, Harmony has obtained all Environmental Permits necessary for the current use and operation of the Harmony Facilities in accordance with Applicable Environmental Laws and the Harmony Facilities are owned and are being operated in compliance with applicable Environmental Laws, in each case as in effect and as interpreted by the relevant judicial and regulatory authorities as of the Closing Date ("Applicable Environmental Law").

                  (c) There are no lawsuits, written claims or written demands from governmental agencies, actions, proceedings or administrative enforcement or environmental cleanup proceedings pending or, to Harmony's knowledge, threatened, with respect to the condition or operation of the Harmony Facilities. To Harmony's knowledge: (i) none of the Harmony Facilities have been placed on, or proposed to be placed on, the National Priorities List or its state equivalents pursuant to CERCLA or analogous state laws, including laws which establish registers of historically contaminated sites; and (ii) none of the Harmony Facilities include underground storage tanks subject to regulation under RCRA or state laws aimed at the protection of waters or at hazardous waste disposal, from which there has been a Release of Hazardous Substances and all underground storage tanks now or previously located at the Harmony Facilities have either been removed in accordance with all then applicable laws, including but not limited to Environmental Laws, or if still present, have been permitted in accordance with applicable Environmental Laws.

                  (d) There has been no Release of Hazardous Substances in, on, under or at the Harmony Facilities in violation of then applicable Environmental Law.

                  (e) Harmony is not subject to any order requiring cleanup or remedial action with respect to any of the Harmony Facilities. Harmony has not received any notice that they might be a potentially responsible party as defined in CERCLA with respect to the operations and activities of Harmony.

                  (f) The execution, delivery and performance of this Agreement and the other documents and instruments referred to herein or contemplated hereby, the consummation of the transactions contemplated thereby and the performance by Harmony of its obligations thereunder do not and will not violate any applicable Environmental Law or any Environmental Permit.

                                    ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF EFC

         EFC represents and warrants that as of the date of this Agreement:

         Section 5.1. Organization; Authority. EFC is a corporation organized and existing in good standing under the laws of the Commonwealth of Virginia. EFC is duly authorized to conduct business and is in good standing under the laws of the Commonwealth of Virginia. No jurisdiction in the United States in which EFC is not now qualified has asserted that EFC is required to be qualified to do business therein.

         EFC has all necessary power and authority to own or to lease, and to operate, its properties and assets and to carry on its business as it is now being conducted.

         Section 5.2. Capitalization of EFC. The authorized capital stock of EFC is as set forth on Schedule 5.2 hereto which also sets forth the number of shares of each class of capital stock outstanding as of the date of this Agreement. At the Effective Time, all outstanding shares of capital stock of EFC will have been duly authorized and validly issued and will be fully paid and nonassessable. No shares of EFC's capital stock are held in treasury. Except as set forth on Schedule 5.2, there are, as of the date of this Agreement, no options, warrants, rights, calls, commitments or agreements of any character obligating EFC to issue any shares of capital stock or any security representing the right to purchase or otherwise receive any such shares. Except for restrictions on transfer arising under applicable federal and state securities laws, there are no existing restrictions imposed by EFC or by their respective affiliates on the transfer of any outstanding shares of capital stock of EFC and there are no registration covenants with respect thereto. At the Effective Time, none of the outstanding shares of EFC will have been issued in violation of the preemptive rights of any present or former shareholder.

         Section 5.3. Charter Documents. The copies of the articles of incorporation and by-laws of EFC which have previously been delivered to Harmony are complete and correct.

         Section 5.4. Binding Obligation; Consents; Litigation. The execution and delivery of this Agreement by EFC does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the articles of incorporation of EFC or (ii) any provision of, or result in a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which EFC is a party, or to which EFC is, or the assets, properties or business of EFC are, subject, which would have a material adverse effect on EFC or any of its assets. The Board of Directors and the shareholders of EFC have approved this Agreement and authorized the execution and delivery hereof. EFC has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. EFC has taken all action required by law, its articles of incorporation, its by-laws or otherwise to authorize and to approve the execution and delivery of this Agreement and the documents, agreements and certificates executed and delivered by it in connection herewith and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by EFC and constitutes a valid and legally binding obligation of EFC, enforceable against EFC in accordance with its terms, subject to the Creditor Exception. Other than in connection with the Virginia Act, no consent, action, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained by EFC in order to authorize the execution and delivery by EFC of this Agreement or the consummation of the Merger.

         Section 5.5. Real Property. EFC does not own, have legal or equitable title in, or have a leasehold interest in, any real property (the "EFC" Real Property").

         Section 5.6.  Litigation.

                  (a) There is no (i) action, suit, claim, proceeding or investigation pending or, to the knowledge of EFC or any officer of EFC, threatened against or affecting EFC or its assets, employees or properties, at law or in equity, or before or by any court or governmental authority, (ii) arbitration proceeding relating to EFC or its assets, employees or properties or
(iii) governmental inquiry pending or, to the knowledge of EFC or any officer of EFC, threatened relating to or involving EFC, its assets or properties or the business of EFC or the transactions contemplated by this Agreement (including inquiries as to the qualification of EFC to hold or receive any permit) and EFC does not know of any basis for any of the foregoing. There are no pending actions, suits, claims or proceedings brought by EFC against others.

                  (b) EFC has not received any written opinion, memorandum, legal advice or notice from legal counsel to the effect that they are exposed, from a legal standpoint, to any liability or disadvantage which may be material to their respective businesses and which would continue past the Effective Time. EFC is not in default with respect to any order, writ, injunction or decree known to or served upon EFC of any court or of any governmental authority.

                  (c) EFC knows of no pending or threatened action, suit, proceeding, investigation, order or injunction before or by any court or governmental body that seeks to restrain or to prevent the consummation of the Merger or the other transactions contemplated by this Agreement.

         Section 5.7. Material Contracts and Agreements. No default, alleged default or anticipatory breach exists on the part of EFC or, to the best knowledge of EFC or any of its officers, on the part of any other party, under any material agreement, written or oral, relating to the business of EFC.

         Section 5.8. Labor Matters. EFC is not a party to any collective bargaining agreement with any labor organization. There is not pending, or to the knowledge of EFC threatened, any labor dispute, strike or work stoppage involving the employees of EFC.

         Section 5.9. Absence of Undisclosed Liabilities. EFC does not have any material indebtedness, liability or obligation of any character whatsoever, whether or not accrued and whether or not fixed or contingent, other than (i) liabilities incurred in the ordinary course of business of EFC, (ii) indebtedness, liabilities and obligations listed on Schedule 5.9 hereto, and
(iii) liabilities incurred in connection with the performance of this Agreement. EFC has described all material indebtedness, liabilities or obligations of EFC known to it on Schedule 5.9 (the "EFC Scheduled Liabilities").

         Section 5.10. Required Consents. There have been or will be timely filed, given, obtained or taken all applications, notices, consents, approvals, orders, registrations, qualifications, waivers or other actions of any kind required by virtue of the execution and delivery of this Agreement by EFC or the consummation by EFC of any of the transactions contemplated hereby.

         Section 5.11. Proxy Statement. The Proxy Statement (as such term is defined in Section 6.1(b) of this Agreement), on the date on which the Proxy Statement is mailed to the shareholders of Harmony in connection with the Special Meeting, with respect to all information set forth therein furnished by EFC and relating to EFC (i) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, as applicable, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. In no event, however, shall EFC be liable for any untrue statement of a material fact or omission in the Proxy Statement made in reliance upon, and in conformity with, information concerning Harmony furnished by Harmony specifically for use therein.

         Section 5.12. Disclosure; Representations and Warranties. EFC has made true and complete responses in all material respects to all of Harmony's requests for information, documents, contracts, agreements and records of EFC relating to the business of EFC. Neither this Agreement nor any statement, certificate, writing or document furnished to Harmony by EFC in connection with this Agreement contains, as of the dates of such documents, any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

         Section 5.13. Finders or Brokers. EFC has not utilized the services of any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or upon consummation of the transactions contemplated hereby.

         Section 5.14. Nature of EFC's Business. EFC represents and warrants that it is a start-up business that has never conducted, and will not conduct prior to the Closing, any business operations. In connection therewith, and as a result thereof, EFC (i) has never had prepared any financial statements, (ii) has no employee benefit or other similar plans of any nature whatsoever, and
(iii) has never been required to file any tax returns of any type whatsoever.

                                    ARTICLE 6

             TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE MERGER

         Section 6.1.  Special Meeting.

                  (a) Subject to its fiduciary responsibilities and the provisions of the Virginia Act, the Board of Directors of Harmony will submit this Agreement to its shareholders for their adoption and will solicit proxies in favor of and recommend to its shareholders such adoption at a meeting thereof to be duly called and held as soon as practicable.

                  (b) The parties hereto shall cooperate with each other in every way in carrying out the transactions contemplated herein, including, but not limited to, (i) in obtaining all required approvals and authorizations, (ii) in furnishing information required for use in a proxy statement (the "Proxy Statement") complying with the requirements of applicable state and federal law and regulations for use in connection with the Special Meeting to be held for the purpose of considering the transactions contemplated by this Agreement, and
(iii) in executing and delivering all documents, instruments or copies thereof deemed necessary or useful by either party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any of the parties or by any governmental agency at any hearing in connection with any such application or in connection with any such agency's review of the transactions contemplated hereby, or the Proxy Statement, such party promptly shall use its best efforts to arrange for such appearance. Harmony and EFC each promptly shall provide the other with copies of all such applications and all amendments and supplements thereto filed or made in connection with the transactions contemplated hereby and promptly shall advise the other of the substance of all oral or written comments received thereon from applicable regulatory authorities.

                  (c) Submission to Shareholders. Harmony shall take all such actions as may be required to submit the Merger and the other transactions contemplated by this Agreement at the earliest practicable date for the approval of its shareholders. The Board of Directors of Harmony shall recommend such approvals by the shareholders at the Special Meeting as are required to effectuate the Merger and the other transactions contemplated hereby.

                                    ARTICLE 7

                        CERTAIN COVENANTS AND AGREEMENTS

         Section 7.1. Approvals; Consents. Harmony will obtain or cause to be obtained all consents, approvals and authorizations required by any applicable requirement of law or by any contract or agreement to be obtained by Harmony in connection with the consummation of the Merger. EFC will obtain or cause to be obtained all consents, approvals and authorizations required by any applicable requirement of law or by any contract or agreement to be obtained by EFC in connection with the consummation of the Merger.

         Section 7.2. Conduct of Business Prior To Effective Time. Except as otherwise provided in this Agreement, Harmony shall: (i) conduct its business only in the ordinary course and consistent with past practices; (ii) keep in full force and effect its corporate existence; (iii) comply with the Material Contracts and other agreements by which it is bound; (iv) use reasonable efforts to retain its employees and maintain its business relationships with customers and suppliers; (v) use, operate and maintain in all material respects its Real Property and other properties, as presently used, operated and maintained, except for ordinary wear and tear; and (vi) except for increases in the ordinary course of business and consistent with past practices, not grant any increase in the compensation or rate of compensation payable or to become payable to any of its employees. Without the prior written consent of EFC, Harmony will not: (i) amend its charter or by-laws, (ii) except as expressly permitted by this Agreement, declare, set aside or pay any dividend or distribution with respect to its capital stock, or repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or any securities convertible into any shares of its capital stock, (iii) except as expressly permitted by this Agreement, issue, sell or otherwise permit to become outstanding any additional shares of its capital stock, or any option, warrant, conversion, or other right to acquire any such stock or any security convertible into any such stock, or enter into an agreement or commitment with respect to the foregoing, other than shares of Harmony Common Stock to be issued to certain Harmony Directors in connection with a contribution of capital of approximately $76,000 by such Harmony Directors anticipated to be made in mid-December 1996, a condition to which shall be subscription by Harmony Directors for shares of preferred stock of EFC on terms consistent with prior subscriptions by such Harmony Directors, (iv) enter into any other agreement or commitment not in the ordinary course of business, including without limitation an agreement or commitment to acquire direct or indirect control over any third party or to sell or otherwise dispose of any substantial part of its assets or any asset other than in the ordinary course of business for reasonable and adequate consideration; (v) incur any indebtedness, other than indebtedness incurred in the ordinary course of business; or (vi) make any new commitments for capital expenditures exceeding Twenty-Five Thousand Dollars ($25,000) per item or Fifty Thousand Dollars ($50,000) in the aggregate.

         Section 7.3.  Access to Information and Documents.

                  (a) From the date hereof to the Closing Date, Harmony shall give to, or cause to be made available for, and EFC shall give to, or cause to be made available for, Harmony and their respective counsels, accountants and other representatives full access during normal business hours to all properties, documents, contracts, employees and records of Harmony or EFC and furnish the other party with copies of such documents and with such information as such party from time to time reasonably may request. Each party will make available to the other for examination correct and complete copies of all Federal, state, local and foreign tax returns filed together with all available revenue agents' reports, all other reports, notices and correspondence concerning tax audits or examinations and analyses of all provisions for reserves or accruals of taxes, including deferred taxes.

                  (b) Until the Closing Date (and, if this Merger Agreement is terminated prior to the Closing Date, at all times after such termination), the parties will not disclose or use any confidential information obtained in the course of their respective investigations, except to the extent that any such confidential information subsequently becomes public knowledge.

                  (c) If the Merger is not consummated and this Agreement is terminated, then EFC promptly shall return all documents, contracts, records or properties of Harmony furnished by Harmony to EFC and all copies thereof, and Harmony promptly shall return all documents, contracts, records or properties of EFC furnished by EFC to Harmony, and all copies thereof.

         Section 7.4.  Periodic Information.

                  (a) From the date hereof to the Closing Date, Harmony shall furnish EFC with such additional financial and operating data and other information regarding its business, reasonably available to Harmony, as EFC shall from time to time reasonably request.

                  (b) From the date hereof to the Closing Date, EFC shall furnish Harmony with such additional financial and operating data and other information regarding its business, reasonably available to EFC as Harmony shall from time to time reasonably request.

         Section 7.5. Representations. Each of the parties to this Agreement (a) will take all action necessary to render accurate as of the Closing Date their respective representations and warranties contained herein, (b) will refrain from taking any action which would render any such representation or warranty inaccurate in any material respect as of such time, and (c) will perform or cause to be satisfied each covenant or condition to be performed or satisfied by them under this Agreement.

         Section 7.6.  Information.

                  (a) Harmony will furnish EFC with all information concerning Harmony reasonably required by any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

                  (b) EFC will furnish Harmony with all information concerning EFC reasonably required for inclusion in the Proxy Statement and any other registration statement, application or filing made by Harmony to the SEC, Nasdaq or any other governmental or regulatory body in connection with the transactions contemplated by this Agreement.

         Section 7.7.  Notice of Breach.

                  (a) EFC will immediately give notice to Harmony of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by EFC or a failure by EFC to comply with any covenant, condition or agreement contained herein.

                  (b) Harmony will immediately give notice to EFC of the occurrence of any event or the failure of any event to occur that results in a breach of any representation or warranty by Harmony or a failure by Harmony to comply with any covenant, condition or agreement contained herein.

         Section 7.8. Negotiations with Third Parties. Harmony will not, without the prior written approval of EFC, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of Harmony or any investment banker, financial advisor, attorney, accountant or other representative retained by Harmony to take any such action. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement) involving
Harmony: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more of the assets of Harmony, taken as a whole;
(iii) any tender offer or exchange offer for any of the outstanding shares of capital stock of Harmony or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership of, or any group (as such term is used in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the outstanding shares of capital stock of Harmony other than the Inside Shareholders; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing provided, however, that Harmony and its officers and directors will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any efforts or attempts by any person to do or seek any of the foregoing to the extent their fiduciary duties may require.

         Section 7.9. Fairness Opinion. Harmony will deliver to EFC on or before the date the Proxy Statement is mailed to the shareholders of Harmony an opinion of Scott & Stringfellow, Inc. as to the fairness of the Merger to Harmony's shareholders from a financial point of view ("Fairness Opinion").

         Section 7.10.  Indemnification.

         (a) EFC will not take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or by-laws of Harmony for the benefit of any individual who served as a director or officer of Harmony at any time prior to the Effective Time.

         (b) In the event (i) Harmony breaches (or in the event any third party alleges facts that, if true, would mean Harmony has breached) any of its representations or warranties contained in this Agreement, or (ii) the Surviving Corporation incurs any obligations or liabilities in connection with the exercise of dissenters' rights by holders of Harmony Common Stock pursuant to
Article 15 of the Virginia Stock Corporation Act ("Dissenters' Liabilities") and if EFC makes a written claim for indemnification against Harmony within six (6) months of the Effective Time, then the Harmony Directors shall indemnify EFC from and against the entirety of all amounts incurred in connection with all actions, proceedings, suits, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, including all damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses ("Adverse Consequences") EFC may suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences EFC may suffer after the end of the six (6) month survival period, other than Adverse Consequences suffered in connection with Dissenters' Liabilities) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) or the Dissenters' Liabilities. Notwithstanding anything herein to the contrary, the Harmony Directors shall not have any obligation to indemnify EFC from and against any Adverse Consequences caused by the breach of any representation and warranty of Harmony contained in this Agreement or for any Dissenters' Liabilities until EFC has suffered Adverse Consequences in excess of a $50,000 aggregate deductible (after which point the Harmony Directors will be obligated only to indemnify EFC from and against further such Adverse Consequences). In addition, in the event the Harmony Directors have any indemnity obligation to EFC pursuant to this Section 7.10(b), EFC's sole remedy in connection with the recovery of any Adverse Consequences shall be to proceed against and recover shares of preferred stock of EFC owned by the Harmony Directors, which shares, in such event, shall be valued at $2.00 per share without discount for any reason, including without limitation any calculations based on a time value of money theory. Accordingly, the Harmony Directors shall not be liable for any monetary damages whatsoever in connection with their indemnity obligations hereunder. Further, it is understood and agreed by EFC, Harmony and the Harmony Directors that the foregoing indemnification provisions are in addition to any statutory, equitable, or common law remedy EFC may have for a breach of any representation or warranty. With respect to any third party claims pursuant to the foregoing indemnity provisions, such third party claims shall be resolved as follows:

                (i) If any third party shall notify EFC (the "Indemnified Party") with respect to any matter ("Third Party Claim") which may give rise to a claim for indemnification against the Harmony Directors ("Indemnifying Party") under this Section 7.10(b) then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing.

               (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

              (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in (ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

               (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably.

         Section 7.11. Payment to Exchange Agent. Promptly after the Closing, or at such earlier time as EFC chooses, cash in an amount sufficient to pay all shareholders of Harmony the Merger Consideration to which they are entitled, less any debt of Harmony shareholders to EFC, will be deposited by EFC with First Union National Bank of North Carolina, as exchange agent (the "Exchange Agent").

                                    ARTICLE 8

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         The obligations of the parties under this Agreement are subject to the fulfillment and satisfaction of each of the following conditions:

         Section 8.1. Shareholder Approvals. At or before the Effective Time, the shareholders of Harmony holding more than two-thirds of the outstanding shares of Harmony Common Stock shall have adopted this Agreement ("Requisite Shareholder Approval").

         Section 8.2. Regulatory Approvals. At or before the Effective Time, all applicable approvals of governmental regulatory authorities of the United States of America or of any state or political subdivision thereof required to consummate the Merger shall have been obtained.

         Section 8.3. Pending Litigation. No legal, administrative, arbitrational, investigatory or other proceeding shall be pending before any court, tribunal or governmental authority at the Closing Date which seeks to challenge or prevent the Merger or any transaction contemplated by this Agreement or which seeks to obtain a remedy at law in connection therewith.

         Section 8.4. Third Party Consents. At or before the Effective Time, all consents from third parties necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

                                    ARTICLE 9

                         CONDITIONS TO EFC'S OBLIGATIONS

         The obligations of EFC hereunder are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by EFC):

         Section 9.1. Representations and Warranties. The representations and warranties of Harmony contained in this Agreement (including the Schedules and Exhibits hereto), or in any certificate or document delivered to EFC in connection herewith, shall be true in all material respects on the Closing Date as if made again on and as of the Closing Date. Harmony shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Harmony at or before the Closing Date. EFC shall have been furnished with certificates of appropriate officers of Harmony, dated the Closing Date, certifying in such detail as EFC may reasonably request to the fulfillment of the foregoing conditions.

         Section 9.2. Authority. All action required to be taken by, or on the part of Harmony to authorize the execution, delivery and performance of this Agreement by Harmony and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and shareholders of Harmony.

         Section 9.3. Opinion of Harmony's Counsel. Kaufman & Canoles, counsel to Harmony, shall have delivered to EFC a reasonable and customary opinion, dated the Closing Date and addressed to EFC, substantially in the form agreed to by Kaufman & Canoles and EFC.

         Section 9.4. Legal Matters Satisfactory. All legal matters, and the form and substance of all documents to be delivered by Harmony to EFC at the Closing, shall have been approved by, and shall be satisfactory to, counsel to EFC.

         Section 9.5. No Material Adverse Change. There shall not have been any material adverse change in the business or financial condition of Harmony from that disclosed in the Harmony Balance Sheet for the period from the date of the Harmony Balance Sheet to the Closing Date.

         Section 9.6. Payment of Debt. Harmony Directors shall have repaid all amounts previously drawn by the Company under its $750,000 line of credit with NationsBank, N.A.

         Section 9.7. Professional Expenses. Harmony Directors shall have paid the Company's professional expenses, including fees and disbursements of legal counsel, accountants, and Scott & Stringfellow, Inc., incurred by the Company prior to the Merger.

                                   ARTICLE 10

                       CONDITIONS TO HARMONY'S OBLIGATIONS

         The obligations of Harmony hereunder are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived, in whole or in part, by Harmony):

         Section 10.1. Representations and Warranties. The representations and warranties of EFC contained in this Agreement, or in any certificate or document delivered to Harmony in connection herewith, shall be true in all material respects at the Closing Date as if made again on and as of the Closing Date. EFC shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by EFC at or before the Closing Date. Harmony shall have been furnished with certificates of appropriate officers of EFC, dated the Closing Date, certifying in such detail as Harmony may reasonably request to the fulfillment of the foregoing conditions. In addition, EFC shall have delivered a certificate containing a representation and warranty stating the number of shares of each class of capital stock of EFC that is outstanding as of the Effective Time, and that except as set forth on such certificate, and at the Effective Time, there will be no options, warrants, rights, calls commitments or agreements of any character obligating EFC to issue any shares of capital stock or any security representing the right to purchase or otherwise receive any such shares.

         Section 10.2. Authority. All action required to be taken by, or on the part of EFC to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by their respective shareholders and Board of Directors.

         Section 10.3. Opinion of Counsel for EFC. Mezzullo & McCandlish, counsel for EFC, shall have delivered to Harmony a reasonable and customary opinion, dated the Closing Date and addressed to Harmony, substantially in the form of agreed to by Mezzullo & McCandlish and Harmony.

         Section 10.4. Legal Matters Satisfactory. All legal matters, and the form and substance of all documents to be delivered by EFC to Harmony at the Closing, shall have been approved by, and shall be satisfactory to, counsel to Harmony.

         Section 10.5. No Material Adverse Change. There shall not have been any material adverse change in the business or financial condition of EFC from that disclosed in the EFC Balance Sheet for the period from the date of the EFC Balance Sheet to the Closing Date.

         Section 10.6. Capitalization. EFC shall be sufficiently capitalized to pay, and shall pay, the Merger Consideration, less any liability of shareholders of Harmony to EFC.

                                   ARTICLE 11

                                   TERMINATION

         Section 11.1. Termination. This Agreement may be terminated and the Merger abandoned at any time before the Closing Date:

                  (a) by the written consent of Harmony and EFC;

                  (b) by EFC, in writing, if there has been a material misrepresentation in this Agreement by Harmony, or a material breach by Harmony of any of its warranties or covenants set forth herein, or a failure of any condition to which the obligations of EFC hereunder are subject;

                  (c) by Harmony, in writing, if there has been a material misrepresentation in this Agreement by EFC, or a material breach by EFC of any of the warranties or covenants of EFC set forth herein, or a failure of any condition to which the obligations of Harmony hereunder are subject;

                  (d) by either Harmony or EFC, in writing, if the Effective Time shall not have occurred before December 31, 1996, for any reason other than the failure of the party seeking to terminate this Agreement to perform its obligations hereunder or a misrepresentation or breach of warranty by such party herein;

                  (e) by either Harmony or EFC, in writing, in the event the Fairness Opinion is withdrawn;

                  (f) by either Harmony or EFC, in writing, in the event the Merger does not receive the Requisite Shareholder Approval from Harmony's shareholders.

                  (g) by Harmony, in writing, at any time prior to the Effective Time, in the event Harmony's Board of Directors concludes that termination is required as a result of the Board of Directors' fiduciary duties.

                                   ARTICLE 12

                                  MISCELLANEOUS

         Section 12.1. Expenses. Except as expressly provided in Section 9.7 or elsewhere herein, each party hereto shall pay its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein to be performed or complied with by it. The parties further agree that costs and expenses in connection with obtaining approval of the transactions contemplated by this Agreement, including, but not limited to, any SEC filing fees and expenses, and the printing of the Proxy Statement, shall be paid by Harmony. Harmony shall also pay all proxy solicitation costs in connection with its special meeting of shareholders to vote on this Agreement.

         Section 12.2.  Survival of Representations and Warranties; Obligation.

                  (a) Except as provided in Section 7.10(b) or otherwise below, the representations and warranties of Harmony contained in Article 4 and the representations and warranties of EFC contained in Article 5 shall terminate upon (i) the Closing, or (ii) the date of termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 11.1(a), 11.1(d), 11.1(e), 11.1(f) or 11.1(g) (except for the agreements as to as to expenses contained in Section 12.1), and the parties hereto shall have no continuing obligations or liabilities with respect thereto.

                  (b) If either EFC or Harmony shall have the right to terminate this Agreement and abandon the Merger pursuant to the provisions of Section 11.1(b) or Section 11.1(c), then the party which does not have the right so to terminate this Agreement will use its reasonable efforts to cure the condition giving rise to such right. If such party is unable to cure the condition giving rise to such right, the other may exercise its right under Section 11.1(b) or
Section 11.1(c) to terminate this Agreement and abandon the Merger, or may waive such right and proceed to consummate the Merger. In any such event, the representations, warranties, covenants and agreements (except for the agreements as to expenses contained in Section 12.1) of the parties shall terminate, and the parties hereto shall have no continuing obligations or liabilities with respect thereto, except as set forth in this Section 12.2(b).

                  (c) If Harmony terminates this Agreement solely pursuant to
Section 11.1(g), or if the Merger does not receive the Requisite Shareholder Approval as a result of directors of Harmony voting against the Merger (and the Merger would have been approved had such directors voted in favor of the Merger), then Harmony shall pay to EFC $150,000 in cash within thirty (30) days of such termination.

         Section 12.3. Governing Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA APPLICABLE TO CONTRACTS MADE

AND TO BE PERFORMED WITHIN SUCH STATE. EACH PARTY AGREES THAT THE FEDERAL COURTS OF THE UNITED STATES SHALL HAVE THE EXCLUSIVE JURISDICTION FOR ANY DISPUTE UNDER THIS AGREEMENT. EFC AND HARMONY HEREBY CONSENT TO PERSONAL JURISDICTION IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT SITTING IN NORFOLK, VIRGINIA WITH RESPECT TO CLAIMS ARISING UNDER THIS AGREEMENT.

         Section 12.4. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail (as of two days after deposit in a United States post office), or sent by overnight courier service (as of two days after delivery to an internationally recognized courier service), or by facsimile (upon receipt), in any case, postage and charges prepaid,

                  (a)      if to EFC, addressed to:

                           Mr. Thomas W. McCandlish
                           2540 Professional Road, Suite 5
                           Richmond, Virginia  23235
                           Telephone:  (804) 272-4806
                           Facsimile:  (804) 320-2100

                  with copies to:

                           Mezzullo & McCandlish
                           1111 E. Main Street, Suite 1500
                           Post Office Box 796
                           Richmond, Virginia  23218
                           Telephone:  (804) 775-3100
                           Facsimile:  (804) 775-3800
                           Attention:  Genevieve K. Dybing

                  (b)      if to Harmony, addressed to:

                           Harmony Products, Inc.
                           808 Live Oak Drive, Suite 126
                           Chesapeake, Virginia 23320
                           Telephone:  (804) 523-2849
                           Facsimile:  (804) 523-9567
                           Attention:  Mr. Gregory R. Gill
                  with a copy to:

                           Kaufman & Canoles
                           One Commercial Place
                           P.O. Box 3037
                           Norfolk, Virginia 23514
                           Telephone:  (757) 624-3000
                           Facsimile:  (757) 624-3169
                           Attention:  John Paris, Esq.

or such other address as shall be furnished in writing by either party to the other.

         Section 12.5. Press Releases. Harmony will provide any press releases issued in connection with the transactions contemplated by this Agreement to EFC prior to the issuance thereof.

         Section 12.6.  Assignment; Amendments, Waivers.

                  (a) No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the others.

                  (b) This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

                  (c) No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties. No waiver by either party of any breach of any provision hereof shall be deemed to be a continuing waiver thereof in the future or a waiver of any other provision hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         Section 12.7. Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.

         Section 12.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

         Section 12.9. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

         Section 12.10. Counterparts. This Agreement may be executed in one or more counterparts which, taken together, shall constitute one and the same instrument, and this Agreement shall become effective when one or more counterparts have been signed by each of the parties.

         Section 12.11. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

ENVIRONMENTAL FERTILIZER                          HARMONY PRODUCTS, INC.
CORPORATION


By: /s/ Environmental Fertilizer Corporation      By: /s/ Harmony Products, Inc.
   -----------------------------------------          --------------------------

Name:                                             Name:
     ------------------------------------              ------------------------

Title:                                            Title:
     ------------------------------------              ------------------------
          The undersigned are entering into this Agreement solely to evidence their obligations under Section 7.10(b) and for no other purpose.

DIRECTORS:

/s/ Gregory R. Gill
-------------------------
Gregory R. Gill

/s/ W. Reginald Powell
-------------------------
W. Reginald Powell

/s/ Raymond E. Grover
-------------------------
Raymond E. Grover

/s/ J. Mark Nuzum
-------------------------
J. Mark Nuzum

/s/ J. Samuel Roady
-------------------------
J. Samuel Roady

/s/ John W. Dibble
-------------------------
John W. Dibble

/s/ James A. Shirley
-------------------------
James A. Shirley

                                                 EXHIBIT B

                                      VIRGINIA STOCK CORPORATION ACT
                                       Dissenters' Rights Provisions

ss. 13.1-729.  Definitions.  In this article:

         "Corporation" means the issuer of the share held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss. 13.1-732 through ss. 13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

         "Shareholder" means the record shareholder or the beneficial shareholder.

ss. 13.1-730.  Right to dissent.

                   A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by ss. 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss. 13.1-719;

        2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                  B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                  C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

         1. The articles of incorporation of the corporation issuing such shares provide otherwise;

         2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                           a.       Cash;

                           b.       Shares or membership interests, or shares or
membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                           c.       A combination of cash and shares or
membership interests as set forth in subdivisions 2 a and 2 b of this subsection, or

         3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of"disinterested directors" as such terms are defined in ss. 13.1-725.

                  D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

         1.       The proposed corporate action is abandoned or rescinded;

         2. A court having jurisdiction permanently enjoins or sets aside the corporate action: or

         3. His demand for payment is withdrawn with the written consent of the corporation.

ss. 13.1-731.  Dissent by nominees and beneficial owners.

                  A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights: and

         2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

ss. 13.1-732.  Notice of dissenters' rights.

                  A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

                  B. If corporate action creating dissenters' rights under ss. 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss. 13.1-734.

ss. 13.1-733.  Notice of intent to demand payment.

                  A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

                  B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

ss. 13.1-734.  Dissenters' notice.

                  A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss. 13.1-733.

                  B.     The dissenters' notice shall:

         1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

         2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date

         4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

         5.       Be accompanied by a copy of this article.

ss. 13.1-735.  Duty to demand payment.

                  A. A shareholder sent a dissenters' notice described in ss. 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

                  B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

                  C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

ss. 13.1-736.  Share restrictions.

                  A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

                  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

ss. 13.1-737.  Payment.

                  A. Except as provided in ss. 13.1-738,within thirty days after receipt of a payment demand made pursuant to ss. 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

                  B.     The payment shall be accompanied by:

         1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated

         3. A statement of the dissenters' right to demand payment under ss. 13.1-739;

and

         4.       A copy of this article.

ss. 13.1-738.  After-acquired shares.

                  A. A corporation may elect to withhold payment required by ss. 13.1-737 from 2 dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action as set forth in the dissenters' notice.

                  B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss. 13.1-739.

ss. 13.1-739.  Procedure if shareholder dissatisfied with payment or offer.

                  A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss. 13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

                  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

ss. 13.1-740.  Court action.

                  A. If a demand for payment under ss. 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                  B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

                  C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

                  D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

                  E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

                  F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss. 13.1-738.

ss. 13.1-741.  Court costs and counsel fees.

                  A. The court in an appraisal proceeding commenced under ss. 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss. 13.1-739.

                  B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss.ss. 13.1-732 through 13.1-739; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

                  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                  D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                   EXHIBIT C

                     Opinion of Scott & Stringfellow, Inc.

                                                              November 21, 1996

Board of Directors
Harmony Products, Inc.

808 Live Oak Drive, Suite 126
Chesapeake, Virginia  23320

Gentlemen:

         You have asked Scott & Stringfellow, Inc. ("S&S") to render our opinion relating to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Harmony Products, Inc. ("Harmony") pursuant to the Plan and Agreement of Merger, (the "Merger Agreement") between Environmental Fertilizer Corporation, a newly formed Virginia Corporation ("EFC"), and Harmony, dated November 21, 1996. The Merger Agreement provides for the merger of Harmony with and into EFC (the "Merger"). The Merger Agreement further provides that each share of Harmony Common Stock which is issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive $2.00 in cash. You have also asked us to render our opinion relating to the fairness to Harmony, from a financial point of view, of the purchase by the members of the Board of Directors of Harmony of preferred stock of EFC (the "EFC Preferred") and the Merger under the provisions of Section 13.1-691A.3. of the Code of Virginia.

         As part of its investment banking business, S&S is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, securities of Harmony for our own account or for the accounts of our customers. S&S will also receive a fee from the Directors of Harmony for rendering this opinion.

         In developing our opinion, we have, among other things, reviewed and analyzed: (i) the Plan and Agreement of Merger dated November 21, 1996; (ii) Harmony annual reports to shareholders for the five years ended December 31, 1995 and annual reports on Form 10-KSB and related audited financial statements for the five years ended December 31, 1995; (iii) Harmony's quarterly reports on Form 10-QSB and related unaudited financial statements for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of Harmony furnished to us by Harmony for purposes of our analysis; (v) certain publicly available information regarding the trading market for the common stock of Harmony and the price range within which the stock has traded; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to Harmony and the trading markets for certain of such other companies' securities; and (vii) certain publicly available and other information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of Harmony to discuss the foregoing as well as other matters we believe relevant to our inquiry. Finally, we have conducted such other studies, analyses and investigations and considered such other information as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by and on behalf of Harmony. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Harmony. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general. In addition, although we have discussed the prospects of Harmony with certain representatives of its management, we have been provided with only limited financial projections and other similar analyses prepared by Harmony's management with respect to Harmony.

         Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion is directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Harmony Common Stock and to the fairness to Harmony, from a financial point of view, of the purchase by members of the Harmony Board of Directors of the EFC Preferred and the Merger, and does not constitute a recommendation to any shareholder of Harmony as to how such shareholder should vote with respect to the Merger.

         It is understood that this opinion may be included in its entirety in the Proxy Statement. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

         On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the Merger is fair from a financial point of view to the holders of Harmony Common Stock and that the purchase of the EFC Preferred and the Merger are fair from a financial point of view to Harmony under the provisions of Section 13.1-691A.3. of the Code of Virginia.

                                                     Very truly yours,

                                          /s/ SCOTT & STRINGFELLOW, INC.
                                          ------------------------------
                                            SCOTT & STRINGFELLOW, INC.

                             HARMONY PRODUCTS, INC.
                              Chesapeake, Virginia

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD
                               DECEMBER __, 1996

         The undersigned acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated December __, 1996, and revoking all prior proxies, hereby appoints Gregory R. Gill and James A. Shirley (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the stock of Harmony Products, Inc. held of record by the undersigned on November 22, 1996, at the Special Meeting of Shareholders to be held on December __, 1996, and at any adjournment thereof.

         (1) To approve the Plan and Agreement of Merger dated November 21, 1996, between Harmony Products, Inc. and Environmental Fertilizer Corporation

         [ ]      IN FAVOR           [ ]      AGAINST           [ ]    ABSTAIN

         (2) IN THEIR DISCRETION, on such other matters as may properly come before the Special Meeting.

This proxy is revocable at any time prior to its exercise. This proxy, when properly executed, will be voted as directed. Where no direction is given, this proxy will be voted for Proposal 1.

                                            Please sign your name(s) exactly as
                                            they appear hereon. If signer is a
                                            corporation, please sign the full
                                            corporate name by a duly authorized
                                            officer. If an attorney, guardian,
                                            administrator, executor, or trustee,
                                            please give full title as such. If a
                                            partnership, sign in partnership
                                            name by authorized person.

                                            Date ________________, 1996

                                            ---------------------------

                                            ---------------------------

                                            Please complete, date, sign and
                                            return this proxy promptly in the
                                            accompanying envelope.

                    U. S. Securities and Exchange Commission

                             Washington, D.C. 20549

                                  Form 10-KSB

[x] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [Fee Required]

         For the fiscal year ended December 31, 1995

[  ]     TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 [No Fee Required]

         For the transition period from _________ to __________

                  Commission file number 0-19979

                             Harmony Products, Inc.

                 (Name of small business issuer in its charter)

                Virginia                                 54-1529382
     (State or other jurisdiction of                  (I.R.S. Employer
     incorporation or organization)                  Identification No.)

      808 Live Oak Drive, Suite 126
          Chesapeake, Virginia                              23320
(Address of principal executive offices)                 (Zip Code)

Issuer's telephone number:  804-523-2849

Securities registered under Sections 12(b) of the Exchange Act: None Securities registered under Section 12(g) of the Exchange Act: Common Stock

   Check whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes x. No __.

   Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB [x]

   State issuer's revenues for its most recent fiscal year. $1,771,247

   State the aggregate market value of the voting stock held by non-affiliates computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the past 60 days. (See definition of affiliate in Rule 12b-2 of the Exchange Act.) $745,594

                   (APPLICABLE ONLY TO CORPORATE REGISTRANTS)

   State the number of shares outstanding of each of the issuer's classes of common equity as of March 8, 1996: 5,555,722 shares of common stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

   Portions of the registrant's definitive Proxy Statement previously filed pursuant to Regulation 14A and certain exhibits to the Registrant's Registration Statement No. 33-43827, as amended filed November 7, 1991, are incorporated by reference in Part III of this report. Other documents incorporated by reference are listed on the Exhibits Index.

                                     INDEX

                                     PART I

Item  1.  Description of Business..........................................1
Item  2.  Description of Property.........................................13
Item  3.  Legal Proceedings...............................................14
Item  4.  Submission of Matters to a Vote of Security Holders.............14


                                    PART II

Item  5.  Market for Common Equity and Related
               Stockholder Matters........................................15
Item  6.  Management's Discussion and Analysis of
               Financial Condition and Results of Operations..............16
Item  7.  Financial Statements............................................20
Item  8.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure...................................20

                                    PART III

Item  9.  Directors, Executive Officers, Promoters and
               Control Persons, Compliance With Section 16 (a)
               of the Exchange Act........................................21
Item 10.  Executive Compensation..........................................21
Item 11.  Security Ownership of Certain Beneficial Owners and
               Management.................................................21
Item 12.  Certain Relationships and Related Transactions..................21
Item 13.  Exhibits and Reports on Form 8-K................................21

                                     Part I

Item 1.  Description of Business

General

Harmony Products, Inc., a Virginia corporation (the "Company"), was organized by a group of fertilizer executives to develop, manufacture, and market fertilizer and animal feed products. The Company was incorporated in August 1989, as Natural Sciences/Harmony Products, Inc., and the name was subsequently changed in October 1989 to Harmony Products, Inc. The Company was inactive until February 1990, when the Company was capitalized and certain patent rights were acquired. The Company sold 720,000 shares of Common Stock in December 1991 in an initial public offering which, after expenses, netted approximately $4.1 million.

The founders of the Company had been shareholders and/or employees of Western Branch Holding Company d/b/a Nitrex ("Nitrex"), a nitrogen fertilizer manufacturer. Nitrex owned two plants, employed approximately 300, and had annual sales of over $100 million to national and international customers. Nitrex purchased the plants from W.R. Grace and Company, Inc., in April 1988, and sold them to Arcadian Corporation ("Arcadian") in July 1989. Prior to the formation of Nitrex, most of the Company's management team operated a phosphate fertilizer manufacturer that during the management team's tenure had operations in over 20 states primarily in the eastern portion of the United States, employed over 1,300 and had annual sales of over $300 million to national and international customers.

The Company's management has long believed that a portion of the future growth in the fertilizer market will be in efficient, slow-release organic and organic base products, as environmental concerns direct greater attention to their beneficial effects. The Company's founders, while owners of Nitrex, with Agri-Nutrients Co., Inc. ("AGT") began research and development of organic products and processes to recycle animal (primarily poultry) wastes into fertilizers. After Arcadian purchased Nitrex, Arcadian sold to the Company all of its rights, title and interest in and to a consulting agreement and exclusive relationship with Dr. Benjamin Wilson and William H. Moore (the "Inventors"), including technical information, know-how, formulations, methods and inventions to which Nitrex had been entitled. This acquisition was necessary in order that the Company would have the right to purchase the patents and technology involved in the Company's manufacturing process. In February 1990, the Company purchased patent rights to the technology and products from AGT's principals, the Inventors. See "Research and Development" and "Patents, Licenses and Trademarks."

The Company's management team and directors, with more than 160 years of combined experience in the fertilizer industry, founded the Company to develop effective organic base fertilizer products for sale to turf professionals and retail consumers. The Company's fertilizer product lines range from 100% organic (all-natural) products to "Bridge(R)" products, which have an organic base and are enhanced with synthetic nutrients. Additionally, research efforts since the founding of the Company have produced patented processes to convert poultry, hatchery and slaughterhouse waste products as well as manures into animal feed supplements.

Two separate environmental trends may provide the impetus for the Company's business plan. Many state and local governments are composting municipal solid waste as well as biosolids and encouraging more poultry producers and municipalities to recycle or compost their organic wastes out of concern for groundwater pollution. In addition, consumers and turf care professionals have a heightened awareness of the potential harmful effects of chemical applications on lawns and gardens. Retail consumers and turf care professionals have used chemical fertilizers in increasing quantities since World War II, but are beginning to explore the use of organic and organic base fertilizers as an environmentally friendly alternative. Interest in organic and organic base fertilizers has been prompted by an increased awareness of the high nitrate levels in the groundwater and run off of nitrates to surface waters. Organic and organic base fertilizers leach into the groundwater and run off to surface waters at a significantly lower rate than most chemical fertilizers. The Company intends to continue to license its patented technology internationally and domestically to various entities, including poultry processors and municipalities, to enable them to convert organic wastes into useful, environmentally friendly products that the entities will use either in their businesses, sell to third parties or be purchased by Harmony to market to its own customers.

Although chemical fertilizers provide plants the pure concentrated amounts of the nutrients they need, these fertilizers do not provide natural organic compounds such as carbohydrates, proteins and enzymes that the soil organisms need. Chemically fertilized plants may appear healthy, but the soil environment underneath is depleted, leading to weaker plants that are susceptible to drought, disease, insects and fungus. Organic base fertilizers, on the other hand, benefit both plants and the soil environment.

Currently, the majority of the raw materials for the Company's products are organic wastes that are produced in poultry and biosolid operations. In the past, much of these wastes have been buried or deposited in landfills or applied in a raw form on farmers' fields. Recent studies have indicated that such landfills and raw field applications pollute groundwater by increasing the nitrates to unsafe levels. Also, surface run off is a major contributor to pollution of lakes, streams and rivers. Accordingly, management believes that state and local governments will eventually further curtail landfill disposal opportunities as well as application of manures in raw form for agricultural purposes in the future and that the producers of these wastes will need to seek alternative disposal or recycling methods.

Although hampered by its liquidity concerns, the Company has devoted significant resources to research and product development. See "Research and Development." These efforts have resulted in new products and uses of the Company's manufacturing processes which management believes will benefit the Company over time. The Company has initiated agricultural tests of its products that have provided further opportunities for sales growth. Additionally, Harmony continues to examine the export market for areas and customers to which the Company can provide product and to whom it can license its technology. With the trend in local government towards composting municipal solid wastes and biosolids and the push for increasing levels of recycling, management believes that Harmony's proprietary technology provides a natural extension of this process by converting compost into an upgraded and valuable fertilizer product.

Product Technology

Until the advent of Harmony's Bridge technology, turf managers, lawn care operators and do-it-yourself consumers had to choose between chemical fertilizers and 100% natural organics, each with its own set of strengths and weaknesses. Chemical fertilizers provide an appealing quick green-up, but they do not provide natural organic complexes that help build a healthy soil base for plants. Overuse of chemical fertilizers often results in an application-dependent lawn. In addition, these chemicals leach through the soil into the groundwater and run off to surface waters.

Organic base fertilizers, on the other hand, are derived from plant and animal products and feed both plants and soil microbes, refurbishing the turf with necessary nutrients and the soil with organic matter. Organics generally release nutrients slowly, efficiently feeding plants over long periods of time and significantly reducing harmful leaching. A plant cannot distinguish between chemically derived and naturally derived nutrients, however the soil can. Soil and its microbial populations directly benefit from carbon-based organic matter. The various proteins, carbohydrates and sugars in organics feed the micro-organisms and macro-organisms in the soil. This feeding stimulates the multiplying organisms that act upon the soil making soil-born primary, secondary and minor elements available to the plant. Nutrients in organic fertilizers are released slowly and steadily, eliminating the risk of plant burn. Additionally, the low salt index of the Company's fertilizers eliminates plant burn and has important agricultural implications as crops fertilized with the Company's products may be lower in sodium than crops fertilized with conventional fertilizers.

While typical 100% natural organic fertilizers possess many benefits, they also have significant drawbacks. Ordinarily, they are low analysis, dusty, difficult to spread evenly and have offensive odors. Turfgrass demands high nitrogen, and though sufficient amounts of nitrogen can be added in a natural form, it is an expensive and labor intensive process. In many instances, natural organic nitrogen sources are very slow to release their nitrogen and need a chemical nutrient enhancement to provide the green-up effect that consumers demand.

The Company's principal products are organic and organic base fertilizers manufactured from poultry and biosolid by-products. The Company's unique patented manufacturing processes produce a homogeneous granular fertilizer of consistent particle size, providing even spreading and, in contrast to many other organic fertilizers, the Company's products are generally free of dust, pathogens, and unpleasant odors. In addition, the Company's Bridge products -- organic base fertilizers that are enhanced with a moderate amount of chemical materials -- fill the need for environmentally friendly, high-performing fertilizers. Bridge products contain the benefits of both organic and chemical materials, resulting in a fertilizer that is superior in many ways to either one alone. In sum, the Company's unique patented processes result in products that produce an initial green-up, increase soil microbial activity, and provide valuable soil micronutrients. Over time, organic base fertilizers will rebuild the quality of existing soil and lead to better turf and plants with fewer chemical inputs and, consequently, result in less leaching of chemicals into the groundwater.

In tests carried out by the crop science department at a leading state university regarding the leaching of various fertilizers, the Company's organic and organic base products leached at a far lower rate than most chemical fertilizers manufactured by the Company's competitors. In fact, the organic base Bridge product leached at almost the same rate as the Company's 100% organic product. This test buttresses the Company's claims regarding the low leach rate associated with its natural and Bridge products. Further, university tests conducted using Harmony fertilizer versus a synthetic on field crop tomatoes resulted in a 26% yield increase two years in a row. Management believes that these outstanding results were due to the organic base and low salt index of the Harmony product.

Distribution and Marketing

Management's efforts to distribute and market its products have been severely limited by the small amount of cash available for this purpose given the Company's liquidity concerns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Management continues to focus the Company's distribution and marketing resources primarily on the private label, professional and retail markets ("do-it-yourself" lawn and garden centers and mass merchandisers). During 1995, the private label market represented approximately 64% of the Company's sales as compared to 53% in 1994, and 47% in 1993.

     The Company's specific marketing strategies are as follows:

     Private Label Market. In this market, the Company produces and packages fertilizer for fertilizer marketers that have their own established distribution system and under the marketers' name. In a typical arrangement, the Company produces the fertilizer to specification, arranges quality control, packages the fertilizer, places it on pallets and stretch wraps it for shipping.

One of the Company's major private label customers is O.M. Scott & Sons, Inc. (Scotts), for whom the Company has produced a number of products over the past several years. In 1990, the Company entered into a supply agreement (the "Supply Agreement") which, as amended, provided Scotts with production of 5,700 tons of fertilizer during the four year period expiring September 30, 1994. Over the past several years, the Company and Scotts have worked together to find products which would satisfy Scotts desire to market a high quality organic product as well as satisfy the terms of the Supply Agreement. During this time, Harmony produced Scotts feathermeal-based 100% organic fertilizer products as well as Scotts "All Natural Turf Builder, 11-2-4" product, and began bagging commodity small package goods for Scotts including bloodmeal, bonemeal and all natural potassium.

During 1993, the Supply Agreement was renegotiated. For an upfront payment of $151,500 and an agreement that all of Scotts natural and organic based fertilizer requirements be purchased from Harmony through September 1996, the Company agreed to waive its rights under the liquidated damages provisions in the original Supply Agreement. At the request of Scotts, and as the Company has successfully completed 1996 orders, the contract was canceled by the Company on February 29, 1996. The Company anticipates continuing to do business with Scotts without a supply contract. Sales to Scotts for the year ended 1995 were related to bagging bloodmeal and bonemeal and were approximately $472,000 or 709 tons (27% of the Company's 1995 sales); as compared to 1994's levels of approximately $312,000 or 700 tons . Sales in 1993 were $300,000 or 700 tons.

In 1993 the Company entered into a Joint Marketing/Manufacturing Agreement ("Agreement") with Earthgro, Inc. ("Earthgro"), a composting and natural horticultural products company headquartered in Connecticut who distributes bagged soil, natural fertilizer and bark products from Virginia to Maine. The Agreement was for a five year term and included certain performance requirements on both companies. Under the Agreement, Harmony was the sole manufacturer of Earthgro's natural fertilizer products in a defined territory roughly equivalent to the Mid-Atlantic and Northeast portions of the United States. Earthgro was the primary distributor of Harmony's high analysis, slow release organic base turf and garden fertilizers for Harmony's retail markets in the Northeast.

With Earthgro's experienced sales force and established distribution network, the Company was able to initially leverage off Earthgro's expertise to increase sales in the defined territory. In 1995, Harmony's reputation had become better known throughout the defined territory, thanks in part to Earthgro, but Harmony found that it was no longer enjoying any significant sales from this arrangement. Accordingly, Harmony and Earthgro determined to informally cancel the Agreement and continue to work together as circumstances allow. Harmony continues to manufacture product for Earthgro and the two companies continue to work together in the environmental movement. Sales to Earthgro for the year ended 1995 were approximately $153,000 or 557 tons as compared to 1994 totals of approximately $143,000 or 560 tons. Sales in 1993 were $440,000 or 1,600 tons as Earthgro bought much of its spring 1994 needs in the fourth quarter of 1993. Future sales to Earthgro are expected to remain at a fairly constant level depending on the success of their marketing efforts of the Earthgro brand organic products and Harmony successfully retaining the business.

During 1995, the Company continues to produce fertilizer products under a private label with several other leading marketers of lawn and garden products. These include Agway, Roots, Earthworks, Lyndale Garden Centers and others. Management intends to continue to aggressively market and price both its organic fertilizers and organic Bridge products to these and other major fertilizer marketers to take advantage of their established distribution systems.

Private label sales in 1995 totaled approximately $1,141,000 (3,030 tons and 64% of total sales) as compared to 1994 totals of approximately $1,118,000 (3,870 tons and 53% of total sales). In 1993, private label sales were $1,003,000 (3,300 tons) or 47% of total sales.

     Professional and Agriculture/Commodity Markets - Harmony Brand. Harmony's "Professional Turf Food" is a 14-3-6 Bridge fertilizer specially designed for the professional lawn care operator and golf courses. This product is packaged in 50 pound bags, the size preferred by most professionals. The 14-3-6 Bridge product is formulated from poultry manure, potash, ferrous sulphate and methylene urea and is designed to combine the benefits of natural organic and chemical fertilizers. Urea and methylene urea are organic compounds which boost the nitrogen analysis in order that the professional need not dispense as many pounds of fertilizer as would be required with lower analysis natural organics. In addition, Harmony's patented processes produce a high integrity granule with low dust which makes for easy spreading and low odor. Many professional lawn care companies use this product on private home, institutional and government lawns.

The Company has developed a high organic turf food designed for use in slow growth periods with a 6-2-12-3% iron analysis. The high potash will help build heat and drought resistance within the plant while increased iron uptake greens the turf.

During 1996, the Company will introduce to the professional market, a biosolid based line of fertilizer products. These products include "4-2-0 Topcoat" and the Company's new "Complete" line which includes a 14-3-6 and 6-2-12 fertilizer all biosolid based. With the push towards the effective use of biosolids in the United States, Harmony will be concentrating professional marketing efforts on these new products. The higher analysis products will be produced on behalf of NEFCO by third parties ("tollers") who will produce the product and possibly bag the product for shipping. A toller is a third party manufacturing facility that manufactures product on behalf of a buyer generally at a set rate per ton. Harmony will act as agent selling these products and receive a commission for its efforts. Since Harmony will be relying on third parties to produce a portion of its products, the Company will be unable to exercise complete control over its manufacturing. The Company may experience delays in manufacturing due to capacity constraints at the third party or the third party may not be able to produce the mix of products Harmony needs when it needs them.

The Company's products are being recommended to customers using organics by many of the major professional lawn care companies, including TruGreen (formerly Chemlawn), Davey Tree Experts and Spring Green. In addition to lawn care companies the Company has made strides in the golf course market. Golf courses primarily in the Mid-Atlantic marketplace have begun using Harmony products and have reported superior results.

Harmony has 78 professional distributors with Harmony's market area coverage from Maine to Florida and as far west as Texas. Management plans to continue to monitor and evaluate current distributors and make further increases to our covered market area. Additionally, the Company uses manufacturer's representatives who earn commissions based on sales made in their defined territory. Currently, Harmony has one professional sales representative.

Professional sales totaled approximately $238,000 (1,200 tons or 14% of total sales) in 1995 as compared to 1994's totals of approximately $379,000 (972 tons or 18% of total sales). In 1993, professional sales totaled $432,000 (1,200 tons) or 20% of total sales in 1993. The decline in professional sales was primarily due to the loss of a key professional sales representative at one of Harmony's professional distributors who was not replaced.

In 1993, Harmony introduced an organic based product for agricultural use which was sold in rail cars to Florida growers for blending to be used on citrus, vegetables and turf. Of the 1993 totals described above, the Company sold in bulk approximately $370,000 of this product (1,400 tons or 17% of total sales). During 1994, however, sludge based products entered the agricultural marketplace in larger quantities than ever before and essentially replaced the need for this type of product. Because of this shift in the marketplace, Harmony turned its attention to sludge products and entered into a licensing and marketing agreement with New England Fertilizer Company in 1994. No sales of this product occurred in 1994 or 1995.

Retail Market - "Harmony Brand". The Company produces products to be sold in "do-it-yourself" retail outlets such as hardware stores, large home centers (mass merchandisers) and lawn and garden centers. These products bear the Harmony brand name and are marketed as premium fertilizers. "Harmony Lawn Food" is the same 14-3-6 fertilizer that is sold to professionals, but is packaged in an attractive five-color, 25-pound bag targeted to the do-it-yourself customer. In 1995 the Company expanded its lawn food selection to include 12-3-3 Quick Green and 15-2-5 Weed & Feed. The Company's 5-5-5 Vegetable Food, 4-6-4 Evergreen Food and 3-6-3 Flower Food are sold in convenient 4-pound bags. Additional products include a 20-pound 5-5-5 All-natural Vegetable Food, a 20-pound 4-6-4 All-natural Azalea, Camellia, Rhododendron and Holly (acid-loving plant) Food and a 4-pound 3-5-6 Tomato Food. Each year the Company has attempted to meet the needs of its retail customers by adding products to its line to further enhance the Harmony line of organic base fertilizers. Although these products are considered premium fertilizers with superior performance, they are priced competitively with conventional synthetic fertilizers. Because many mass merchandisers have their own distribution network and are sold direct (eliminating one step in the distribution chain) these products are also competitively priced. Because of this, consumers have the ability to choose an environmentally friendly and superior performing fertilizer at a similar cost of a conventional synthetic. Retail products are produced at either of three locations: at Harmony's facility in Chesapeake VA, at co-producers or at third party tolling facilities. Harmony expects to be able to utilize the most cost-effective production method beginning in 1996.

Harmony has 6 retail distributors and has retail coverage from Maine to Texas with its network. Some of Harmony's more recognized retail customers include Home Quarters, Payless Cashways and Sunbelt Nurseries. Management intends to continue to expand its distributor base. All manufacturer's representatives earn commissions based on sales made in their defined territory. Currently, Harmony has 11 retail sales representatives.

Sales of Harmony retail brand products in 1995 totaled approximately $392,000 (1,1160 tons or 22% of total sales) as compared to 1994's totals of approximately $537,000 (1,500 tons or 25% of total sales). In 1993, retail sales totaled $258,000 (675 tons or 13% of total sales).

Export Markets. The Company continues to explore opportunities to sell its products into the export market; however, the extent of this interest is not yet known. Generally, the Company must provide product for testing by government regulators in the export country as well as provide certain certifications regarding the patented process in which the products are made. Many countries are concerned about the presence of pathogens in organic import products. Because Harmony's technology successfully destroys pathogens and can be certified "pathogen-free," the Company feels that it could make its fertilizer available for sale in these markets with relative ease. Because freight costs can be substantial here, in most cases the Company would refer any overseas sales orders to its Ukraine licensee.

Licensing

Foreign

Ukraine

During 1992 the Company entered into a Licensing, Equipment Purchase and Consulting Agreement with a venture located in Ukraine ("Enagro") comprised of a poultry cooperative, a construction company and a steel metallurgical facility. During 1993 and 1994, the Company expended considerable time and effort designing a facility and in assisting in construction of that facility. In December 1994, Enagro notified the Company that it had achieved start up of the facility and that the facility had achieved the warranted production rate. The Enagro facility converts poultry manure and other waste products into fertilizer and feed supplements. The resultant products are marketed into the Eastern European community to generate hard currency for Ukraine.

Cash payments to the Company under the arrangement totaled $2.95 million. Total net revenues since inception of the contract were approximately $1.05 million ($70,000 in 1994 and $975,000 in 1993) All of the Company's obligations under the arrangement have been satisfied and all revenues have been recognized.

Australia

On December 31, 1995 the Company entered into a Licensing and Consulting Agreement ("Agreement") with Bio-Recycle (Aust.) Pty. Ltd. ("Bio-Recycle"), an Australian company that specializes in the recycling of organic waste streams. Under the provisions of the Agreement, Harmony licenses to Bio-Recycle the rights to the Company's patents and know how for an exclusive territory that includes Australia, Malaysia, Indonesia, Vietnam and New Zealand. The Agreement requires Harmony to provide certain technical, engineering and equipment design consulting services for a fee if Bio-Recycle constructs a facility employing the Harmony technology. Finally, the Agreement licenses to Bio-Recycle the right to use certain Harmony trademarks, trade names and copyrighted materials.

Bio-Recycle does not plan to begin construction of a facility incorporating Harmony's patented technology immediately; however, under provisions of the Agreement, they must meet certain plant construction thresholds in order to maintain their rights under the Agreement. Under the terms of the Agreement, the Company recognized $85,000 (net of royalties) in other operating income and a corresponding licensing receivable - short term for the year ended December 31, 1995.

Other

Management has received other indications of interest internationally with regard to its manufacturing process. Countries such as Ukraine have over-farmed their land such that their soils have been depleted. Additionally, these countries recognize the nutrient value in waste materials and that they now believe that they cannot afford to throw these nutrients away. Harmony's process capitalizes on these waste streams by retaining the nutrient value already contained in the materials. Additional nutrients are added as needed and, because the nitrogen is slow-release, does not pose further environmental threat. Other countries have environmental regulations that are becoming increasingly more stringent. Localities (including those in the U.S.) have turned to composting as a means to dispose of waste streams including municipal solid waste. Now, the compost has become as big a problem as the original waste stream. Most compost can only be sold as a soil amendment as it is low analysis, hard to handle and generally not suitable for mulch. Harmony's process can successfully upgrade the compost into a valuable fertilizer product. Because the interest expressed by each prospect varies, any new agreement would be of different dollar amounts dependent upon several factors including: type and amount of equipment to be purchased, if any; extent of consulting services provided; warranties; exclusivity; royalties; use of trademarks; etc. Currently, management is working with individuals on a preliminary basis representing ventures located in Russia and China.

Domestic

New England Fertilizer

In October 1994, the Company entered into a Master License Agreement and a Marketing Agreement with New England Fertilizer Company ("NEFCO"). NEFCO operates a sludge management facility in Quincy, Massachusetts for the Massachusetts Water Resources Authority. This facility, which is one of the largest such facilities in the world, produces a mechanically dried sewage sludge which it converts to an environmentally safe product termed "fertilizer-grade biosolids."

Under the Master License Agreement, NEFCO has an exclusive license for the exploitation of biosolids in all states east of the Mississippi River for Harmony's patented processes. The resultant product is an enhancement of the generally low analysis biosolids to produce virtually any formulation desired. NEFCO intends to utilize Harmony's technology and know-how to upgrade the biosolids produced at the Quincy plant and to utilize the combination of the Harmony process and mechanical drying to offer sludge management programs to other generators in the United States. NEFCO also expects to utilize the Harmony process to offer product management services to others who may already mechanically dry sludges.

Under the Master License Agreement, NEFCO paid Harmony $250,000 upon signing. Each year, for four years, on the anniversary date of the Master License Agreement, NEFCO will pay to Harmony $70,000. In addition, NEFCO must meet certain minimum performance requirements for it to retain its right to sub-license the technology over time. Harmony will receive a fee equaling 1/2% of the total cost of any facility which employs Harmony technology. Under the Marketing Agreement, Harmony will receive a marketing fee of 15% of the net invoiced sales by NEFCO for each location operated by NEFCO. This percentage will subsequently decrease to 10% after three years. During 1994, the Company recognized $500,000 in other operating income on this licensing arrangement. For the year ended December 31, 1995, no other operating income for licensing fees related to NEFCO were recognized by the Company.

Under the Marketing Agreement, Harmony acts as NEFCO's sales agent for both enhanced and unenhanced biosolids. The Company receives a commission for its work as sales agent. In this regard, Harmony was instrumental in the signing of a supply agreement between NEFCO and a large fertilizer company located in the Midwest (the "third party"). This five-year agreement commits NEFCO to supplying and the third party to buying 2,500 tons of biosolids per year. Harmony, as sales agent, will receive its commission for these sales. While commission revenue on this contract is not expected to be significant, Harmony is pleased to have been instrumental in the signing of this agreement. Harmony recognized no net commission revenues for the year ended December 31, 1994 but recognized $21,600 in other operating income from net commissions for the year ended December 31, 1995.

Other

Domestically, interest in the Company's technology has been at a slower pace than internationally. However, management feels if state and local regulation regarding the disposal of organic wastes increases in the future, the producers of these types of wastes will seek alternative methods of disposal. In June 1995, the Company sublicensed certain of its patent rights with regard to animal feed supplements back to the Inventors. As consideration of the sublicense, the Inventors reduced its current royalty structure with the Company. See "Research and Development." Management is currently discussing licensing opportunities of the Company's patented technology to various handlers of sewage sludge. The Company would expect to market some of the fertilizer and other products that are manufactured through its own distribution system.

Management anticipates that domestic licensing fees paid by these processors could be modest and that the majority of its return would come from royalty payments made to the Company based on various measurement criteria including the sale of products produced by these ventures. Ideally, the Company will enter into arrangements with these processors at sites strategically located near areas with demand for the Company's products.

Manufacturing Facility

During the second quarter of 1995, for financial and strategic reasons, management of the Company decided to close its batch oriented primary production line at its manufacturing facility in Chesapeake Virginia. Management believes that new advancements in the Company's technology permit it to utilize other manufacturers to produce its products at lower manufacturing costs than those associated with its Chesapeake facility.

After completing construction of the primary line in the Chesapeake facility in 1991, the Company developed the continuous process method of manufacturing its products as well as the ability to make its organic based Bridge products in conventional fertilizer granulation facilities. The Company has had operational success manufacturing both its poultry manure and biosolid based high analysis fertilizer products at conventional fertilizer granulators and currently intends to call on these facilities as needed for future fertilizer needs. As the Company does not expect to enter into any binding arrangements with the owners of these facilities, the Company cannot offer any assurance that these facilities will have the capacity available for production when Harmony needs it. This presents a significant challenge to management for the 1997 selling season.

Many low analysis products not requiring the Harmony technology are already being manufactured at co-producers. As is common in the fertilizer industry, demand for product typically peaks during the January to June time frame. In order to more efficiently and cheaply produce products during this period, the Company enlisted the aide of several co-producers who help level out the demand peaks and valleys and who provide Harmony with the flexibility it needs during the peak manufacturing season. These co-producers are strategically located from a geographical perspective in order that Harmony can also take advantage of favorable freight costs.

In connection with the shut down and dismantling of its primary line at its Chesapeake facility, the Company has accrued an estimated loss on the disposal of certain fixed assets (comprised primarily of production equipment) of approximately $1,863,000 for the year ended December 31, 1995. This estimated loss on disposal represents a write-off of the book value of the equipment expected to be disposed of, net of any estimated salvage value, as well as an accrual for the costs that will be incurred to dismantle and sell the equipment. No similar charges were incurred during 1994.

Although the primary line is in process of shutdown, the Company intends to continue to manufacture and package certain organic products at the facility. The packaging operation can handle open mouth bags from three to 50 pounds.

In connection with the shut down of the primary production line, the Company released approximately one-half of its leased space (used primarily for finished goods storage) back to the lessor. This reduced the leased space to approximately 20,000 square feet. The Company's facility is located in a leased building at the Elizabeth River Terminals - a deep water 90-acre bulk shipping terminal located on the southern branch of the Elizabeth River in Chesapeake, Virginia, which has provided the Company with many benefits, including low cost raw materials, maintenance back-up and extra labor and equipment if needed. The facility has immediate access to the interstate system and can also serve or be served by rail and ship with both bulk and bagged product.

The original build-out of the plant was completed in February 1991, at a cost of approximately $3.4 million, $2.5 million of which was financed by an industrial development bond issuance. The industrial development bonds bore interest at a floating rate determined weekly by a bidding process. The bonds were secured by a bank letter of credit, which itself was secured by the assets of the manufacturing facility and the personal guarantees of the Company's directors. This letter of credit was paid off in June 1995 out of the proceeds received from an investment by members of the Company's board of directors. See "Management's Discussion and Analysis - Liquidity and Capital Resources."

Research and Development

On February 14, 1990, the Company purchased from Dr. Benjamin Wilson and William
H. Moore (the "Inventors") all of the rights to all of the technology related to the formulation, processing, manufacturing, storage and end use of products and technology in the fields of organic base fertilizers and plant nutrients and animal protein feed supplements and all patent rights and improvements thereto. Under the terms of the contract evidencing this purchase (the "Purchase Agreement"), the Company has the exclusive right to make, use or sell all products resulting from this technology and the exclusive control of technical information, patent rights and improvements.

For these rights, the Company paid $500,000 and, until 1995, was subject to an annual royalty as follows:

     4 1/2% of Net Sales....First $2.0 million in Net Sales of patented products sold in the United States;

     3%  of Net Sales....Next $8.0 million in Net Sales of patented products sold in the United States; and

     2%  of Net Sales....Net Sales in excess of $10.0 million of patented products sold in the United States.

In addition, the Purchase Agreement provided that the Company pay the Inventors a minimum annual royalty of $50,000 beginning on February 14, 1993, and continuing throughout the life of the patents and the patent applications.

In June 1995, the Company sublicensed certain of its patent rights with regard to animal feed supplements back to the Inventors. As consideration for the sublicense, the Inventors eliminated its current royalty structure with the Company. A flat royalty of $20,000 was due to the Inventors for calendar year 1995 with no royalties due in the years thereafter.

The terms of the Purchase Agreement span the life of the patents. In July, 1990, the Agreement was amended to provide a means of paying the Inventors in the event that the Company licenses either the fertilizer and/or feed technologies to third parties. Additionally, the Company has entered into an agreement for technology transfer arrangements outside the US and Canada. Agreements are prepared on a case by case basis for instances where, for legal or other reasons, a licensee is not restricted in a legal or practical sense from utilizing the Company's patents. Each agreement provides that certain differing percentages of the upfront technology licensing fees from others will be paid to the Inventors.

Originally, the Company utilized the Inventors for continued research and development in the fields of organic base fertilizer and animal feeds. In 1992 the Company moved many research and development activities in house. In 1995, 1994 and 1993, the Company spent $22,000, $59,000 and $47,000 for all research and development activities, respectively. Ultimately, the Company hopes to recoup its investment in research and development activities through increased sales of product and technology licensing.

Continuous Process

The Company, through its inventors, applied for patent coverage regarding its continuous process which was refined during 1992. The U.S. Patent Office issued patent number 5,240,490 in August 1993. Additionally, foreign patent coverage has been applied for on certain of the Company's patents and is pending in Japan, Canada, Europe and South Africa. Australian patents have been issued.

The continuous process, as its name implies, allows for continuous processing of most waste materials into fertilizers and feed supplements. The process increases production volumes four to five fold over the first generation batch technology. For entities interested primarily in the conversion of poultry wastes into fertilizers and feeds, the continuous process presents a lower cost and higher capacity alternative. The continuous process is being employed at the Ukraine facility.

Conventional Process

In May 1994, the Company through its Inventors submitted an patent application for the Company's third generation of its technology. This patent, issued May 1995, number 5,411,568 entitled "Highly Available Waste Based Fertilizer" provides the ability to transform organic matter into slow release Bridge fertilizers at existing conventional fertilizer granulators. These existing facilities have substantially lower manufacturing costs per ton than Harmony's former batch technology which was employed at its Chesapeake site. This provides Harmony with alternative production sites with fertilizers with substantially lower manufacturing costs.

The Company's products have been or are under study by research facilities at major universities including the North Carolina State University, Virginia Polytechnic Institute and Clemson in order to provide scientific documentation to demonstrate that the products leach less nitrates into the groundwater, increase microbial populations in the soil and keep plants green and healthy.

Government Regulation and Product Registration

Government regulation in the United States and other countries is a significant factor in the research, development, production and marketing of fertilizers. The fertilizer products marketed by the Company are currently regulated by individual state departments of agriculture, and requirements for obtaining registration to sell fertilizers vary between localities. Every fertilizer product must be registered and licensed in each state where it is sold, and a registration or license fee to maintain the registration must be paid on an annual basis. In addition, each product package or bag, along with all claims made thereon, must be approved in each state. The Company's fertilizer products are currently registered in 31 states under the Harmony label.

Some states have laws imposing liability on certain parties for the release of fertilizers into the environment in a manner or in concentrations not permitted by law. Such liability could include, among other things, responsibility for cleaning up the damage resulting from such a release. In addition, the Comprehensive Environment Response, Compensation and Liability Act, commonly known as The Federal Superfund Law, imposes liability on certain parties for the release into the environment of hazardous substances, which might include fertilizers under certain circumstances. As the Company's products are low in analyses (nitrogen, phosphorus and potassium) and the nitrogen in the products is generally 60% water insoluble, management believes the products have a minimal effect on the environment. Accordingly, the Company believes that it does not need, and it does not maintain, insurance for any environmental claims which might result from the release of its products into the environment in a manner or in concentrations not permitted by law.

The Company's products will also be subject to regulation by agencies of foreign countries in which the products are tested, sold or used. The Company's activities may be subject to regulation under various other federal and international laws, regulations and guidelines, and state and local regulatory requirements, including those requiring approvals prior to shipping the products into a country, state or locality for either experimental or commercial purposes. The Company cannot predict the effect of future legislation and regulation on the Company's operations.

The 1990 Farm Bill passed by U.S. Congress contained legislation which will regulate what foods can be called "organic." The Farm Bill is designed to establish standards restricting the synthetic materials that can be applied to crops that are sold as organic. Although management has always believed that this law would result in increased demand for organic fertilizers by farmers and increase the general public's awareness of organic consumables, this law has not had as positive an impact on the demand for the Company's products as management originally envisioned.

Management anticipates that states will continue to pass legislation designed to better define the terms "organic base" and "natural" (as it applies to fertilizer). Management believes that the Company will benefit from these efforts as the Company's products fit within the most restrictive currently contemplated definitions. Costs associated with compliance with state legislation are minimal for the Company and generally require registration fees for states in which the Company intends to sell product and constant monitoring of new regulations and how they could affect Harmony's bag copy.

The Commonwealth of Virginia and several other states have mandated that an increasing percentage of their solid waste must be recycled. The mandated rates in Virginia were 10% by 1991, 15% by 1993 and 25% by 1995. This move to recycle is likely to affect the Company's business in various ways. First, by increasing the awareness of recycling, it may encourage consumers to buy items made of recycled materials such as the Company's fertilizers. Second, there is increasing pressure for producers of organic wastes which may burden the environment to recycle these wastes. This pressure is likely to result in a less expensive and more reliable supply of raw materials. All of these initiatives will affect the lawn and garden market by increasing awareness of the environmental impact of the use of lawn and garden chemicals.

Competition

The Company faces significant competition in the fertilizer industry from numerous manufacturers and suppliers, several of which significantly dominate their respective markets and many of which have substantially greater financial, technical, marketing and other resources than the Company. The principal competitive factors in the Company's markets are efficacy, ease of application, price, health and environmental compatibility, name recognition, and marketing ability. The Company has reduced its pricing to be more in line with conventional synthetics; however, Harmony's products will never be as low cost as certain synthetics and therefore will never be able to compete on price alone.

The natural/environmentally compatible/organic "NECO" product market consists of several national manufacturers like Scotts and Northrop King Company, which are developing NECO product lines; and a number of smaller mainly regional, local and mail order oriented firms. Other companies in the NECO market are: Ringer; Milorganite; Earthgro; Greenview; Vigoro; Espoma and Pennington. Management feels the growing number of entrants into the organic fertilizer market may offer the Company various private label opportunities in the future. The current industry leader is Ringer Corporation, which sells NECO fertilizer, pest control and composting products. Because of the freight cost involved in shipping bulk fertilizer products across the country, the Company has many regional and local competitors in addition to the national competitors.

Seasonality

Sales of the Company's products are highly seasonal, with shipments of fertilizers being heavily concentrated in the late fall and spring. This results in the Company's need for a flexible line of credit facility and strains the Company's cash on a regular basis. See "Item 6 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Patents, Licenses and Trademarks

The Company aggressively protects its intellectual, trade and operational property through the use of patents, trademarks, copyrights and other prudent protection means. The Company requires all of its employees to execute confidentiality agreements. Further, all potential customers or licensees are required to sign confidentiality agreements.

The patents owned by the Company are as follows:

     U.S. Patent 4,109,019 - Process for Improved Ruminant Feed
                               Supplements, dated February 8, 1977;

     U.S. Patent 4,997,469 - High Integrity, Low Odor Natural Based
                                Nitrogenous Granules For Agriculture,
                                dated January 11, 1990;

     U.S. Patent 5,021,077 - High Integrity Natural Nitrogenous Granules For
                                 Agriculture, dated January 10, 1990;

     U.S. Patent 5,021,247 - High Integrity Natural Nitrogenous Granules
                                 for Agriculture - animal feeds
                                 supplement granules, dated June 1,
                                 1990;

     U.S. Patent 5,087,474 - Feed Supplements from Abattoir Sludge, dated February 11, 1992;

     U.S. Patent 5,240,490 - Non-Destructive Recovery of Natural
                                Nitrogenous Products, dated August 31,
                                1993; and,

      U.S. Patent 5,411,568 - Highly Available Waste Based Nitrogen
                                Fertilizer, dated May 2, 1995.

The Company has applied for protection corresponding to certain of its patents in Japan, Europe, Canada and South Africa. Patents have been issued in Australia.

The Company has trademark protection for "Harmony" and the slogan "Harmony In Tune With Nature." Trademark protection has also been obtained for the term "Bridge" product.

Employees

During the selling season, the Company has approximately 15 full-time employees; 6 are engaged in manufacturing, 4 in sales and marketing, 2 in process development and licensing and 3 in finance and administration. The Company's employees are not represented by any collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its employee relations are excellent. Seasonal layoffs may occur in the manufacturing area during the third quarter.

Item 2.  Description of Property

The Company's business office is leased office space at 808 Live Oak Drive, Suite 126, Chesapeake, Virginia.

The Company's manufacturing facility consists of approximately 20,000 square feet at the location of, and leased from, Elizabeth River Terminals, Inc., 4100 Buell Street, Chesapeake, Virginia. In August 1995, the landlord in this facility released the Company from its lease obligation as to approximately one-half of its leased space which had been used primarily for finished product storage. See "Item 1 - Description of Business - Manufacturing Facility."

The Company entered into an operating lease for the building in which the manufacturing equipment was operated and finished goods were stored. The base rents on the lease for the manufacturing space and finished goods storage was $93,600 for fiscal 1993, increasing to $119,700 for 1995. Base rents then increased to $142,200 beginning July 1995 through the year 2000. Because the Company negotiated the return of certain of the leased space, annual base rents have decreased to approximately $58,800. In addition, the lease includes incentives to be paid to the lessor based on shipping levels.

Item 3.  Legal Proceedings

There are no material pending legal proceedings to which the Company is subject.

Item 4.  Submission of Matters to a Vote of Security Holders

No matters were submitted to a vote of security holders of the Company through the solicitation of proxies or otherwise during the fourth quarter of the fiscal year ended December 31, 1995.

                                     Part II

Item 5. Market for Common Equity and Related Stockholder Matters

The Company's common stock began trading in the over-the-counter market on December 23, 1991 and currently trades on the NASDAQ Small Cap Market under the symbol "HRMY" although the Company recently received a notice from the NASDAQ Small Cap Market that, due to the Company's inability to consistently maintain the listing standards on the market, effective March 28, 1996, the Company's common stock will be delisted. Although the Company intends to appeal this determination, it is extremely unlikely this determination will be revised. Accordingly, the Company intends to apply for listing of the common stock on the NASDAQ Bulletin Board. However, none of the Company's market-makers have agreed to back this application as of yet; accordingly management cannot offer any assurance that its common stock will be available to trade on the Bulletin Board. In any event, regardless of whether the Company's common stock is quoted on the Bulletin Board or not, it will be subject to the SEC "penny stock" rules, which by their nature, reduce the liquidity of the Company's common stock.

The following table sets forth the high and low closing bid prices of Harmony Products, Inc. common stock for the period shown.

Fiscal 1993:                        High            Low
                                    ----            ---
    First quarter                   2.125          0.625
    Second quarter                  1.625          0.875
    Third quarter                   1.500          0.875
    Fourth quarter                  1.125          0.250

Fiscal 1994:                        High            Low
                                    ----            ---
    First quarter                   2.750          0.938
    Second quarter                  2.625          1.375
    Third quarter                   2.375          1.250
    Fourth quarter                  1.375          0.625

Fiscal 1995:                        High            Low
                                    ----            ---
    First quarter                   1.375          0.750
    Second quarter                  1.375          0.375
    Third quarter                   1.625          0.375
    Fourth quarter                  1.375          0.500



The NASDAQ bid prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

No dividends were paid during fiscal 1993, 1994 or 1995.

There were approximately 650 holders of record of the Company's shares as of February 15, 1996, not including the number of persons or entities whose stock is held in nominee or "street" name through various brokerage firms or banks.

The Company's registrar and transfer agent is First Union National Bank of North Carolina.

Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations

Operations for the Year Ended December 31, 1995 v. Year Ended December
31, 1994

Sales. For the year ended December 31, 1995, sales declined to approximately $1,771,000, as compared to the prior year's level at $2,124,000. This decrease was primarily attributable to the loss of sales to a large retail customer who failed to reorder product during the first quarter of 1995 and a large customer located on the west coast that, due to freight considerations, discontinued purchasing products. It is unlikely that the Company will recapture these sales in the foreseeable future. Sales to private label customers increased to $1,141,000 (3,030 tons) in 1995 as compared to $1,118,000 (3,900 tons) in 1994.
As a percentage of total sales, 64% were private label sales as compared to 53% in 1994. Retail sales totaled $392,000 (1,160 tons) or 22% of total sales compared to sales of $537,000 (1,500 tons) or 25% of total sales for 1994. Professional sales were $238,000 (1,200 tons) in 1995 or 14% of total sales as compared to $469,000 (1,600 tons or 22%) in 1994.

Gross Margin. Gross margin for the year ended December 31, 1995 was negative at $474,000 compared to a negative $417,000 in 1994. Negative gross margins are due to the mix of products sold during the year and the low sales volume causing higher production costs. The determination to close down the Company's primary production line at its Chesapeake facility and subsequent use of lower cost alternative production methods should, over time, improve the Company's gross margins although management cannot predict when, or if, this will contribute to an improvement in the Company's operating results.

Operating Expenses. Operating expenses for the year ended December 31, 1995, were $2,676,000, as compared to $1,088,000 in 1994. This increase of $1,588,000 or 146% was primarily attributable to an accrual for the estimated loss on disposal of the Company's primary processing equipment of $1,863,000 for the year ended December 31, 1995. Without regard to this charge, operating expenses were $813,000 for the year ended December 31, 1995 and decreased by $275,000 or 25% as compared to the year ended December 31, 1994.

During the second quarter of 1995, management of the Company decided to close its batch oriented primary production line at its manufacturing facility in Chesapeake Virginia. Management believes that new advancements in the Company's technology permit it to utilize other manufacturers to produce its products at lower manufacturing costs than those associated with its Chesapeake facility. After completing construction of the primary line in 1991, the Company developed the continuous process method of manufacturing its products as well as the ability to make its organic based Bridge products in conventional fertilizer granulation facilities. The Company has had operational success manufacturing both its poultry manure and biosolid based high analysis fertilizer products at conventional fertilizer granulators and expects that the Company will be able to call on these facilities as needed for future fertilizer needs. As mentioned above, in connection with the shut down and dismantling of its primary line, the Company accrued an estimated loss on the disposal of certain fixed assets (comprised primarily of production equipment) of $1,863,000 for the year ended December 31, 1995. This estimated loss on disposal represents a write-off of the book value of the equipment expected to be disposed of, net of any estimated salvage value, as well as an accrual for the costs that will be incurred to dismantle and sell the equipment. No similar charges were incurred during 1994.

Marketing and promotion expenses decreased from $541,000 in 1994 to $369,000, a decrease of $172,000 or 32% in 1995. This decrease is primarily the result of the Company's need to conserve cash. These expenses would increase in the future should the Company's cash flow position improve.

General and administrative expenses increased slightly from $375,000 in 1994 to $380,000 in 1995. This increase was primarily attributable to the timing of certain expenditures.

Research and development activities decreased from $59,000 in 1994 to $22,000 in 1995. This decrease occurred because 1994's research and development efforts were related to the Company's newest patent issued in 1995. Research and development is expected to continue over time, but not at the levels experienced during the early stages of the Company's operating history.

Royalties and commissions decreased from $113,000 in 1994 to $42,000 in 1995. This decrease was due to several factors including the decline in sales volume, the renegotiation of the royalties paid to the Inventors of the Company's patented technology and the fact that many sales in 1995 were due to in-house sales efforts not requiring the payment of a commission. Commissions are directly related to sales volume as well.

Other Operating Income. Income from the Company's licensing contract with the Ukraine totaled approximately $70,000 in 1994 and since the contract was complete no revenues were recorded in 1995.

Also included in other operating income in 1994 is $500,000 recognized on a domestic licensing contract the Company entered into in 1994 with New England Fertilizer Company, Inc. Since this portion of the contract was complete as to revenue recognition in 1994, no revenues were recorded in 1995. However, the Company began marketing product on behalf of NEFCO during 1995 and recorded commission revenues under this agreement. Other operating income related to commission revenues totaled $21,600 in 1995; there were no such revenues in 1994. In the future, the Company expects to continue recognizing commission revenues under the contract. Additionally, there are certain other actions required on the part of NEFCO in order to maintain their licensing rights which may provide income to the Company in the future.

Finally, the Company signed a licensing agreement with an Australian company late in 1995. Revenues under this licensing agreement totaled $85,000 (net of royalties) in 1995, with no such revenues in 1994.

Net Loss and Loss Per Share. For the year ended December 31, 1995 the net loss was approximately $3,295,000 or $0.91 per share, while the loss for the year ended December 31, 1994 was approximately $1,179,000 or $0.73 per share. Weighted average shares outstanding at December 31, 1994 and 1995 were 1,624,404 and 3,627,934, respectively.

Manufacturing Plant Enhancements. No significant improvements were made to the Company's manufacturing facility during 1995 or 1994.

Operations for the Year Ended December 31, 1994

Sales. For the year ended December 31, 1994, sales were relatively flat at approximately $2,124,000, as compared to the prior year's level at $2,127,000. This decrease was due in part to two large sales that occurred in 1993 but that did not occur again in 1994. First, sales of EnviroBase 75 totaling $370,000 in 1993 did not occur in 1994 and second, Earthgro took much of their spring 1994 needs in 1993 totaling approximately $300,000. Management is encouraged that these sales were replaced with general growth in another areas. In spite of the timing differences in Earthgro sales, sales to private label customers increased slightly to $1,118,000 (3,900 tons) in 1994 as compared to $1,003,000 (3,300 tons) in 1993. As a percentage of total sales, 53% were private label sales up slightly from 47% in 1993. Retail sales totaled $537,000 (1,500 tons) or 25% of total sales compared to sales of $258,000 (675 tons) or 13% of total sales for 1993. Professional sales were $469,000 (1,600 tons) in 1994 or 22% of total sales as compared to $866,000 (3,100 tons) in 1993. Included in the 1993 total for professional sales are agriculture sales totaling $370,000 (1,400 tons) which were not repeated in 1994.

Gross Margin. Gross margin for the year ended December 31, 1994 was negative at $417,000 compared to a negative $737,000 in the prior year reflecting continued sales volumes at less than break-even and the reduction of large beginning inventory levels. Gross margin would become positive if sales volumes increased substantially and production volumes remained high.

Operating Expenses. Operating expenses for the year ended December 31, 1994, were $1,088,000, as compared to $1,220,000 in 1993. This decrease of $132,000 or 11% was due to several factors. First, marketing and promotion expenses decreased from $618,000 in 1993 to $541,000 in 1994. General and administrative expenses were closely monitored and cost cutting measures were initiated during 1993 and 1994 which caused decreases in general and administrative expenses from $473,000 in 1993 to $375,000 in 1994. Research and development activities increased modestly from $47,000 in 1993 to $59,000 in 1994. Research and development is expected to continue over time, but not at the levels experienced during the early stages of the Company's operating history. Royalties and commissions increased from $82,000 in 1993 to $113,000 in 1994 as the mix of products sold in 1994 was weighted more heavily toward those sales for which the Company pays a commission.

Other Operating Income. Income from the Company's licensing contract with the Ukraine totaled approximately $70,000 in 1994 and $975,000 in 1993. As this contract is now complete, the Company will not generate any further revenues on this contract. Included in other operating income in 1993 is $151,500 from the renegotiation of a supply agreement. In 1989, the Company entered into the Supply Agreement with Scotts that, as amended, required Scotts to take a minimum of 5,700 tons of products from August 31, 1990 through September 30, 1994 at slightly discounted rates. Prior to year end 1994, the contract was renegotiated. For an upfront payment of $151,500, certain guaranteed product take, an extension of the supply agreement until September 1996 and an agreement that the Company be the sole manufacturer of any organic or organic based product sold by Scotts through September 1996, the liquidated damages provision in the original agreement was canceled. Also included in other operating income in 1994 is $500,000 recognized on a domestic licensing contract the Company entered into in 1994 with New England Fertilizer Company, Inc.

Net Loss and Loss Per Share. For the year ended December 31, 1994 the net loss was approximately $1,179,000 or $0.73 per share, while the loss for the year ended December 31, 1993 was approximately $988,000 or $0.72 per share. Weighted average shares outstanding at December 31, 1993 and 1994 were 1,373,500 and 1,624,404, respectively.

Manufacturing Plant Enhancements. No significant improvements were made to the Company's manufacturing facility during 1994. During 1993 improvements included changes to the drying system, which included the installation of a drum dryer cutting down on batch time in the reactor as well as drying the product more thoroughly and more quickly than the curing belt handling system. The fluid bed dryer was converted to a cooler and now thoroughly cools the product prior to bagging. Additionally, improvements to the facility's granulation capabilities were made.

Effects of Inflation

The Company believes that, during the periods discussed above, inflation has not had a material impact on the Company's business, and will not have a material impact in the foreseeable future.

Liquidity and Capital Resources

Since inception, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. Additionally, since its inception, the Directors have, from time to time, provided working capital and credit enhancement to the Company. During 1995, the Directors purchased an additional $3.1 million of common stock. From the proceeds of these stock sales, the Company paid off Industrial Development Bonds with an outstanding balance of approximately $1.42 million, reduced its operating line of credit by $1.0 million, paid off certain term debt by an additional $250,000 and provided working capital.

Management continues to struggle with the Company's inability to increase its sales volumes in a manner that will enable the Company to break-even on a gross margin basis and to provide cash from operations. Management determined during 1995 to take advantage of technology developments by closing its primary production line at its manufacturing facility in Chesapeake, VA and contracting out its fertilizer production needs. Management believes that advances in the Company's fertilizer technology will permit the Company to reduce the costs associated with manufacturing its products. Management expects to take advantage of these cost reductions by utilizing alternative production sites thereby eventually improving gross margins on products manufactured at these alternative sites. However, the Company will experience some loss of control over its manufacturing as it turns to third parties. The Company cannot be assured that it will have the production time it needs when it needs it, or that the third parties will be able to manufacture the right mix of products. This could present an impediment to the Company's ability to manufacture an acceptable volume of products at the appropriate time during the 1997 selling season.

While these advances in technology address certain of the Company's margin issues, a substantial increase in sales volume will not occur until the Company can generate a greater demand for its products by investing in increased marketing and advertising dollars. To further break into the mass merchandiser market, the Company must be able to help support and pull through its product with advertising campaigns that are sponsored by both the retailer and the manufacturer. Large advertising campaigns, however, require a large financial commitment. At Harmony's current sales volume, the size campaign needed is not possible. This provides a significant impediment to the Company's ability to operate its business plan.

For this reason, Harmony has committed itself to seeking other large sources of capital. Two major efforts are underway. First, primary attention has been given to potential technology arrangements that could provide the Company with larger and more immediate payoffs. As evidenced by the Company's licensing arrangement with the Ukraine venture, these agreements have the potential of providing additional sources of cash flow. As such, the Company continues to work those arrangements felt to be of the highest quality. As with any such endeavor, management cannot give any assurances as to if or when a technology arrangement would fund or provide any revenue to the Company.

Secondly, management of the Company purchased $3.1 million of stock during 1995. The proceeds of this stock purchase were used to reduce the Company's substantial debt load. The members of the Board of Directors of Harmony have been committed to the Company's success as evidenced by their level of financial support since the inception of the Company. At this time, the Board continues to look for methods to continue financing the Company until it can stand on its own. The sale of the Company's primary processing line at the Chesapeake facility and the debt reduction will help position the Company to be profitable in the future.

Management believes that recent equity infusions by certain of the Company's Directors plus cash generated from future operations including any cash generated from potential licensing arrangements will provide the Company with sufficient sources of cash flow to conduct its operations during 1996. If 1996 operations, including licensing arrangements, do not materialize as expected, the Company will be unable to fund its operations and will be forced to look to any available alternative methods of financing, including relying on the financial support of certain members of the Board of Directors, who have committed to provide certain levels of working capital to the Company, if required.

The Company has been notified by NASDAQ that the Company's shares will be removed from the NASDAQ Small Cap Market on March 28, 1996. The common stock will still be available to trade on the NASDAQ Bulletin Board. This could affect the liquidity of the Company's common stock. The Company will appeal NASDAQ's decision to delist the Company's common stock.

The Company believes that consumers and professionals will eventually purchase more organic and organic base fertilizers over time. Further, the Company expects that its products and technology will benefit from the continued attention and adverse publicity received by the mismanagement of waste streams. If this occurs, the Company's technology and products should experience increased demand. If this does not occur, the Company may continue to experience difficulty in selling its products in significant volumes.

Item 7.  Financial Statements

Refer to the index to Financial Statements for the required information.

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

                                    Part III

Item 9. Directors, Executive Officers, Promoters and Control Persons, Compliance With Section 16(a) of the Exchange Act

There is hereby incorporated by reference the information appearing under the caption "Election of Directors" in the Company's definitive proxy statement for its 1996 Annual Meeting of Shareholders.

Item 10. Executive Compensation

There is hereby incorporated by reference the information appearing under the captions "Executive Officers" and "Executive Compensation" in the Company's definitive proxy statement for its 1996 Annual Meeting of Shareholders.

Item 11. Security Ownership of Certain Beneficial Owners and Management

There is hereby incorporated by reference the information appearing under the caption "Security Ownership of Management" in the Company's definitive proxy statement for its 1996 Annual Meeting of Shareholders.

Item 12. Certain Relationships and Related Transactions

There is hereby incorporated by reference the information appearing under the caption "Certain Relationships and Related Transactions" in the Company's definitive proxy statement for its 1996 Annual Meeting of Shareholders.

Item 13.  Exhibits and Reports on Form 8-K

(a)(1) and (2)  Financial Statements

The financial statements listed in the accompanying Index to the Financial Statements are filed as part of this annual report on Form 10-KSB.

(a)(3)  Exhibits

Exhibit Number                 Description of Exhibit

    3.1* Amended and Restated Articles of Incorporation of Harmony Products, Inc.

    3.2*           Bylaws of Harmony Products, Inc.

   10.1* Promissory Note dated September 17, 1990, Security Agreement dated September 1, 1990, Guaranty Agreement dated September 1, 1990, Reimbursement Agreement dated September 1, 1990, Pledge Security and Option Agreement dated September 1, 1990, in connection with the Industrial Development Authority of the City of Chesapeake $2,500,000 Floating Rate Demand Industrial Development Revenue Bonds, Series 1990.

Exhibit Number                 Description of Exhibit

   10.2* Modification Agreement to Industrial Development Revenue Bonds agreement dated September 1, 1992.

   10.3* Incentive Stock Option Plan of Harmony Products, Inc., dated September 6, 1991.

   10.4* Incentive Stock Option Plans dated September 6, 1991 between Harmony Products, Inc. and J. Mark Nuzum, Gregory R. Gill, Raymond E. Grover and J. Samuel Roady.

   10.5* 1993 Long-term Incentive Plan of Harmony Products, Inc., dated February 25, 1993.

   10.6* Contract and Technology Assignment and Assumption Agreement dated February 14, 1990, between Arcadian Corporation and Harmony Products, Inc., including Exhibit A, Consulting Agreement dated May 25, 1989, between Nitrex and Agri-Nutrients Technology Group, William P. Moore and Benjamin B. Wilson.

   10.7* Consulting Agreement dated August 1, 1990 between Harmony Products, Inc., and Agri-Nutrients Technology Group, Inc.

   10.8* Agreement dated February 14, 1990 between Harmony Products, Inc., William P. Moore and Benjamin B. Wilson relating to the assignment of certain patents and technologies, as amended July 18, 1990, July 30, 1990 and July 31, 1990.

   10.9* $100,000 Promissory Note dated February 14, 1991 made by Harmony Products, Inc. to Benjamin B. Wilson.

   10.10* $50,401.37 Promissory Note dated February 14, 1991 made by Harmony Products, Inc. to Benjamin B. Wilson.

   10.11* $100,000 Promissory Note dated February 14, 1991 made by Harmony Products, Inc. to William Moore.

   10.12* $50,401.37 Promissory Note dated February 14, 1991 made by Harmony Products, Inc. to William Moore.

   10.13*          Agreement on Foreign Rights to the Natural
                   Fertilizers and Protein Supplements Patents and Technologies dated February, 1990, between Harmony Products, Inc., William P. Moore and Benjamin B. Wilson.

   10.14* Supply Agreement dated August 31, 1990 between The O.M. Scott & Sons Company and Harmony Products, Inc. and amended sections thereto dated September 26, 1991.

   10.15* Amendment to Supply Agreement dated March 8, 1993 between O.M. Scott & Sons and Harmony Products, Inc.

Exhibit Number                 Description of Exhibit

   10.16* Lease Agreement dated July 1, 1990 between Elizabeth River Terminals, Inc. and Harmony Products, Inc. and related addenda to such lease Agreement.

   10.17* Amendment to Lease Agreement dated July 1, 1990 between Elizabeth River Terminals, Inc. and Harmony Products, Inc. dated January 13, 1993.

   10.18* Deed dated July 19, 1990, Deed of Trust dated July, 1990, Deed of Trust Note dated July 24, 1990, and Security Agreement dated July 24, 1990, relating to purchase of office building located at 2121 Old Greenbrier Road, Chesapeake, Virginia.

   10.19* Waiver by Dominion Bank, National Association of certain covenants in connection with the Industrial Development Authority of the City of Chesapeake $2,500,000 floating Rate Demand Industrial
                   Development Revenue Bonds, Series 1990.

   10.20* Loan Agreement dated October 25, 1991 evidencing $1,000,000 line of credit extended to Harmony Products, Inc. by James A. Shirley,
                   Raymond E. Grover, Gregory R. Gill, W. Reginald Powell, John W. Dibble and J. Samuel Roady.

   10.21* First Amendment to the Loan Agreement dated October 25, 1991, between Harmony Products, Inc., by James A. Shirley, Raymond E. Grover, Gregory R. Gill, W. Reginald Powell, John W. Dibble and J. Samuel Roady, which Amendment is dated November 6, 1991.

   10.22* $830,000 Commercial Note and Security Agreement between Harmony Products, Inc. and Dominion Bank, National Association.

   10.23* $220,000 Commercial Note and Security Agreement between Harmony Products, Inc. and Dominion Bank, National Association.

   10.24*          Unconditional Continuing Guaranties of John W.
                   Dibble, James A. Shirley, William R. Powell, Raymond
                   E. Grover, J. Samuel Roady, Gregory R. Gill and J. Mark Nuzum relating to the $830,000 Dominion Bank Commercial Note and the $220,000 Dominion Bank Commercial Note between Harmony Products, Inc. and Dominion Bank, National Association.

   10.25* $750,000 Commercial Note and Security Agreement between Harmony Products, Inc. and NationsBank.

   10.26*          Unconditional Continuing Guaranties of John W.
                   Dibble, James A. Shirley, William R. Powell, Raymond
                   E. Grover, J. Samuel Roady, Gregory R. Gill and J. Mark Nuzum relating to the $750,000 NationsBank Commercial Note between Harmony Products, Inc. and NationsBank.
                                   23

Exhibit Number                 Description of Exhibit

   10.27*          U.S. Patent No. 4,109,019.

   10.28*          U.S. Patent No. 4,997,469.

   10.29*          U.S. Patent No. 5,021,077.

   10.30*          U.S. Patent No. 5,021,247.

   10.31*          U.S. Patent Application Serial No. 7/665094.

   10.32*          U.S. Patent Application Serial No. 7/851063.

   10.33*          Confidentiality Agreements of Raymond E. Grover, J.
                   Samuel Roady, Gregory R. Gill and J. Mark Nuzum.

   10.34*          Licensing, Equipment Purchase and Consulting
                   Agreement between Harmony Products, Inc. and Enakievo State Metallurgical Facility dated May 23, 1992.

   10.35* $250,000 Term Note between Central Fidelity Bank and James A. Shirley, Martha Shirley, Raymond E. Grover, Georgiann K. Grover, J. Samuel Roady, Susan M. Roady, Gregory R. Gill, John W. Dibble, W. Reginald Powell Shirley Powell, J. Mark Nuzum and Sandra P. Nuzum dated November 5, 1993.

   10.36* $250,000 Term Note between James A. Shirley, Martha Shirley, Raymond E. Grover, Georgiann K. Grover, J. Samuel Roady, Susan M. Roady, Gregory R. Gill, John
                   W. Dibble, W. Reginald Powell, Shirley Powell, J. Mark Nuzum and Sandra P. Nuzum and Harmony Products, Inc. dated November 5, 1993.

   10.37* Deed of Trust dated January 1994 and Deed of Trust Note dated January 3,1994 relating to refinance of office building located at 2121 Old Greenbrier Road, Chesapeake, Virginia.

   10.38* Amendment to Supply Agreement dated September 17, 1993 between O.M. Scott & Sons and Harmony Products, Inc.

   10.39* $500,000 line of credit dated January 26, 1994 between NationsBank and Harmony Products, Inc.

   10.40* Joint Marketing/Manufacturing Agreement by and between Harmony Products, Inc. and Earthgro, Inc. dated August 9, 1993.

Exhibit Number                 Description of Exhibit

   10.41*          U.S. Patent No. 5,240,490.

   10.42*          U.S. Patent No. 5,087,474.

   10.43*          U.S. Patent Application No. 08/249,223.

   10.44* Master License Agreement dated October 31, 1994 between New England Fertilizer Company and Harmony Products, Inc.

   10.45* Marketing Agreement dated October 31, 1994 between New England Fertilizer Company and Harmony Products, Inc.

   10.46** Sales Agreement of Company's office building between Harmony Products, Inc. and William G. Colby dated May 31, 1995.

   10.47** North American Agreement; License of Natural Protein Supplements, Patents and Technologies by Harmony Products, Inc. to William P. Moore and Benjamin B. Wilson dated June 15, 1995.

   10.48** Letter of Amendment to lease agreement originally dated July 1, 1990 between Harmony Products, Inc. and Elizabeth River Terminals dated June 28, 1995.

   10.49** Exclusive Licensing and Consulting Agreement dated December 31, 1995 between Bio-Recycle (Aust.) Pty. Ltd. and Harmony Products, Inc.

   10.50**         U.S. Patent No. 5,411,568.

   24              Powers of Attorney (appears on page 26 herein).


* Not filed herewith. In accordance with Rule 12b-32 of the General Rules and Regulations under the Securities Exchange Act of 1934, reference is made to the document previously filed with the Commission, which is incorporated herein by reference.

**  Filed herewith.

(b)  Reports on Form 8-K filed in the Fourth Quarter 1995.

On December 21, 1995 the Company filed Form 8-K, as amended by Form 8-K/A filed January 5, 1996 pursuant to Rule 13a-11 under the Securities Exchange Act of 1934, as amended, and General Instruction E to Form 8K/A, each under Item 5 and describing the private placement of stock with certain members of the Company's Board of Directors on December 13, 1995.

                                   SIGNATURES

In accordance with the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on their behalf by the undersigned, there unto duly authorized.

                             HARMONY PRODUCTS, INC.

                         By  /s/ Gregory R. Gill         Date:  March 17, 1996
                            ----------------------             ----------------
                              Gregory R. Gill
                               President and
                                 Treasurer

In accordance with the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

     Signature                            Title                               Date
/s/  W. Reginald Powell           Chairman of the Board                  March 17, 1996
-----------------------
W. Reginald Powell
Chairman of the Board

/s/ Gregory R. Gill                President, Director                   March 17, 1996
-------------------                   and Treasurer
  Gregory R. Gill
   President and

     Treasurer

/s/  Raymond E. Grover          Executive Vice President                 March 17, 1996
----------------------           Secretary and Director
 Raymond E. Grover
Executive Vice President

   and Secretary

/s/  J. Mark Nuzum         President Plant Products Division             March 17, 1996
------------------                    and Director
   J. Mark Nuzum
President Plant Products

/s/  J. Samuel Roady         Vice President Special Projects             March 17, 1996
--------------------                  and Director
  J. Samuel Roady
Vice President Special Projects

/s/  John W. Dibble                     Director                         March 17, 1996
-------------------
  John W. Dibble

/s/  James A. Shirley                   Director                         March 17, 1996
---------------------
 James A. Shirley

                                   26






                      This page intentionally left blank.

                                   27

                             FINANCIAL INFORMATION



                             HARMONY PRODUCTS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                Independent Auditors' Report...............................F-1

                Balance Sheets - December 31, 1994 and 1995................F-2

                Statements of Operations for the Years Ended
                  December 31, 1993, 1994 and 1995 ........................F-3

                Statements of Shareholders' Equity for the Years Ended
                  December 31, 1993, 1994 and 1995 ........................F-4

                Statements of Cash Flows for Years Ended
                  December 31, 1993, 1994 and 1995 ........................F-5

                Notes to Financial Statements .............................F-6


                                    F-index




                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Harmony Products, Inc.:

We have audited the financial statements of Harmony Products, Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harmony Products, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                       /s/    KPMG Peat Marwick LLP
                                     ---------------------------------

Norfolk, Virginia
March 15, 1996






                             HARMONY PRODUCTS, INC.

                                 Balance Sheets

                           December 31, 1994 and 1995





               Assets                                                    1994              1995
               ------                                                    ----              ----
Current assets:
     Cash and cash equivalents                                    $       58,888          101,810
     Trade accounts receivable, net (note 6)                             261,345          176,727
     Licensing receivable, short term (note 7)                            67,500          163,800
     Inventories (notes 3 and 6)                                         472,439          258,540
     Restricted bond funds (note 8)                                      312,900                -
     Prepaid expenses and other assets                                   201,651          108,540
                                                                         -------          -------
             Total current assets                                      1,374,723          809,417

Licensing receivable, long term (note 7)                                 182,500          118,700
Property, plant and equipment, net (notes 4 and 8)                     3,181,479          601,532
Patent rights, net of accumulated amortization of
     $154,311 in 1994 and $197,877 in 1995 (note 5)                      574,297          536,020
Other assets, net                                                         92,586           40,800
                                                                          ------           ------

                                                                   $   5,405,585        2,106,469
                                                                       =========        =========

             Liabilities and Shareholders' Equity

Current liabilities:
     Current installments of long-term debt (note 8)              $      361,242           13,135
     Notes payable to shareholders (note 6)                                    -           13,000
     Trade accounts payable and accrued expenses                         625,935          296,063
                                                                         -------          -------
             Total current liabilities                                   987,177          322,198

Notes payable to shareholders (note 6)                                   250,000                -
Notes payable to bank (note 6)                                         1,151,307          717,651
Long-term debt, excluding current installments (note 8)                1,772,014           15,034
                                                                       ---------           ------

             Total liabilities                                         4,160,498        1,054,883
                                                                       ---------        ---------

Shareholders' equity:
     Preferred stock, no par value.  Authorized 1,000,000 shares;
        no shares issued and outstanding                                       -                -
     Common stock, no par value.  Authorized 10,000,000 shares;
        shares issued and outstanding - 2,099,566 in 1994 and
        5,555,722 in 1995 (notes 10 and 11)                                    -                -
     Additional paid-in capital                                        7,885,938       10,987,100
     Accumulated deficit                                              (6,640,851)      (9,935,514)
                                                                      -----------      -----------

             Total shareholders' equity                                1,245,087        1,051,586

Commitments and contingencies
     (notes 4, 5, 7, 8, 9, 11, 12 and 13)

                                                                   $   5,405,585        2,106,469
                                                                       =========        =========


See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                            Statements of Operations

                  Years Ended December 31, 1993, 1994 and 1995


                                                                   1993           1994         1995
                                                                   ----           ----         ----
Net sales                                                  $    2,126,544     2,124,345     1,771,247
Cost of goods sold                                              2,863,100     2,540,859     2,245,218
                                                                ---------     ---------     ---------
           Gross loss                                            (736,556)     (416,514)     (473,971)
                                                                  -------       -------       -------

Other operating income (note 7)                                 1,126,500       570,395       106,611

Operating expenses:
     Marketing and promotion                                      618,032       541,291       368,910
     Research and development                                      47,409        59,421        22,194
     General and administrative                                   472,518       375,159       380,098
     Royalties and commissions                                     81,691       112,534        42,296
     Loss on disposal of fixed assets (note 4)                          -             -     1,862,763
                                                                ---------     ---------     ---------
                                                                1,219,650     1,088,405     2,676,261
                                                                ---------     ---------     ---------
           Loss from operations                                  (829,706)     (934,524)   (3,043,621)
                                                                  -------       -------     --------

Other income (expense):
     Interest expense                                            (210,772)     (291,459)     (250,832)
     Other income (expense)                                        52,410        46,926          (210)
                                                                   ------        ------          -----
           Net loss                                    $         (988,068)   (1,179,057)   (3,294,663)
                                                                 =========   ===========   ===========

Loss per share                                         $             (.72)         (.73)         (.91)
                                                                     =====         =====        =====
Weighted average common shares outstanding                      1,373,500     1,624,404     3,627,934
                                                                =========     =========     =========



See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                       Statements of Shareholders' Equity

                  Years Ended December 31, 1993, 1994 and 1995


                                                          Additional                            Total
                                      Common Stock         paid-in         Accumulated     shareholders'
                                  Shares    Amount         capital           deficit          equity
                                  ------    ------        ----------       -----------     -------------
Balance at December 31, 1992     1,373,500  $       -       6,680,917     (4,473,726)       2,207,191

Net loss for the year ended

   December 31, 1993                     -          -               -       (988,068)        (988,068)
                                 ---------   --------      ----------      ----------       ---------

Balance at December 31, 1993     1,373,500   $      -       6,680,917     (5,461,794)       1,219,123

Common stock issued

     (note 10)                     726,066          -       1,205,021              -        1,205,021

Net loss for the year ended

   December 31, 1994                     -          -               -     (1,179,057)      (1,179,057)


Balance at December 31, 1994     2,099,566  $       -       7,885,938     (6,640,851)       1,245,087
                                 =========     ======       =========      ==========       =========

Common stock issued

     (note 10)                   3,456,156          -       3,101,162              -        3,101,162

Net loss for the year ended

   December 31, 1995                     -          -               -     (3,294,663)      (3,294,663)


Balance at December 31, 1995     5,555,722  $       -      10,987,100     (9,935,514)       1,051,586
                                 =========     ======      ==========      ==========       =========


See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                            Statements of Cash Flows

                  Years Ended December 31, 1993, 1994 and 1995


                                                                                  1993         1994         1995
                                                                                  ----         ----         ----
Net cash provided by (used in) operating activities:
     Net loss                                                           $     (988,068)  (1,179,057)  (3,294,663)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         Depreciation, amortization and loss on asset writeoffs                440,785      478,257    2,124,569
         Changes in current assets and liabilities providing (using) cash:
           Trade accounts receivable                                          (225,331)      64,022       84,618
           Licensing receivable - short term                                         -      (67,500)     (96,300)
           Inventories                                                         124,312      112,306      213,899
           Prepaid expenses                                                     68,096     (108,002)     122,384
           Trade accounts payable                                              251,001       61,512     (291,925)
           Licensing contract liabilities, net                                (462,247)    (332,040)           -
           Accrued expenses                                                      3,285       (5,175)     (12,751)
                                                                                 -----       -------     --------


                Net cash used in operating activities                         (788,167)    (975,677)  (1,150,169)
                                                                              ---------    ---------  -----------




Cash flows from investing activities:
     Proceeds from disposals of building, plant and equipment                        -            -      531,723
     Increase (decrease) in licensing receivable - long term                         -     (182,500)      63,800
     Purchase and construction of property, plant and
       equipment, including interest capitalized                              (333,474)     (71,803)     (19,285)
     Decrease in restricted bond funds, net                                          -            -      312,900
     Other                                                                     (30,862)      (7,147)      (2,146)
                                                                               --------      -------      -------


                Net cash provided by (used in) investing activities           (364,336)    (261,450)     886,992
                                                                              ---------    ---------     -------


Cash flows from financing activities:
     Net borrowings (repayments) on note payable to bank                       750,000      401,307     (433,656)
     Borrowings on notes payable to shareholders                               148,330      (21,408)      13,000
     Repayments on notes payable to shareholders                                     -            -     (250,000)
     Principal payments on long-term debt                                     (358,655)    (350,173)  (2,098,948)
     Proceeds from issuance of common stock                                          -    1,205,021    3,101,162
     Other                                                                     (11,619)     (12,348)     (25,459)
                                                                               --------      ------       ------
                Net cash provided by financing

                  activities                                                   528,056    1,222,399      306,099
                                                                               -------    ---------      -------


Net increase (decrease) in cash                                               (624,447)     (14,728)      42,922


Cash and cash equivalents at beginning of year                                 698,063       73,616       58,888
                                                                               -------       ------       ------


Cash and cash equivalents at end of year                                $       73,616       58,888      101,810
                                                                                ======       ======      =======

Supplemental disclosures of cash flow information:
     Cash paid during the year for interest                             $      168,676      219,904      197,655
                                                                               =======      =======      =======




See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                         Notes to Financial Statements

                               December 31, 1995

1. Organization and Basis of Presentation

Harmony Products, Inc., a Virginia corporation, was organized by a group of fertilizer executives to develop, manufacture, and market fertilizer and animal feed products as well as license the patented technology involved. The Company was incorporated on August 31, 1989, as Natural Sciences/Harmony Products, Inc., and the name subsequently changed to Harmony Products, Inc. on October 23, 1989. The Company was inactive until February 9, 1990 (date of inception), when the Company was capitalized, certain patent rights were acquired, and the planning for the construction of the manufacturing facility began. The manufacturing facility was partially complete in December 1990 and production of product was underway on a test basis. In February 1991, the manufacturing facility became operational. At this time, the Company ceased to be a developmental stage enterprise.

In December 1991, the Company issued 720,000 shares of common stock in a public offering with net proceeds of approximately $4,078,000. The proceeds were used for repayment of bank debt, repayment of notes to shareholders and working capital.

2. Summary of Significant Accounting Policies

   (a) Cash Equivalents
      For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   (b) Fair Value of Financial Instruments
   The Company's financial statements approximate fair value because of the short maturity of the instruments or because the interest rates associated with the financial instruments approximate fair value.

   (c) Inventories
   Inventories are stated at the lower of cost (average cost method) or market value (replacement cost for raw materials and net realizable value for all other inventory). Cost includes material, labor and manufacturing costs.

   (d) Deferred Turnaround
   Included in prepaid assets at December 31, 1994 were charges incurred for plant turnaround. These charges were incurred during a concentrated repair and maintenance period for the Company's manufacturing facility and were timed to coincide with the off-season when manufacturing was at its lowest level. Those 1994 turnaround expenses are fully amortized at December 31, 1995 and were approximately $106,000 at December 31, 1994. Included in prepaid assets at December 31, 1995 are approximately $32,000 in 1995 turnaround costs incurred during months of July through September 1995. The Company's policy is to capitalize these costs after the off-season period and amortize the costs over the subsequent sales and manufacturing season of October through June.

                                                                  (continued)
                                      F-6

                             HARMONY PRODUCTS, INC.

                         Notes to Financial Statements

2. Summary of Significant Accounting Policies, continued

   (e) Property, Plant and Equipment
   Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The Company uses the following periods for depreciating and amortizing property, plant and equipment:

         Buildings                                   10-30 years
         Autos                                       3 years
         Furniture, fixtures and equipment           5 years
         Manufacturing equipment                     10 years
         Leasehold improvements                      15 years

   (f) Patent Rights
   Patent rights are amortized using the straight-line method over the lives of the patents which is seventeen years.

   (g) Impairment of Assets
   The Company assesses the recoverability of certain assets by determining whether the balance of the asset can be recovered over its remaining life through undiscounted futures operating cash flows. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved.

   (h) Revenue Recognition
   The Company recognizes sales revenue upon transfer of title to the customer, which generally occurs upon shipment of the product from the Company's warehouse. Revenue from technology licensing agreements is recognized on the percentage completion method and is included in other operating income.

   (i) Research and Development
   Research and development costs are charged to expense in the period incurred.

   (j) Income Taxes
   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (k) Use of Estimates
   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   (l)  Loss Per Share
   Loss per share is based upon the weighted average number of common shares outstanding.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

3. Inventories

Inventories at December 31, 1994 and 1995 consist of the following:

                                                1994                1995
                                                ----                ----

                Finished products          $  319,721               77,960
                Raw materials                  40,259               24,250
                Packaging materials           112,459              156,330
                                              -------              -------
                                           $  472,439              258,540
                                              =======              =======


4. Property, Plant and Equipment, net

Property, plant and equipment at December 31, 1994 and 1995 consists of the following:

                                                            1994       1995
                                                            ----       ----

              Land                                   $    190,000            -
              Buildings                                   210,208        9,704
              Leasehold improvements                      333,892      333,892
              Autos                                             -       11,711
              Furniture, fixtures and equipment            50,548       51,871
              Manufacturing equipment                   3,923,728      589,167
              Construction in progress                          -       10,150
                                                        ---------    ---------
                                                        4,708,376    1,006,495
              Less accumulated depreciation

                and amortization                        1,526,897      404,963
                                                        ---------      -------
              Property, plant and equipment, net    $   3,181,479      601,532
                                                        =========      =======

The Company entered into an operating lease for a building in which the manufacturing equipment is operated with an initial lease term for five years through July 1995. The Company had two options to extend each lease term an additional five years. In January 1993, an addendum to the lease was signed which required base rents of $93,600 for fiscal 1993, increasing to $119,700 for 1995. In January 1995, the first option to extend the lease for an additional five years was exercised by the Company and accepted by the lessor. In addition, the lease includes incentives to be paid to the lessor based on shipping levels. Annual base rents were to increase to $142,200 beginning July 1995 continuing through the year 2000.

In August 1995, the landlord in this facility released the Company from its lease obligation as to warehouse space primarily used for storage of finished good inventory. The Company currently occupies roughly one-half of the space that was originally being leased. Annual base rents have decreased to approximately $58,800.

During the second quarter of 1995, management of the Company determined to close its primary production line at its manufacturing facility in Chesapeake Virginia. Advancements in the Company's technology permit it to utilize other manufacturers to produce its products at lower manufacturing costs than those associated with its Chesapeake facility. Accordingly, the Company accrued in its second quarter of 1995 an estimated loss on the disposal of certain fixed assets (comprised primarily of production equipment) of approximately $1,863,000. This estimated loss on disposal represents a write-off of book value of the equipment expected to be disposed of, net of any estimated salvage value, as well as an accrual for the costs that will be incurred to dismantle and sell the equipment.

In June 1995, the Company entered into an agreement with a buyer to sell its corporate office facility for $375,000. A loss on this sale of approximately $15,300 was recorded in 1995. The Company currently leases office space that is more suitable for its needs with annual rents of approximately $25,000.

                             HARMONY PRODUCTS, INC.

                         Notes to Financial Statements

5. Patent Rights

In February 1990, the Company obtained from another company for $170,000, the rights, title and interest in a consulting agreement and exclusive relationship with the inventors of the proprietary fertilizer manufacturing process, including technical information, know-how, formulation, methods and inventions. This purchase afforded the Company the right to purchase all of the technology related to the formulation, processing, manufacturing and storage of products in the fields of natural-based fertilizers and plant nutrients from the inventors of the process. Under the terms of this purchase, the Company has the exclusive right to make, use or sell all products resulting from this technology and exclusive control of technical information patent rights and improvements.

For this technology and the related patent rights, the Company paid the inventors $500,000. In addition, under the agreement, the Company was committed to pay royalties on sales of patented product in North America to the inventors as follows: 4-1/2% on the first $2.0 million in sales, 3% on the next $8.0 million in sales; and 2% on sales in excess of $10.0 million. A portion of revenues received by the Company in certain licensing arrangements is paid to the inventors depending upon the identity and place of business of the licensee.

In June 1995, the Company sublicensed certain of its patent rights with regard to animal feed supplements back to the inventors. As consideration for the sublicense, the inventors reduced its current royalty structure with the Company. A flat royalty of $20,000 is due to the inventors for calendar year 1995 with no royalties due in years thereafter (note 7).

6. Notes Payable

Notes payable to bank

In January 1993, the Company secured a $750,000 line of credit at prime plus one-half percent with a bank, secured by inventory and receivables and guaranteed and fully collateralized by certain members of the Board of Directors.

In January 1994, the line of credit was increased by $500,000, secured by inventory and receivables and was guaranteed by the Directors of the Company. The $500,000 increase to the line bore interest at prime plus 2%.

In January 1995, the line of credit was increased by another $500,000, secured by inventory and receivables and was guaranteed by the Directors. The entire balance of the line of credit ($1,750,000) bore interest at prime plus 1.375%, and expired in July 1995.

In June 1995, the uncollateralized portion of the line ($1,000,000) was paid off from the proceeds of stock purchases by certain Directors (note 10). The remaining balance on the line of $750,000 was renewed for one year in October 1995 at prime plus 1.375%. At December 31, 1994 and 1995, $1,151,307 and
   $717,651 was outstanding on the line of credit, respectively. The line of credit is not due as long as certain members of the Board of Directors fully collateralize the line of credit, therefore the line of credit is classified as long term.

                                                                   (continued)

                             HARMONY PRODUCTS, INC.

                         Notes to Financial Statements

6. Notes Payable  (continued)

Notes payable to shareholders

In November 1993, members of the Board authorized a term loan of $250,000 to the Company. This note was interest only for the first two years at prime with the outstanding principal balance fully amortized over the following three years. This amount was included in Notes payable to shareholders - long term. In June 1995, this debt was paid off by the Company from the proceeds of the issuance of common stock to certain Directors (note 10).

During 1995, certain Directors advanced the Company approximately $213,000, payable on demand and at 9% interest. Certain of the Company's Directors converted $200,350 of this note to 244,329 shares of common stock prior to year end (note 10). The remaining $13,000 is included in notes payable to shareholders - short term.

7. Licensing Contracts

Ukraine

The Company entered into a Licensing, Equipment Purchase and Consulting
   Agreement with a venture located in Ukraine in 1992. During 1993 and 1994, the Company incurred a total of $1.9 million in expenditures under the contract and recognized a total of $1.045 million in other operating income from the licensing agreement. Cash payments to the Company under the arrangement totaled $2.95 million. All of the Company's obligations under the arrangement have been satisfied and all revenues have been recognized. Other operating income of approximately $70,000 was recognized under this arrangement for the year ended December 31, 1994. No other operating income related to the Ukraine contract was recognized for the year ended December 31, 1995.

New England Fertilizer

In October 1994, the Company entered into a Master License Agreement and a
   Marketing Agreement with New England Fertilizer Company ("NEFCO"). NEFCO operates a sludge management facility in Quincy, Massachusetts for the Massachusetts Water Resources Authority. This facility produces a mechanically dried sewage sludge which it converts to an environmentally safe product termed "fertilizer-grade biosolids."

Under the Master License Agreement, NEFCO has an exclusive license in all states east of the Mississippi River for Harmony's patented processes. The resultant product is an enhancement of the generally low analysis biosolids to produce virtually any formulation desired. NEFCO intends to utilize Harmony's technology and know-how to upgrade the biosolids produced at the Quincy plant and to utilize the combination of the Harmony process and mechanical drying to offer sludge management programs to other generators in the United States. NEFCO also expects to utilize the Harmony process to offer product management services to others who may already mechanically dry sludges.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

7. Licensing Contracts   (continued)

New England Fertilizer  (continued)

Under the Marketing Agreement, Harmony will act as NEFCO's sales agent for both enhanced and unenhanced biosolids. All fertilizer grade biosolid products marketed under this agreement will be sold under NEFCO-owned or licensed brand names; Harmony's existing brand names will be applied only to poultry manure.

Under the Master License Agreement, NEFCO paid Harmony $250,000 upon signing.
   Each year, for four years, on the anniversary date of the Master License Agreement, NEFCO will pay to Harmony $70,000. This receivable has been discounted: $63,800 is included on the balance sheet as Licensing receivable
   - short term and $118,700 is included in Licensing receivable - long term. NEFCO must meet certain minimum performance requirements to retain its right to sub-license the technology over time. Harmony will receive a fee equaling 1/2% of the total cost to build a facility which employs Harmony technology. Under the Marketing Agreement, Harmony will receive a marketing fee of 15% of the net invoiced sales by NEFCO for each location operated by NEFCO. This percentage will subsequently decrease to 10% after three years. No other operating income was recognized under the NEFCO licensing arrangement for the year ended December 31, 1994. For the year ended December 31, 1995, the Company recognized other operating income for net commissions accrued under the Marketing Agreement of $21,600.

Animal Feed Sublicense

   In June 1995 the Company sublicensed to the inventors of its technology the Harmony technology expressly related to animal nutrition in North America for the life of the related patents. In consideration for the sublicense, certain, reductions were made to the existing royalty structure with the inventors (note 5).

Australia

On December 31, 1995 the Company entered into a Licensing and Consulting Agreement ("Agreement") with Bio-Recycle (Aust.) Pty. Ltd. ("Bio-Recycle"), an Australian company that specializes in the recycling of organic waste streams. Under the provisions of the Agreement, Harmony licenses to Bio-Recycle the rights to the Company's patents and know how for an exclusive territory that includes Australia, Malaysia, Indonesia, Vietnam and New Zealand. The Agreement requires Harmony to provide certain technical, engineering and equipment design consulting services after a facility fee has been paid. Finally, the Agreement licenses to Bio-Recycle the right to use certain Harmony trademarks, tradenames and copyrighted materials.

Bio-Recycle does not plan to begin construction of a facility incorporating Harmony's patented technology immediately; however, under provisions of the Agreement, Bio-Recycle must meet certain plant construction thresholds in order to maintain its rights under the Agreement.

As of December 1995, the Company has no further obligations under the agreement and has recorded other operating income $85,000 (net of royalties due to the Inventors) and a corresponding short term receivable of $100,000 for the Australian licensing Agreement.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

8. Long-term Debt

Long-term debt at December 31, 1994 and 1995 consists of the following:


                                                                    1994                1995
                                                                    ----                ----
Industrial Development Bonds, due in annual amounts
of $350,000 from March 1, 1993 to 1998; final amount of
$400,000 due on March 1, 1999; the interest rate floats with market rates, has a maximum interest rate of 15% and is
due monthly; the average interest rate during 1994 and 1995
was 3.17% and 4.25%, respectively.  Paid off June 30, 1995.   $  1,800,000                   -

7.75% mortgage note payable in monthly installments of
$2,918, including interest, due January 1999; secured by
property.  Property sold and debt repaid August 31, 1995.          298,948                   -

7-1/2% to 12% capitalized leases and 12% to 13% vehicle
loans; payable in monthly installments, including interest,
secured by equipment and vehicles; final payment due
January 1999.                                                       34,308              28,169
                                                                    ------              ------

                  Total long-term debt                           2,133,256              28,169

Less current installments                                          361,242              13,135
                                                                 ---------              ------
                  Long-term debt, excluding current
                       installments                           $  1,772,014              15,034
                                                                 =========              ======

Industrial Development Bonds

On June 30, 1995, the Company repaid the entire balance due on the Industrial
   Development Bonds from the proceeds of a stock sale to certain Directors (note 10). The Company entered into a bond issuance agreement on September 1, 1990 in the amount of $2,500,000 with the Industrial Development Authority of the City of Chesapeake, Virginia. The bonds were used for the acquisition and construction of a fertilizer and animal feed manufacturing facility and for the costs of issuing the bonds. The indenture created restricted bond funds which were in the custody of a trustee. Such restricted bond funds totaled $312,900 for construction costs and sinking fund requirements at December 31, 1994 and are included in the accompanying balance sheets as restricted bond funds. These funds were invested in short-term interest bearing accounts. There were no restricted bond funds at December 31, 1995.

The bonds were secured by a letter of credit in the amount of approximately
   $1,516,000 and the fertilizer and animal feed manufacturing facility with a cost of $3,923,728 at December 31, 1994. The letter of credit fee of 1-1/4% of the available amount was prepaid monthly. Certain members of the Board of Directors had guaranteed the letter of credit, which would have expired in September 1995 had the Company not repaid the balance due on the Industrial Development Bonds.

Mortgage Note Payable

On January 13, 1994, the Company refinanced its mortgage note payable on its home office building with a bank. The mortgage had a fixed interest of 7.75% with a 15 year amortization and had a 5 year call option for the bank. The mortgage was guaranteed by certain members of the Board of Directors. As discussed in note 4, the Company sold its office building during the third quarter of 1995.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

9. Income Taxes

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:


                                                                      1994                1995
                                                                      ----                ----
                Deferred tax assets and (liabilities):

                  Net operating loss carryforwards            $  1,315,000           1,959,000

                  Prepaid expenses, due to differences
                        in amortization                             25,000              14,000

                  Allowance for doubtful accounts                        -               1,000

                  Research and development credits                       -              43,000

                  Start-up costs capitalized for tax purposes        7,000                   -

                  Intangible assets, due to differences
                        in basis and amortization                   (3,000)             (7,000)

                  Property, plant and equipment, due to
                        differences in basis and depreciation      (34,000)              1,000

                          Less: valuation allowance             (1,310,000)         (2,011,000)
                                                                 ---------           ---------

                          Net deferred taxes                   $         -                   -
                                                                 =========           =========


The valuation allowance for deferred tax assets as of December 31, 1994 was $1,310,000. The net change in the total valuation allowance for 1995 was an increase of $701,000 and for 1994 was an increase of $224,000.

At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes of approximately $8.2 million which are available to offset federal taxable income, if any, through 2009.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

10. Common Stock

The following shares of stock were purchased by certain of the Company's Board of Directors during 1994:

                  Date              Shares           Amount            Price
                  ----              ------           ------            -----
                June 9              242,669      $   455,004         $ 1.88
              August 5              137,933          250,004           1.81
          September 16              145,458          250,006           1.72
            December 1              200,006          250,007           1.25
                                    -------        ---------
                 Total              726,066      $ 1,205,021
                                    =======        =========


In all cases the price paid for the stock represented the prior thirty day average of the closing bid and closing ask prices for the stock or the average of the closing bid and closing ask price on the day of the subscription, whichever was greater.

The following shares of stock were purchased or exchanged for debt by certain of the Company's Board of Directors during 1995:

                  Date               Shares               Amount       Price
                  ----               ------               ------       -----
               June 30              2,967,925        $   2,700,812     $ 0.91
           December 13                488,231              400,350       0.82
                                      -------              -------
                 Total              3,456,156        $   3,101,162
                                    =========            =========


On June 30, 1995, certain of the Company's Board of Directors determined to recapitalize the Company by purchasing common stock (notes 6 and 8). The share price of $0.91 for the shares issued in this recapitalization was determined by averaging the closing bid and closing ask price of the stock for the thirty days prior to June 30, 1995. The Company and the Board had agreed to increase the purchase price per share, and accordingly reduce the number of shares purchased, had the average of the closing bid and closing ask price of the stock for the 30 days after June 30, 1995 been higher. As this average was lower, the stock was valued by reference to the higher June prices.

On December 13, 1995, the Company converted a $200,350 loan to shareholders into common stock as well as an additional purchase of $200,000 in common stock. The price paid for the stock represented the prior thirty day average of the closing bid and closing ask prices for the stock or the average of the closing bid and closing ask price on the day of the subscription, whichever was greater.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

11. Incentive Stock Option Plans

Incentive Stock Option Plan -1991

In September 1991, the Company adopted an Incentive Stock Option Plan (the
   Plan). The Plan provides, in the aggregate, for the grant of incentive stock options to selected employees and officers to purchase up to 100,000 shares. The Plan has 79,500 stock options outstanding at exercise prices ranging from $1-1/4 to $5-1/4 per share. Options must be exercised within five to ten years from the date granted. Generally, unless the compensation committee grants special concessions, options may be exercised only when the optionee is in the employment of the Company, except in the case of death of the employee, in which case unexpired, unexercised options may be exercised within six months of death, by the optionee's estate.

Long-term Incentive Plan - 1993

In April 1993, the Shareholders approved the 1993 Long-term Incentive Plan (the
   1993 Plan). The purpose of the 1993 Plan is to enable the Company to reward existing directors for guaranteeing certain debts of the Company and lending money directly to the Company during 1992, to attract and retain qualified directors and employees, and increase the proprietary interest of such persons in the Company in order to provide such persons with additional motivation to continue serving the Company and to further its growth and achieve profitability. The 1993 Plan is intended to provide the Company with greater flexibility to address the compensation needs of employees.

Under the 1993 Plan, 20,000 options have been earmarked to be distributed to the Directors; the remaining 80,000 options are to be distributed to employees and employee-directors at the discretion of the Company's Option Committee. On April 23, 1993 the Board decided to indefinitely postpone the granting of 20,000 options to the Directors. The Board will readdress the issuance of these options in the future. A total of 37,500 options have been granted to employees at exercise prices ranging between $1 3/8 and $2 1/2. Options granted must be exercised within ten years from the date granted. Generally, unless the compensation committee grants special concessions, options may be exercised only when the optionee is in the employment of the Company, except in the case of death of the employee, in which case unexpired, unexercised options may be exercised within six months of death, by the optionee's estate.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

12. Liquidity and Capital Resources

Since inception, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. Additionally, since its inception, the Directors have, from time to time, provided working capital and credit enhancement to the Company. During 1994, the Directors purchased an additional $1.2 million of common stock. During 1995 certain of the Company's Board of Directors purchased $3.1 million of common stock in an effort to reduce the Company's debt load and provide working capital.

The Company has been notified by NASDAQ that the Company's shares will be removed from the NASDAQ Small Cap Market on March 28, 1996. The common stock will still be available to trade on the NASDAQ Bulletin Board. This could affect the liquidity of the Company's common stock. The Company will appeal NASDAQ's decision to delist the Company's common stock.

Management believes that recent equity infusion by certain of the Company's
   Directors plus cash generated from future operations including any cash generated from potential licensing arrangements will provide the Company with sufficient sources of cash flow during 1996. If 1996 operations, including licensing arrangements, do not materialize as expected, the Company will be unable to fund its operations and will be forced to look to any available alternative methods of financing, including relying on the financial support of certain members of the Board of Directors, who have committed to provide certain levels of working capital to the Company if required.

13. Contingencies

As the Company's products are low in analyses (nitrogen, phosphorus and potassium) and the nitrogen in the products is generally 60% water insoluble, management believes the products have a minimal effect on the environment. Accordingly, the Company believes that it does not need, and it does not maintain, insurance for any environmental claims which might result from the release of its products into the environment in a manner or in concentrations not permitted by law.

                             HARMONY PRODUCTS, INC.


           BOARD OF DIRECTORS                       Harmony Products, Inc.

           W. Reginald Powell                    808 Live Oak Drive, Suite 126
          Chairman of the Board                   Chesapeake, Virginia  23320
                                                         804-523-2849

             Gregory R. Gill
 President, Chief Executive Officer and                 ANNUAL MEETING
   Treasurer - Harmony Products, Inc.       The 1995 Annual Meeting of Shareholders
                                           of Harmony Products, Inc. will be held at
            Raymond E. Grover                9:00 a.m. on Thursday, May 3, 1996 in
  Executive Vice President, Secretary,               Chesapeake, Virginia.
         Harmony Products, Inc.

                                                     COMMON STOCK TRANSFER
              J. Mark Nuzum                           AGENT AND REGISTRAR
   President, Plant Products Division,           First Union National Bank of
         Harmony Products, Inc.                         North Carolina
                                                  Shareholder Services Group
             J. Samuel Roady                        Two First Union Center
    Vice President Special Projects,                301 South Tryon Street
         Harmony Products, Inc.                    Charlotte, NC  28288-1154

             John W. Dibble                          FORM 10-KSB EXHIBITS
                                                 Upon written request, Harmony
            James A. Shirley                      Products, Inc. will furnish
                                                any exhibits to its Form 10-KSB
                                               upon the payment of the Company's
              COMMON STOCK                     reasonable expenses in furnishing
       The common stock of Harmony             such exhibits.  Send requests to:
  Products, Inc. is traded in the over-                 Gregory R. Gill
 the-counter (OTC) market and is quoted             President and Treasurer
         Harmony Products, Inc.                  808 Live Oak Drive, Suite 126
on the National Association of Securities            Chesapeake, Virginia
  Dealers Automated Quotation (NASDAQ)                       23320
    under the trading symbol "HRMY."


This report has been filed with the Securities and Exchange Commission via Edgar



                 Form 10-QSB - Quarterly or Transitional Report


(Mark One)

[x] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended September 30, 1996

[  ]     TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE EXCHANGE ACT

             For the transition period from _________ to __________

                         Commission file number 0-19979

                             Harmony Products, Inc.
       (Exact name of small business issuer as specified in its charter)

            Virginia                                            54-1529382
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

            808 Live Oak Drive Suite 126 Chesapeake, Virginia 23320
                    (Address of principal executive office)

                                  757-523-2849
                           (Issuer's telephone number)



   Indicate whether the issuer (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes x No __



   State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 1,516,929 shares of common stock.

                             HARMONY PRODUCTS, INC.
                                     INDEX




PART I - FINANCIAL INFORMATION

  Item  1.      FINANCIAL STATEMENTS

                Balance Sheets - December 31, 1995 and
                September 30, 1996 (unaudited)...............................1

                Statements of Operations for the Three and Nine Months
                ended September 30, 1995 and 1996 (unaudited)................2

                Statement of Shareholders' Equity for the Nine
                Months ended September 30, 1996 (unaudited)..................3

                Statements of Cash Flows for the Three and Nine Months
                ended September 30, 1995 and 1996 (unaudited)................4

                Notes to Financial Statements ...............................5


  Item  2.      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............15


PART II - OTHER INFORMATION


  Item  6.      EXHIBITS AND REPORTS ON FORM 8-K............................18


SIGNATURE       ............................................................19

                             HARMONY PRODUCTS, INC.

                                 Balance Sheets

                    December 31, 1995 and September 30, 1996

               Assets                                                December 31,      September 30,
                                                                         1995              1996
                                                                                        (unaudited)
Current assets:
     Cash and cash equivalents                                   $       101,810           72,157
     Trade accounts receivable, net (note 6)                             176,727          138,994
     Licensing receivable, short term (note 7)                           163,800           97,800
     Inventories (notes 3 and 6)                                         258,540          233,920
     Prepaid expenses and other assets                                   108,540           90,515
                                                                         -------           ------
             Total current assets                                        809,417          633,386

Licensing receivable, long term (note 7)                                 118,700          118,700
Property, plant and equipment, net (notes 4 and 8)                       601,532          538,635
Patent rights, net of accumulated amortization of
     $197,877 in 1995 and $230,422 in 1996 (note 5)                      536,020          503,475
Other assets, net                                                         40,800           32,331
                                                                          ------           ------

                                                                   $   2,106,469        1,826,527
                                                                       =========        =========

             Liabilities and Shareholders' Equity

Current liabilities:
     Current installments of long-term debt (note 8)               $      13,135           13,144
     Notes payable to shareholders (note 6)                               13,000           13,000
     Trade accounts payable and accrued expenses                         296,063          340,913
                                                                         -------          -------

             Total current liabilities                                   322,198          367,057

Notes payable to bank (note 6)                                           717,651          749,311
Long-term debt, excluding current installments (note 8)                   15,034           11,164
                                                                          ------           ------

             Total liabilities                                         1,054,883        1,127,532
                                                                       ---------        ---------

Shareholders' equity:
     Preferred stock, no par value.  Authorized 100,000 shares;
        no shares issued and outstanding                                       -                -
     Common stock, no par value.  Authorized 2,500,000 shares;
        shares issued and outstanding - 1,388,931 in 1995 and
        1,516,929 in 1996 (notes 10 and 11)                                    -                -
     Additional paid-in capital                                       10,987,100       11,377,100
     Accumulated deficit                                              (9,935,514)     (10,678,105)
                                                                      -----------     ------------

             Total shareholders' equity                                1,051,586          698,995

Commitments and contingencies
     (notes 4, 5, 7, 8, 9, 11, 12 and 13)
                                                                       ---------        ---------
                                                                     $ 2,106,469      $ 1,826,527
                                                                       =========        =========

See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                            Statements of Operations

         Three Months and Nine Months ended September 30, 1995 and 1996
                                  (unaudited)

                                                       Three months ended        Nine months ended
                                               September 30,  September 30,  September 30,  September 30,
                                                     1995        1996             1995          1996
                                                     ----        ----             ----          ----
Net sales                                       $    239,241      213,785      1,494,727      983,611

Other operating income (expense)                      (1,039)       5,846         11,754       33,127
                                                       -----        -----         ------       ------

     Total net revenue                               238,202      219,631      1,506,481    1,016,738

Cost of goods sold                                   242,475      374,727      1,919,153    1,171,834
                                                     -------      -------      ---------    ---------

           Gross loss                                 (4,273)     (75,207)      (412,672)    (155,096)


Operating expenses:
     Marketing and promotion                          87,311       43,801        306,917      137,379
     Research and development                          5,701        7,877         19,437       16,038
     General and administrative                       99,522      138,003        329,902      374,455
     Royalties and commissions                         5,346           20         39,132        2,972
     Loss on disposal of fixed assets (note 4)             -            -      1,878,602            -

                                                     197,880      189,701      2,573,990      530,844
                                                     -------      -------      ---------      -------

           Loss from operations                     (202,153)    (264,908)    (2,986,662)    (685,940)

Other income (expense):
     Interest expense                                (25,774)     (18,782)      (183,765)     (56,956)
     Other income (expense)                          (11,647)           -         (2,850)         305


           Net loss                              $  (239,574)    (283,690)    (3,173,277)    (742,591)
                                                    =========    =========    ===========    =========

Loss per share                               $         (.19)        (.19)         (4.08)        (.52)
                                                        ====        =====         ======        =====

Weighted average common shares outstanding         1,266,873    1,472,581        777,654    1,431,121
                                                   =========    =========        =======    =========

See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                       Statement of Shareholders' Equity

                      Nine Months ended September 30, 1996

                                  (Unaudited)

                                                         Additional                          Total
                                    Common Stock           paid-in       Accumulated     shareholders'
                                Shares        Amount       capital         deficit          equity
Balance at
   December 31, 1995          1,388,947   $       -     10,987,100        (9,935,514)      1,051,586


Common stock issued
   (note 10)                    127,982           -        390,000                           390,000


Net loss for the nine months
   ended September 30, 1996           -           -              -          (742,591)       (742,591)

                              ---------    --------     ----------       ------------       ---------

Balance at
   September 30, 1996         1,516,929   $       -     11,377,100       (10,678,105)        698,995
                              =========    ========     ==========        ===========         ========


See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                            Statements of Cash Flows

         Three Months and Nine Months ended September 30, 1995 and 1996
                                  (unaudited)

                                                                    Three months ended          Nine months ended
                                                            September 30,   September 30,   September 30,   September 30
                                                                     1995         1996         1995         1996
                                                                     ----         ----         ----         ----
Net cash provided by (used in) operating activities:
     Net loss                                                  $   (239,574)   (283,690)     (3,173,277)   (742,591)
     Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
         Depreciation and amortization                               39,080      37,631         272,386     107,512
         Changes in assets and liabilities providing (using) cash:
           Trade accounts receivable                                128,914      31,781          58,238      72,882
           Licensing receivable                                           -      33,000               -      66,000
           Inventories                                              102,374      70,804         194,988      24,620
           Prepaid expenses                                         (25,206)     (7,740)        117,440     (17,124)
           Trade accounts payable and accrued expenses             (294,962)    (54,273)       (230,025)     44,850
                                                                   ---------    --------       ---------    --------


                Net cash used in operating activities              (289,374)   (172,487)     (2,760,250)   (443,851)
                                                                   ---------   ---------     -----------   ---------

Cash flows from investing activities:
     Building, plant and equipment disposals                        440,909           -       2,319,511           -
     Purchase and construction of property, plant and
       equipment, including interest capitalized                     (9,279)        (40)        (21,109)    (12,070)
     Decrease (increase) in restricted bond funds, net                    -           -         312,900           -
     Other                                                             (811)      1,515           5,374       8,469
                                                                       -----      -----           -----       -----

                Net cash provided by (used in) investing activities 430,819       1,475       2,616,676      (3,601)
                                                                    -------       -----       ---------      -------

Cash flows from financing activities:
     Net repayments on notes payable to shareholders                 26,000           -         (80,650)          -
     Net borrowings (repayments) on note payable to bank             37,410      45,360        (401,307)     31,660
     Principal payments on long-term debt                          (294,012)          -      (2,098,948)          -
     Proceeds from issuance of common stock                               -     200,000       2,700,812     390,000
     Other                                                           (3,848)     (3,899)        (33,611)     (3,861)
                                                                     -------     -------        --------     -------
                Net cash provided by (used in)
                  financing activities                             (234,450)    241,461          86,296     417,799
                                                                   ---------    -------          ------     -------

Net increase (decrease) in cash                                     (93,005)     70,449         (57,278)    (29,653)

Cash and cash equivalents at beginning of period                     94,615       1,708          58,888     101,810
                                                                     ------       -----          ------     -------

Cash and cash equivalents at end of period                         $  1,610      72,157           1,610      72,157
                                                                      =====      ======           =====      ======

Supplemental disclosures of cash flow information:
     Cash paid during the period for interest                    $   32,485      17,216         177,029      56,474
                                                                     ======      ======         =======      ======


See accompanying notes to financial statements

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

                               September 30, 1996
                                   (unaudited)

1. Organization and Basis of Presentation

Harmony Products, Inc., a Virginia corporation, was organized by a group of fertilizer executives to develop, manufacture, and market fertilizer and animal feed products as well as license the patented technology involved. The Company was incorporated on August 31, 1989, as Natural Sciences/Harmony Products, Inc., and the name subsequently changed to Harmony Products, Inc. on October 23, 1989. The Company was inactive until February 9, 1990 (date of inception), when the Company was capitalized, certain patent rights were acquired, and the planning for the construction of the manufacturing facility began. The manufacturing facility was partially complete in December 1990 and production of product was underway on a test basis. In February 1991, the manufacturing facility became operational. At this time, the Company ceased to be a developmental stage enterprise. In June 1995, the Company closed its primary production line at its manufacturing facility. See note 4.

In December 1991, the Company issued 180,000 shares of common stock in a public offering with net proceeds of approximately $4,078,000. The proceeds were used for repayment of bank debt, repayment of notes to shareholders and working capital.

2. Summary of Significant Accounting Policies

   (a) Quarterly Data
   In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments (consisting of normal recurring accounts) necessary to present fairly the financial position as of September 30, 1996, and the results of operations and cash flows for the three and nine months ended September 30, 1995 and 1996.

   (b) Cash Equivalents
   For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

   (c) Fair Value of Financial Instruments
   The Company's financial statements approximate fair value because of the short maturity of the instruments or because the interest rates associated with the financial instruments approximate fair value.

   (d) Inventories
   Inventories are stated at the lower of cost (average cost method) or market value (replacement cost for raw materials and net realizable value for all other inventory). Cost includes material, labor and manufacturing costs.

   (e) Deferred Turnaround
   Included in prepaid assets at December 31, 1995 are approximately $32,000 in 1995 turnaround costs incurred during months of July through September 1995. The Company's policy is to capitalize these costs after the off-season period and amortize the costs over the subsequent sales and manufacturing season of October through June.
                                                              (continued)

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

2. Summary of Significant Accounting Policies, continued

   (f) Property, Plant and Equipment
   Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The Company uses the following periods for depreciating and amortizing property, plant and equipment:

         Buildings                                   10-30 years
         Autos                                       3 years
         Furniture, fixtures and equipment           5 years
         Manufacturing equipment                     10 years
         Leasehold improvements                      15 years

   (g) Patent Rights
   Patent rights are amortized using the straight-line method over the lives of the patents which is seventeen years.

   (h) Impairment of Assets
   The Company assesses the recoverability of certain assets by determining whether the balance of the asset can be recovered over its remaining life through undiscounted futures operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability will be impacted if estimated future operating cash flows are not achieved.

   (i) Revenue Recognition
   The Company recognizes sales revenue upon transfer of title to the customer, which generally occurs upon shipment of the product from the Company's warehouse. Revenue from technology licensing agreements is recognized on the percentage completion method and is included in other operating income.

   (j) Research and Development
   Research and development costs are charged to expense in the period incurred.

   (k) Income Taxes
   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (l) Use of Estimates
   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   (m)  Loss Per Share
   Loss per share is based upon the weighted average number of common shares outstanding.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

3. Inventories

Inventories at December 31, 1995 and September 30, 1996 consist of the following:

                                          December 31,        September 30,
                                              1995                1996
                                                               (unaudited)

Finished products                         $  77,960               90,117
Raw materials                                24,250                1,488
Packaging materials                         156,330              142,315
                                            -------              -------
                                          $ 258,540              233,920
                                            =======              =======

4. Property, Plant and Equipment, net

Property, plant and equipment at December 31, 1995 and September 30, 1996 consists of the following:

                                          December 31,       September 30,
                                              1995               1996
                                                              (unaudited)

Buildings                             $       9,704                9,704
Leasehold improvements                      333,892              333,892
Autos                                        11,711               19,089
Furniture, fixtures and equipment            51,871               55,563
Manufacturing equipment                     589,167              589,168
Construction in progress                     10,150               11,150
                                          ---------            ---------

                                          1,006,495            1,018,566
Less accumulated depreciation
  and amortization                          404,963              478,990
                                            -------              -------
Property, plant and equipment, net      $   601,532              538,635
                                            =======              =======

The Company entered into an operating lease for a building in which the manufacturing equipment is operated with an initial lease term for five years through July 1995. The Company had two options to extend each lease term an additional five years. In January 1993, an addendum to the lease was signed which required base rents of $93,600 for fiscal 1993, increasing to $119,700 for 1995. In January 1995, the first option to extend the lease for an additional five years was exercised by the Company and accepted by the lessor. In addition, the lease includes incentives to be paid to the lessor based on shipping levels. Annual base rents were to increase to $142,200 beginning July 1995 continuing through the year 2000.

In August 1995, the landlord in this facility released the Company from its lease obligation as to warehouse space primarily used for storage of finished goods inventory. The Company currently occupies roughly one-half of the space that was formerly being leased. Annual base rents have decreased to approximately $58,800.

During the second quarter of 1995, management of the Company closed its primary production line at its manufacturing facility in Chesapeake Virginia. Advancements in the Company's technology permit it to utilize other manufacturers to produce its products at lower manufacturing costs than those associated with its Chesapeake facility. Accordingly, the Company accrued in its second quarter of 1995 an estimated loss on the disposal of certain fixed assets (comprised primarily of production equipment) of approximately $1,863,000. This estimated loss on disposal represents a write-off of book value of the equipment expected to be disposed of, net of any estimated salvage value, as well as an accrual for the costs that will be incurred to dismantle and sell the equipment.
                                                                 (continued)
                                       7

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

4.    Property, Plant and Equipment, net  continued

In June 1995, the Company entered into an agreement with a buyer to sell its corporate office facility for $375,000. A loss on this sale of approximately $15,300 was recorded in 1995. The Company currently leases office space that is more suitable for its needs with annual rents of approximately $25,000.


5. Patent Rights

In February 1990, the Company obtained from another company for $170,000, the rights, title and interest in a consulting agreement and exclusive relationship with the inventors of the proprietary fertilizer manufacturing process, including technical information, know-how, formulation, methods and inventions. This purchase afforded the Company the right to purchase all of the technology related to the formulation, processing, manufacturing and storage of products in the fields of natural-based fertilizers and plant nutrients from the inventors of the process. Under the terms of this purchase, the Company has the exclusive right to make, use or sell all products resulting from this technology and exclusive control of technical information patent rights and improvements.

For this technology and the related patent rights, the Company paid the inventors $500,000. In addition, under the agreement, the Company was committed to pay royalties on sales of patented product in North America to the inventors as follows: 4-1/2% on the first $2.0 million in sales, 3% on the next $8.0 million in sales; and 2% on sales in excess of $10.0 million. A portion of revenues received by the Company in certain licensing arrangements is paid to the inventors depending upon the identity and place of business of the licensee.

In June 1995, the Company sublicensed certain of its patent rights with regard to animal feed supplements back to the inventors. As consideration for the sublicense, the inventors reduced its current royalty structure with the Company. A flat royalty of $20,000 is due to the inventors for calendar year 1995 with no royalties due in years thereafter (note 7).


6. Notes Payable


Notes payable to bank

The Company had at December 31, 1995 and September 30, 1996 a $750,000 line of credit, secured by inventory and receivables and collateralized by certain members of the Company's Board of Directors. This line expires October 1997 and bears interest at prime plus 1.375%. At December 31, 1995 and at September 30, 1996, $717,651 and $749,311 was outstanding on the line of credit, respectively.


Notes payable to shareholders

During 1995, certain Directors advanced the Company approximately $213,000, payable on demand and at 9% interest. Certain of the Company's Directors converted $200,350 of this note to 244,329 shares of common stock prior to year end (note 10). At December 31, 1995 and September 30, 1996, the remaining $13,000 is included in notes payable to shareholders - short term.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements


7. Licensing Contracts

New England Fertilizer

In October 1994, the Company entered into a Master License Agreement and a
   Marketing Agreement with New England Fertilizer Company ("NEFCO"). NEFCO operates a sludge management facility in Quincy, Massachusetts for the Massachusetts Water Resources Authority. This facility produces a mechanically dried sewage sludge which it converts to an environmentally safe product termed "fertilizer-grade biosolids."

Under the Master License Agreement, NEFCO has an exclusive license in all states east of the Mississippi River for Harmony's patented processes. The resultant product is an enhancement of the generally low analysis biosolids to produce virtually any formulation desired. NEFCO intends to utilize Harmony's technology and know-how to upgrade the biosolids produced at the Quincy plant and to utilize the combination of the Harmony process and mechanical drying to offer sludge management programs to other generators in the United States. NEFCO also expects to utilize the Harmony process to offer product management services to others who may already mechanically dry sludges.

Under the Marketing Agreement, Harmony will act as NEFCO's sales agent for both enhanced and unenhanced biosolids. All fertilizer grade biosolid products marketed under this agreement will be sold under NEFCO-owned or licensed brand names; Harmony's existing brand names will be applied only to poultry manure.

Under the Master License Agreement, NEFCO paid Harmony $250,000 upon signing.
   Each year, for four years, on the anniversary date of the Master License Agreement, NEFCO will pay to Harmony $70,000. This receivable has been discounted: $63,800 is included on the balance sheet as Licensing receivable
   - short term and $118,700 is included in Licensing receivable - long term both at December 31, 1995 and September 30, 1996. NEFCO must meet certain minimum performance requirements to retain its right to sub-license the technology over time. Harmony will receive a fee equaling 1/2% of the total cost to build a facility which employs Harmony technology. Under the Marketing Agreement, Harmony will receive a marketing fee of 15% of the net invoiced sales by NEFCO for each location operated by NEFCO. This percentage will subsequently decrease to 10% after three years. For the three and nine months ended September 30, 1995 and 1996, the Company recognized other operating income (expense) for net commissions accrued under the Marketing Agreement of $(1,039) and $5,846 (three months) and $11,754 and $33,127 (nine months), respectively.


Animal Feed Sublicense

   In June 1995 the Company sublicensed to the inventors of its technology the Harmony technology expressly related to animal nutrition in North America for the life of the related patents. In consideration for the sublicense, certain reductions were made to the existing royalty structure with the inventors (note 5).
                                                                   (continued)

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

7. Licensing Contracts   (continued)

Australia

On December 31, 1995 the Company entered into a Licensing and Consulting Agreement ("Agreement") with Bio-Recycle (Aust.) Pty. Ltd. ("Bio-Recycle"), an Australian company that specializes in the recycling of organic waste streams. Under the provisions of the Agreement, Harmony licenses to Bio-Recycle the rights to the Company's patents and know how for an exclusive territory that includes Australia, Malaysia, Indonesia and New Zealand. The Agreement requires Harmony to provide certain technical, engineering and equipment design consulting services after a facility fee has been paid. Finally, the Agreement licenses to Bio-Recycle the right to use certain Harmony trademarks, tradenames and copyrighted materials.

Bio-Recycle does not plan to begin construction of a facility incorporating Harmony's patented technology immediately; however, under provisions of the Agreement, Bio-Recycle must meet certain plant construction thresholds in order to maintain its rights under the Agreement.

As of December 1995, the Company has no further obligations under the agreement and recorded other operating income $85,000 (net of royalties due to the Inventors) and a corresponding short term receivable of $100,000 for the Australian licensing Agreement. Bio-Recycle has paid $66,000 on its obligation to Harmony as of September 30, 1996. The Company has a corresponding short term receivable of $34,000 from Bio-Recycle as of September 30, 1996. For the period ended September 30, 1995 and 1996 there were no other operating revenues related to this contract.


8. Long-term Debt

Long-term debt at December 31, 1995 and September 30, 1996 consists of the following:

                                                                                   December 31,       September 30,
                                                                                      1995                1996
                                                                                                       (unaudited)
Industrial Development Bonds, due in annual amounts of $350,000 from March 1, 1993 to 1998; final amount of $400,000 due on
March 1, 1999; the interest rate floats with market rates, has a maximum interest rate of 15% and is due monthly; the average interest rate during 1994 and 1995 was 3.17% and 4.25%, respectively.
Paid off June 30, 1995.$                                                                  -                   -

7.75% mortgage note payable in monthly installments of
$2,918, including interest, due January 1999; secured by
property.  Property sold and debt repaid August 31, 1995.                                 -                   -

7-1/2% to 12% capitalized leases and 9-1/2% to 13% vehicle loans;
payable in monthly installments, including interest, secured by
equipment and vehicles; final payment due February 1999.                             28,169              24,308
                                                                                     ------              ------

                  Total long-term debt                                               28,169              24,308

Less current installments                                                            13,135              13,144
                                                                                     ------              ------

                  Long-term debt, excluding current
                       installments                                                 $15,034              11,164
                                                                                     ======              ======

                                                               (continued)

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

8. Long-term Debt   (continued)

Industrial Development Bonds

In June 1995, the Company repaid the entire balance due on the Industrial
   Development Bonds from the proceeds of a stock sale to certain Directors (note 10). The Company had entered into a bond issuance agreement in September 1990 in the amount of $2,500,000 with the Industrial Development Authority of the City of Chesapeake, Virginia. The bonds were used for the acquisition and construction of a fertilizer and animal feed manufacturing facility and for the costs of issuing the bonds.

The bonds were secured by a letter of credit in the amount of approximately
   $1,516,000 and the fertilizer and animal feed manufacturing facility.

Mortgage Note Payable

The mortgage on the Company's home office building had a fixed interest of 7.75% with a 15 year amortization and had a 5 year call option for the bank. As discussed in note 4, the Company sold its office building during the third quarter of 1995.

9. Income Taxes

As discussed in Note 1, the Company adopted Financial Accounting Standards No.
   109 as of January 1, 1993.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and September 30, 1996 are presented below:

                                                   December 31,   September 30,
                                                       1995           1996
                                                                   (unaudited)

 Deferred tax assets and (liabilities):
   Net operating loss carryforwards                $  1,959,000      2,100,000
   Prepaid expenses, due to differences
     in amortization                                     14,000         14,000
   Allowance for doubtful accounts                        1,000          1,000
   Research and development credits                      43,000         43,000
   Start-up costs capitalized for tax purposes                -              -
   Intangible assets, due to differences in
     basis and amortization                              (7,000)        (7,000)
   Property, plant and equipment, due to
     differences in basis and depreciation                1,000          1,000
     Less: valuation allowance                       (2,011,000)    (2,152,000)
                                                   -------------    -----------

     Net deferred taxes                            $          -              -
                                                   =============    ===========

The valuation allowance for deferred tax assets as of December 31, 1995 was $2,011,000. The net change in the total valuation allowance for the nine months ended September 30, 1996 was an increase of $141,000.

At September 30, 1996, the Company has net operating loss carryforwards for federal income tax purposes of approximately $8.6 million which are available to offset federal taxable income, if any, through 2009.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

10. Common Stock

The following shares of stock were purchased or exchanged for debt by certain of the Company's Board of Directors during 1995:

                  Date              Shares           Amount            Price
               June 30              741,982      $   2,700,812        $ 3.64
           December 13              122,058            400,350          3.28
                                    -------       ------------
                 Total              864,040      $   3,101,162
                                    =======       ============

On June 30, 1995, certain of the Company's Board of Directors determined to recapitalize the Company by purchasing common stock (notes 6 and 8). The share price of $3.64 for the shares issued in this recapitalization was determined by averaging the closing bid and closing ask price of the stock for the thirty days prior to June 30, 1995. The Company and the Board had agreed to increase the purchase price per share, and accordingly reduce the number of shares purchased, had the average of the closing bid and closing ask price of the stock for the 30 days after June 30, 1995 been higher. As this average was lower, the stock was valued by reference to the higher June prices.

On December 13, 1995, the Company converted a $200,350 loan to shareholders into common stock as well as an additional purchase of $200,000 in common stock. The price paid for the stock represented the prior thirty day average of the closing bid and closing ask prices for the stock or the average of the closing bid and closing ask price on the day of the subscription, whichever was greater.

The following shares of stock were purchased by certain of the Company's Board of Directors during 1996:

                  Date              Shares           Amount            Price
                  ----              ------           ------            -----
              March 22              22,728        $    90,000        $ 3.96
              April 30              25,254           100,000           3.96
              August 1              40,000           100,000           2.50
          September 10              40,000           100,000           2.50
                                    ------           -------
                                   127,982        $  390,000
                                   =======           =======

The price paid for the stock represented the prior thirty day average of the closing bid and closing ask prices for the stock or the average of the closing bid and closing ask price on the day of the subscription, whichever was greater. Since the Company's stock was no longer traded OTC as of May 9, 1996, the Company used the "stated" value of the stock offered in a now expired letter of intent to purchase the Company as an indication of stock value for the August and September 1996 transactions.

At the Company's 1996 Annual Meeting of Shareholders held May 3, 1996 the
   Company's shareholders approved an amendment to the Company's Articles of Incorporation that (i) decreased the aggregate number of authorized shares of Common Stock from 10,000,000 shares of Common Stock ("Old Shares") to 2,500,000 shares of Common Stock ("New Shares"); (ii) provided that each outstanding Old Share would be automatically converted into one-fourth of one New Share; and (iii) provided that after the effective date of the Amendment, holders of certificates for the Old Shares would not be entitled to receive dividends, to vote or to exercise any rights as shareholders of the Company until certificates representing the Old Shares were surrendered for certificates representing the New Shares. The approval of the Amendment by the Company's shareholders resulted in a one-for-four reverse stock split of the Company's Common Stock. All references to shares or share prices in the financial statements reflect the one-for-four reverse stock split.

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements

11. Incentive Stock Option Plans

Incentive Stock Option Plan -1991

In September 1991, the Company adopted an Incentive Stock Option Plan (the
   Plan). The Plan provides, in the aggregate, for the grant of incentive stock options to selected employees and officers to purchase up to 25,000 shares. The Plan has 1,125 stock options outstanding at an exercise price of $6 per share. Options must be exercised within five years from the date granted. Generally, unless the compensation committee grants special concessions, options may be exercised only when the optionee is in the employment of the Company, except in the case of death of the employee, in which case unexpired, unexercised options may be exercised within six months of death, by the optionee's estate.

Long-term Incentive Plan - 1993

In April 1993, the Shareholders approved the 1993 Long-term Incentive Plan (the
   1993 Plan). The purpose of the 1993 Plan is to enable the Company to reward existing directors for guaranteeing certain debts of the Company and lending money directly to the Company during 1992, to attract and retain qualified directors and employees, and increase the proprietary interest of such persons in the Company in order to provide such persons with additional motivation to continue serving the Company and to further its growth and achieve profitability. The 1993 Plan is intended to provide the Company with greater flexibility to address the compensation needs of employees.

Under the 1993 Plan, 25,000 options are available for distribution to employees and directors at the discretion of the Company's Option Committee. A total of 4,938 options have been granted to employees at exercise prices ranging between $5 and $10. Options granted must be exercised within ten years from the date granted. Generally, unless the compensation committee grants special concessions, options may be exercised only when the optionee is in the employment of the Company, except in the case of death of the employee, in which case unexpired, unexercised options may be exercised within six months of death, by the optionee's estate.


12. Liquidity and Capital Resources

Since inception, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. Additionally, since its inception, the Directors have, from time to time, provided working capital and credit enhancement to the Company. During 1994, the Directors purchased an additional $1.2 million of common stock. During 1995 certain of the Company's Board of Directors purchased $3.1 million of common stock in an effort to reduce the Company's debt load and provide working capital. Certain Directors have purchased $390,000 of common stock thus far in 1996.

Due to the Company's inability to meet certain NASDAQ listing requirements, the Company's common stock was delisted from the NASDAQ Small Cap Market as of May 9, 1996. The common stock is now quoted on the NNOTC Bulletin Board, an NASD sponsored and operated quotation system for equity securities not included in the NASDAQ stock market. The inability of the Company to list its common stock on the NASDAQ Small Cap Market has proved to, and the Company believes will continue to materially adversely affect the liquidity of the Company's common stock.

                                                              (continued)
                                       13

                             HARMONY PRODUCTS, INC.

                          Notes to Financial Statements


12. Liquidity and Capital Resources  (continued)

Management believes that the equity infusions already made by certain of the Company's Directors plus infusions expected of such Directors in the last two months of 1996, plus cash generated from future operations including any cash generated from potential licensing arrangements will provide the Company with sufficient sources of cash flow during 1996. The members of the Company's Board have informed Management that they will not invest any significant further cash into the Company. Given this, Management does not believe that the Company will be able to generate sufficient cash from any sources to operate the Company beyond the end of 1996. The Company will be unable to fund its operations beyond 1996, as the Company has been unable to locate any available alternative methods of financing.


13. Contingencies

As the Company's products are low in analyses (nitrogen, phosphorus and potassium) and the nitrogen in the products is generally 60% water insoluble, management believes the products have a minimal effect on the environment. Accordingly, the Company believes that it does not need, and it does not maintain, insurance for any environmental claims which might result from the release of its products into the environment in a manner or in concentrations not permitted by law.

                                     Part 1

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, this report contains forward-looking statements that are subject to risks and uncertainties that could cause the Company's actual results to differ materially from those anticipated in these forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Management's analysis only as of the date of this report.

Three and Nine months ended September 30, 1996 versus three and nine months ended September 30, 1995


Net revenues For the three months ended September 30, 1996, net revenues decreased from the same period last year by $18,571 from $238,202 to $219,631 or 7.8%. For the nine months ended September 30, 1996 net revenues decreased from the same period last year by $489,743 from $1,506,481 to $1,016,738 or 32.5%.
The Company believes the decrease in net revenues is primarily attributable to the unseasonably wet and cold weather experienced by the Midwest and northeastern areas of the United States, which comprise the primary markets for the Company's products. Though the volume of products sold by the Company, or on which the Company receives sales commissions, during 1996 closely approximated the volumes sold during 1995, the late and wet spring caused a change in the product mix such that a greater portion of the 1996 shipments were lower priced products. In addition to the difficulties associated with the weather, the operational problems associated with the contract manufacturers of the Company's Bridge products also were a cause of the decreased sales of the premium products. Though the Company was able to effectively manufacture its Bridge products at several locations during the spring, the drying and screening operations at these facilities were primarily configured for handling and screening agricultural grades of fertilizer as opposed to turf grades in which the Company specializes. This led to some difficulty in scheduling production runs as well as the double and triple handling of the product, which in addition to reducing sales volume, had an unfavorable impact on gross margins.


Gross loss Gross loss for the three and nine months ended September 30, 1996 was $75,207 and $155,096, respectively. This compares to a gross loss of $4,273 and $412,672 for the same three and nine month periods in 1995. This improvement - on a lower sales base - is primarily attributable to the June 1995 reorganization associated with the closing of the Company's primary production line at its Chesapeake facility combined with a cash infusion from certain members of the Company's Board of Directors. The loss for the nine month period ending September 30, 1996 was also negatively impacted by certain rework necessary to correct packaging errors that occurred at the Chesapeake facility. Additionally, the Company deferred certain costs in the third quarter of 1995 as turnaround costs to be amortized prospectively. There were no turnaround costs in the third quarter 1996. Substantial increases in sales volumes are necessary, however, for the Company to break even on a gross margin basis.


Operating expenses Operating expenses of $189,701 and $530,844 for the three and nine months ended September 30, 1996, respectively, were significantly lower than 1995's levels of $197,880 and $2,573,990. The decrease from 1995's levels is primarily attributable to an accrual for the estimated loss on disposal of the Company's primary processing equipment of $1,878,602 for the nine months ended September 30, 1995. Without regard to this charge, operating expenses decreased by $8,179 or 4.1% for the three months ended September 30, 1996 and by $164,544 or 23.6% for the nine month period ended September 30, 1996.

During the second quarter of 1995, management of the Company closed its batch oriented primary production line at its manufacturing facility in Chesapeake Virginia. The Company believes that new advancements in the Company's technology permit it to utilize other manufacturers to produce its products at lower manufacturing costs than those associated with its Chesapeake facility. Since completing construction of the primary line in 1991, the Company has developed the continuous process method of manufacturing its products as well as the ability to make its organic based Bridge(R) products in conventional fertilizer granulation facilities. In connection with the shut down and dismantling of its primary line, the Company accrued an estimated loss on the disposal of certain fixed assets (comprised primarily of production equipment) of $1,878,602 for the nine months ended September 30, 1995. This estimated loss on disposal represents a write-off of the book value of the equipment expected to be disposed of, net of any estimated salvage value, as well as an accrual for the costs that will be incurred to dismantle and sell the equipment. No similar charges were incurred during 1996. Reductions in operating expenses for the three and nine months ended September 30, 1996 would have been much greater, but for the expenses related to the proposed purchase of the Company by Cypress Chemical Company which was announced in August. Though efforts to sell the Company to Cypress discontinued in October, considerable professional expenses were incurred during the due diligence and negotiation phases of that proposed transaction which occurred during the third quarter. Also, during the nine months ended September 30, 1996 substantial expenses were incurred in the Company's unsuccessful attempt to maintain its listing on the NASDAQ Small Cap Market.


The primary reasons for the decreases in operating expenses are the following factors:

Marketing and promotion expenses decreased from $87,311 in 1995 to $43,801 for the three months ended September 30, 1996, a decrease of $43,510 or 49.8% from 1995's level. For the nine months ended September 30, 1995, marketing and promotion expenses decreased from $306,917 in 1995 to $137,379, a decrease of $169,538 or 55.2% over the same period in 1995. These decreases are the result of general cost cutting measures due to the general cash tightness of the Company as well as timing differences in expenses. The Company does not believe it will be able to invest any material amounts in the foreseeable future on marketing and promotion as discussed below in the Plan of Operation. The Company's sales volumes are unlikely to increase absent such an infusion and could, in fact, continue to decrease due to the lack of necessary cash for such items.

General and administrative expenses increased from $99,522 to $138,003, an increase of $38,481 or 38.7% for the three months ended September 30, 1996. For the nine month period ended September 30, 1996 general and administrative expenses increased from $329,902 to $374,455, an increase of $44,553 or 13.5%. These increases were primarily due to timing of expenditures, management's efforts to locate third party financing, professional expenses related to the proposed sale of the Company and expenses incurred with the Company's unsuccessful attempt to continue listing its common stock on the NASDAQ Small Cap Market.

Royalties and commissions decreased for the three months ended September 30, 1996, from $5,346 to $20, and for the nine month period, decreased from $39,132 in 1995 to $2,972 in 1996. This decrease occurred due to the change in the royalty structure negotiated by the Company in 1995, the decline in sales volume and because many accounts being sold in 1996 have been the result of in house sales not requiring the payment of a commission.


Interest expense Interest expense decreased from $25,774 for the three months ended September 30, 1995 to $18,782 for the same period in 1996; and, for the nine month period decreased from $183,765 in 1995 to $56,956 in 1996. These decreases are due to Company's reorganization in June 1995 which significantly reduced the Company's debt load.

Financial position as of September 30, 1996

Since inception, the Company has not been profitable and has not generated sufficient cash flow from operations to fund itself. Additionally, since its inception, the Directors have, from time to time, provided working capital and credit enhancement to the Company. During 1994, the Directors purchased an additional $1.2 million of common stock. During 1995 certain of the Company's Board of Directors purchased $3.1 million of common stock in an effort to reduce the Company's debt load and provide working capital. Certain Directors have purchased $390,000 of common stock thus far in 1996.

Due to the Company's inability to meet certain NASDAQ listing requirements, the Company's common stock was delisted from the NASDAQ Small Cap Market as of May 9, 1996. The common stock is now quoted on the NNOTC Bulletin Board, an NASD sponsored and operated quotation system for equity securities not included in the NASDAQ stock market. The inability of the Company to list its common stock on the NASDAQ Small Cap Market has proved to, and the Company believes will continue to materially adversely affect the liquidity of the Company's common stock.

Management believes that the equity infusions already made by certain of the Company's Directors plus infusions expected of such Directors in the last two months of 1996, plus cash generated from future operations including any cash generated from potential licensing arrangements will provide the Company with sufficient sources of cash flow during 1996. The members of the Company's Board have informed Management that they will not invest any significant further cash into the Company. Given this, Management does not believe that the Company will be able to generate sufficient cash from any sources to operate the Company beyond the end of 1996. The Company will be unable to fund its operations beyond 1996, as the Company has been unable to locate alternative methods of financing.


Plan of operation

In order to continue operating the Company, a totally unexpected and substantial increase in sales volume needs to occur. However, this increase will not occur unless adequate support for the products is available in the form of marketing and advertising dollars, which the Company has no reason to believe will be forthcoming. To remain operating, the Company must be able to obtain a significant cash infusion to, among other things, help support its products with advertising campaigns that are sponsored by both the retailer and the manufacturer. Large advertising campaigns, however, require a large financial commitment. At Harmony's current sales volume, the size campaign needed is not possible or even conceivable. Management of the Company continues to look for other means of financing the product support needed, including follow through of potential technology arrangements and possible third parties, however it is unlikely that such funds or parties will be found.

The Company believes that consumers and professionals will eventually purchase more organic and organic base fertilizers over time. Further, the Company expects that its products and technology might benefit from the continued attention and adverse publicity received by the mismanagement of waste streams. As mentioned throughout this report, Management does not believe such a cash infusion is forthcoming from any source.

Part II - Other Information

Item 6.  Exhibits and reports on Form 8-K

         (a).  Exhibits

              None

         (b).  Reports on Form 8-K

              On August 23, 1996, the Company filed a report on Form 8-K under
              Item 1(b) (Changes in Control of Registrant) regarding a non-binding Letter of Intent the Company entered into with Cypress Chemical Company ("Cypress") dated August 14, 1996, pursuant to which Cypress would acquire all of the outstanding shares of Harmony.

              On October 23, 1996, the Company filed a report on Form 8-K under
              Item 1(b) (Changes in Control of Registrant) announcing that the non-binding Letter of Intent between the Company and Cypress Chemical Company had expired and that all negotiations regarding any possible sale had been terminated.

                                                     SIGNATURE


In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                     Harmony Products, Inc.
                                                          (Registrant)


                                                 By: /s/ Gregory R. Gill
                                                    ---------------------
                                                     Gregory R. Gill
                                                     President and Treasurer

November 12, 1996

                                    SIGNATURE


In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                             Harmony Products, Inc.
                                                  (Registrant)


                                            By:____________________________
                                                  Gregory R. Gill
                                                  President and Treasurer
November 12, 1996

                                       19